UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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SYSCO CORPORATION

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Sysco

Sysco®

At the heart of
food and service

2020 PROXY STATEMENT

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LETTER FROM OUR CEO AND EXECUTIVE CHAIRMAN

Dear Sysco Stockholder,

This past year has been historic for Sysco on many levels. Fiscal 2020 marked the Company’s 50th anniversary, we made a number of key hires in our executive ranks to continue driving our strategy, and we are managing through what can easily be described as the biggest crisis our industry has faced in modern times. Amidst the many changes, opportunities and challenges of this year, it is the Company’s proud, successful history, our commitment to sound corporate governance, and a foundation strongly rooted in the passion and commitment of our global associates that enables us to rise up in the face of adversity and emerge as a stronger company.

Our Strategy and Performance in Fiscal 20201

The impact of the COVID-19 crisis on our FY20 outcomes has been more substantial than any other event throughout the Company’s history. Through concerted action, our team swiftly put into place a thorough four-part plan to address the current environment and position Sysco for future success: creating new sources of revenue, implementing immediate cost controls, strengthening our liquidity, and accelerating the strategic initiatives that will enhance our success in the post-COVID world. Executing on these measures quickly and effectively has enabled us to stabilize the business, and we are highly confident in our plan to continue navigating beyond the current crisis.

The COVID-19 crisis significantly impacted Sysco’s FY20 financial results; its impact has been more substantial than any other event throughout the company’s history.

Sysco sales were $52.9 billion in Fiscal 2020, a decrease of $7.2 billion versus the prior year. Volume and sales softness as a result of the pandemic drove a gross profit decrease of 13% to $9.9 billion. Operating expense increased 1% and adjusted operating expense decreased 6%, which resulted in an operating income decrease of 68% to $750 million and an adjusted operating income decrease of 37% to $1.7 billion. Despite these declines, we remain a profitable company. We delivered earnings per share of $0.42, and adjusted earnings per share of $2.01, while returning more than $1.7 billion in value to shareholders through dividends and share buybacks.

Sysco’s Transformation for Long-Term, Profitable Growth

Looking ahead, we are accelerating our strategic transformation as we continue into Fiscal 2021. We have a strong plan in place, which includes several key areas of focus that will enable us to deliver on our commitments and drive the results needed to position our customers, and Sysco, for success. Our transformative change will be driven by the following key areas:

1.	Customer Digital Platforms – We are accelerating work across our customer-facing tools and technology, including our digital order entry platform, Sysco Shop, and our CRM tool utilized by our salesforce.
2.	Sales Transformation – We are elevating our selling effectiveness with an improved, more customer-centric structure and enhanced specialist expertise to increase our competitive advantage, better support our customers and unleash the full power of our sales organization.
3.	Regionalization – We are regionalizing our U.S. Broadline business, which is the key enabler of our other U.S. transformation initiatives.
4.	Structural Cost Out – We removed $350 million of annualized, permanent costs from the business and will further advance our ability to reduce structural costs in the coming fiscal year.

These priorities will keep our team focused on delivering the capabilities needed to accelerate our progress and succeed in the marketplace and position us to be a stronger Sysco for the future.

Board Leadership

At Sysco, we continuously strive for the most effective Board and leadership structure to oversee our strategy, promote the Company’s performance, drive meaningful operating improvements, and represent the long-term interests of Sysco’s stockholders. As a result of the Board’s continual assessment, and as part of our thoughtful succession process, at this Annual Meeting, our Board will be transitioning to an independent, non-executive Chairman structure. You will find detailed information about our Board leadership structure on page 12.

[1]	This paragraph contains non-GAAP financial measures, which are denoted as “adjusted.” See pages 89 through 94 in the accompanying Proxy Statement for a reconciliation of these non-GAAP measures to the corresponding GAAP results and an explanation of the adjustments that we have made in order to calculate these adjusted measures.

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Sysco’s Ongoing Commitment to Corporate Social Responsibility

Our Board is actively engaged in overseeing Sysco’s Corporate Social Responsibility (CSR) efforts, manifested in our objective of Delivering a Better Tomorrow and three-pillar commitment to People, Products and Planet. By caring for our people, responsibly sourcing our products and working to protect the planet, we continue to make considerable progress toward achieving the 2025 CSR goals that we established two years ago. Since the start of the pandemic, Sysco has donated more than 30 million meals as part of our community response strategy, and we are proud to partner with organizations like Feeding America, Second Harvest and many other charitable organizations to ensure much-needed food is getting to those in greatest need. In addition to meal donations, we continue to place substantial focus on diversity and inclusiveness at Sysco and have specific initiatives in progress to drive further improvements. We recognize that a conscientious approach to environmental stewardship, community responsibility and human capital management is crucial to building a sustainable business and protecting long-term value.

On behalf of our Board of Directors and all our Sysco associates, thank you for your continued support and trust in Sysco.

Kevin Hourican, President and Chief Executive Officer	Ed Shirley, Executive Chairman

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1390 Enclave Parkway

Houston, Texas 77077-2099

Notice of Annual Meeting of Stockholders

November 20, 2020

10:00 a.m. (Central Time)

The Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation, will be held on Friday, November 20, 2020, at 10:00 a.m. (Central Time). Due to the public health concerns regarding the novel coronavirus disease (“COVID-19”) pandemic, we are holding the Annual Meeting in a virtual-only meeting format to support the health and well-being of our stockholders and our employees. You will not be able to attend the Annual Meeting at a physical location. We believe this format will provide you a consistent experience and allow your participation in the Annual Meeting regardless of your location. You will be able to submit questions during the meeting using online tools, providing you with the opportunity for meaningful engagement with the Company. For more information about the virtual-only meeting format, please see Question 5, “How do I attend the Annual Meeting?” on page 85 of the accompanying proxy statement.

Items of Business

During the Annual Meeting, you will be asked to:

1.	Elect as directors the twelve nominees named in the accompanying proxy statement to serve until the Annual Meeting of Stockholders in 2021;
2.	Vote on an advisory resolution to approve the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement;
3.	Ratify the appointment of Ernst & Young LLP as Sysco’s independent registered public accounting firm for fiscal 2021; and
4.	Transact any other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Record Date

The record date for the Annual Meeting is September 21, 2020. Only stockholders of record of the Company’s common stock at the close of business on the record date will be entitled to receive notice of and to vote during the Annual Meeting or any adjournment or postponement thereof.

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Voting Your Proxy

For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy statement, on your enclosed proxy card. To cast your vote during the Annual Meeting, you will need to enter the 16-digit control number found on the notice or proxy card, as applicable, at the time you log into the meeting at virtualshareholdermeeting.com/SYY2020. You may inspect a list of stockholders of record at the Company’s headquarters during regular business hours within the 10-day period before the Annual Meeting or during the Annual Meeting when you log in at virtualshareholdermeeting.com/SYY2020.

Dated and first mailed to stockholders on or about October 7, 2020

Houston, Texas

By Order of the Board of Directors

Eve M. McFadden

Senior Vice President, Legal, General Counsel

and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 20, 2020

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 27, 2020 are available at www.proxyvote.com.

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Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077-2099

October 7, 2020

PROXY STATEMENT

We are providing you with a Notice of Internet Availability of Proxy Materials and access to these proxy materials, which include this 2020 Proxy Statement, the proxy card for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and our Annual Report on Form 10-K for fiscal 2020, because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” or “Sysco,” as used in this proxy statement, refer to Sysco Corporation.

2020 Annual Meeting of Stockholders

•	Date and Time: Friday, November 20, 2020 at 10:00 a.m. (Central Time)

•	Venue: Virtual Annual Meeting (available at www.virtualshareholdermeeting.com/SYY2020). Our Annual Meeting will be held online in a virtual-only meeting format. For more information about the virtual-only meeting format, please see “Questions and Answers About the Meeting and Voting—5 How do I attend the Annual Meeting?” below.

•	Record Date: September 21, 2020. At the close of business on the Record Date, there were 509,093,137 shares of Sysco Corporation common stock (“common stock”) outstanding and entitled to vote at the Annual Meeting. All of our current directors and executive officers (23 persons) beneficially owned, directly or indirectly, an aggregate of 26,342,235 shares, which was approximately 5.17% of our outstanding Common Stock as of the Record Date.

Only owners of shares of common stock as of the close of business on the Record Date are entitled to notice of, and to vote during the Annual Meeting or at any adjournments or postponements of the Annual Meeting. Each stockholder is entitled to one vote for each share owned on the Record Date on each matter presented at the Annual Meeting.

Voting Matters and Board Recommendations

Our Board Vote Recommendation
Election of Twelve Director Nominees (page 20)	FOR each Director Nominee
Advisory Vote on Executive Compensation (page 79)	FOR
Ratification of Independent Registered Public Accounting Firm (page 82)	FOR

Important Dates for 2021 Annual Meeting of Stockholders (page 83)

•	If you would like to present a proposal under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at our 2021 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 9, 2021. If the date of our 2021 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals.

•	If you would like to present business at our 2021 Annual Meeting outside of the stockholder proposal rules of Rule 14a-8 of the Exchange Act and, instead, pursuant to Article I, Section 8 of the Company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 22, 2021, but not before July 13, 2021, and you must be a stockholder of record on the date you provide notice of your proposal to the Company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

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CORPORATE GOVERNANCE

We believe good corporate governance is critical to achieving business success. The Board has adopted certain documents, referred to herein as our Governance Documents, to provide a general framework for the Company and reflect our commitment to sound governance practices, including:

•	Sysco’s bylaws;

•	the Corporate Governance Guidelines;

•	the Charters of the Board’s committees; and

•	the Global Code of Conduct.

These Governance Documents outline the functions of the Board, each of the Board’s committees, director responsibilities, and various processes and procedures designed to ensure effective and responsive governance.

The Corporate Governance Guidelines comply with the listing standards of the New York Stock Exchange (“NYSE”) and include guidelines for determining director independence and qualifications. These guidelines define qualities and characteristics utilized in evaluating if an existing Board member or candidate meets the qualifications for service as a Sysco Board member. Additionally, diversity, skills, experience and time available for service (including consideration of other board service) are all important considerations. The Corporate Governance and Nominating Committee regularly reviews the Governance Documents and recommends revisions to the Board from time to time to reflect developments in the law and corporate governance practices.

Copies of the Governance Documents can be accessed from the corporate governance section of the Company’s website at “Investors—Corporate Governance” at www.sysco.com. These documents will also be provided without charge to any stockholder upon written request to the Corporate Secretary at Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077. The information on any website referenced in this proxy statement, including www.sysco.com, is not deemed to be part of or incorporated by reference into this proxy statement.

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Governance Highlights

BOARD COMPOSITION AND ACCOUNTABILITY:

Board Leadership	•	In January 2020, the Board of Directors elected Mr. Shirley as Executive Chairman, on an interim basis, succeeding Mr. Bené as Chairman of the Board, effective on January 10, 2020
	•	The independent directors elected Mr. Bradley M. Halverson as the Company’s independent Lead Director, effective on January 10, 2020
	•	In January 2020, the Board of Directors elected Mr. Hourican as President and Chief Executive Officer, succeeding Mr. Bené as President and Chief Executive Officer, effective February 1, 2020
	•	Each Board committee (other than the Executive Committee) is chaired by an independent director

Board Refreshment & Director Tenure Policy	•	Established 15-year limit on director tenure
	•	Since 2016, the Board has elected six new independent directors – Messrs. Brutto, Halverson and Shirley (in
September 2016), Ms. Talton (in September 2017), Mr. Hinshaw (in April 2018) and Ms. Lundquist (in November 2019)
	•	Ms. Newcomb is not standing for re-election at the Annual Meeting

Board Evaluations	•	Annual Board and committee self-evaluations aim to increase Board effectiveness and inform future Board refreshment efforts
	•	Periodic 360-degree individual director performance evaluations of selected directors

Director Independence	•	At least a majority of our directors must meet the NYSE criteria for independence, as well as the additional criteria set forth in the Corporate Governance Guidelines
	•	All members of the Audit, Compensation and Leadership Development and Corporate Governance and Nominating Committees must be independent under the applicable NYSE and SEC standards
	•	Our Board has determined that all director nominees, other than the CEO, are (or in the case of Mr. Shirley, will be) independent under these standards (representing 91.7% of the Board); Mr. Shirley, our current Executive Chairman serving on an interim basis, will be independent at the time of the Annual Meeting upon the effectiveness of his appointment as Non-Executive Chairman of the Board

Annual Elections	•	All of our directors are elected annually

Director Overboarding Policy	•	Non-employee directors should generally not serve on more than four additional public-company boards of directors

Change in Occupation	•	Any director who materially changes principal occupation or business association is required to tender his or her offer to resign to Chairman of the Board and Chairman of the Corporate Governance and Nominating Committee

Risk Oversight	•	Board works through its committees and senior management to exercise oversight of the enterprise risk management process

STOCKHOLDER RIGHTS:

Proxy Access	•	Stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least 3 years (as of the time of submission of the nomination) may nominate a number of director nominees equal to the greater of 2 or 20% (rounded down) of the total number of directors constituting our Board, subject to applicable limitations and procedural requirements

Right to Call Special Meeting	•	Stockholders holding at least 25% of our outstanding common stock have the right to call a special meeting of stockholders, subject to applicable limitations and procedural requirements

Action by Written Consent	•	Stockholders having at least the minimum voting power required to take a corporate action may do so by a written consent in lieu of calling a stockholders meeting

Majority Voting Standard	•	Each of our directors is elected by a majority of votes cast in an uncontested election
	•	Any incumbent director failing to receive more “for” than “against” votes is required to tender his or her offer to resign to the Board

Single Voting Class	•	We have only one class of stock, common stock, that is entitled to vote on the election of directors and other matters submitted to a vote of stockholders

Stockholder Engagement	•	We prioritize a program of regular engagement with our stockholders regarding matters of corporate governance
	•	Participation by Mr. Shirley, our Executive Chairman, Mr. Cassaday, the Chair of our Compensation and Leadership Development Committee, and Mr. Glasscock, the Chair of our Corporate Governance and Nominating Committee

No Poison Pill	•	We do not have a poison pill or similar stockholder rights plan

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Board Leadership Structure

Effective February 1, 2020, the Board appointed Mr. Kevin P. Hourican as President and Chief Executive Officer (“CEO”) and as a member of the Board and the Executive Committee of the Board, to succeed Mr. Thomas L. Bené, who voluntarily resigned from his officer and director positions with the Company. In addition, effective as of January 10, 2020, the Board named Mr. Edward D. Shirley, the former independent Lead Director of the Board, as the Executive Chair of the Board on an interim basis, to facilitate Mr. Hourican’s successful transition to his new role as Sysco’s CEO. The Board also named Mr. Bradley M. Halverson as the independent Lead Director of the Board, effective as of January 10, 2020.

In his role as Executive Chair, Mr. Shirley provided guidance and coaching to the CEO to support his transition, in addition to his other responsibilities, which include:

•	reviewing meeting agendas and schedules for meetings of the Board with the CEO and the independent Lead Director;

•	overseeing and approving information and materials sent to the Board;

•	being available for consultation and director communication;

•	reviewing with the independent Lead Director and the CEO the nature and content of director communications in response to inquiries from outside parties; and

•	in consultation with the independent Lead Director and the CEO, reviewing written communications between directors and officers or employees of the Company.

In August 2020, the Board determined to conclude Mr. Shirley’s interim service as Executive Chairman of the Board, appointing him as the independent, non-executive Chairman of the Board, effective as of the Annual Meeting. Concurrent with this appointment, Mr. Halverson is expected to conclude his service as independent Lead Director, as the Lead Director’s key responsibilities, including serving as the primary liaison between the independent directors and the CEO, and presiding at meetings of the non-employee and independent directors, will be fulfilled by the non-executive Chairman of the Board.

With respect to the roles of Chairman and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances.

The Board believes, at this time, that the separation of the roles of Chairman and CEO is in the best interest of Sysco and its stockholders and the most effective leadership structure for the Company. The Board regularly reviews its leadership structure, including during the Board’s annual evaluation process, to determine the most appropriate arrangement. Since the Company was founded in 1969, the Board from time to time has established a variety of Board leadership structures, including independent Board Chairs, as well as those serving as Executive Chair or combined CEO/Chair.

The Board believes that its approved leadership structure, which includes its independent, non-executive Chairman of the Board as described above, best enables the Board to provide effective, independent oversight of the Company. In addition, the Board has implemented several corporate governance policies and practices that promote a strong, effective and independent Board, which are described above under “—Governance Highlights.”

The independent directors meet regularly in executive session without the CEO or any other member of management present, and in fiscal 2020 met five times. Mr. Shirley, followed by Mr. Halverson beginning in January 2020, each serving as independent Lead Director, presided over the sessions of the independent directors in fiscal 2020.

Board Refreshment

Our Board recognizes the importance of consistent, deliberate Board refreshment and succession planning to ensure that the directors possess a composite set of skills, experience and qualifications necessary for the Board to successfully establish and oversee management’s execution of the Company’s strategic priorities (see “Board of Directors Matters – Election of Directors at 2020 Annual Meeting (Item 1) – Director Qualifications and Board Succession” below for a discussion of the key qualifications considered by the Corporate Governance and Nominating Committee in evaluating candidates). In order to promote thoughtful Board refreshment, in 2016 our Board adopted a Board refreshment plan, pursuant to which the Board has elected an additional six independent, non-employee directors to the Board.

Director Tenure Policy. In July 2016, our Board, upon the recommendation of the Corporate Governance and Nominating Committee, established our director tenure policy, which provides that no individual who, as of the date of the election to which any nomination relates, will have served as a non-employee director for 15 years will be eligible to be nominated for election or re-election to the Board. Since the adoption of this policy, the four longest-tenured directors retired from the Board, including the former Chairman of the Board, the former Chair of the Audit Committee and the former Chair of the Corporate Social Responsibility Committee, and six new independent directors were elected to the Board. Collectively, these Board refreshment efforts have significantly lowered the average tenure of our independent directors.

The dramatic impact of the COVID-19 pandemic on the Company and its business has significantly increased the challenges associated with management retention, as the value of the annual and long-term incentive awards held by Sysco’s executive officers has declined significantly. In recognition of Mr. Cassaday’s valuable ongoing contribution (as an experienced, respected leader and the Chair of the Compensation and Leadership Development Committee) to the Board’s efforts to develop compensation programs that retain and incentivize the Company’s highly-talented executives in this challenging environment, and in light of the Board’s significant progress on refreshment, the Board, as recommended by the Corporate Governance and Nominating Committee, has approved an exception to the director tenure policy for Mr. Cassaday and requested

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that he stand for re-election at the Annual Meeting. Although the Board considers the current average independent director tenure of 7 years to be appropriate, it remains committed to deliberate Board refreshment and succession planning and expects any future exceptions to the tenure policy to be granted infrequently under similarly limited or unusual circumstances. See “Compensation Discussion and Analysis—Executive Summary—Business Highlights” for further discussion of the impact of the COVID-19 pandemic upon our financial results and our outstanding annual and long-term incentive awards.

Director Recruitment. Since the adoption of our Board refreshment plan in 2016, our Board has periodically engaged the services of a third-party search firm to assist with identifying and recruiting appropriate director candidates. Several director candidates have been referred by our then-current directors and identified by a third-party search firm, and our Board evaluated the skills, experience and qualifications of each candidate in the context of the Board’s composition and the Company’s strategic priorities. Following consideration of each of these candidates, and in each case upon the unanimous recommendation of our Corporate Governance and Nominating Committee, the Board elected a total of six new independent, non-employee directors: Messrs. Brutto, Halverson and Shirley (in September 2016), Ms. Talton (in September 2017), Mr. Hinshaw (in April 2018) and Ms. Lundquist (in November 2019). As our incumbent directors retire from the Board from time to time, we will continue our director recruitment efforts to help ensure that the size of the Board may be maintained at an appropriate level.

Stockholder Engagement

Communicating with stakeholders, whether customers, suppliers, employees or stockholders, has always been an important part of how Sysco does business. Beginning in 2015, in furtherance of these efforts, we began a more formal engagement process with our stockholders regarding matters of corporate governance. This engagement process is incremental to our customary participation at industry and investment community conferences, investor road shows and analyst meetings.

At the direction of our Corporate Governance and Nominating Committee, senior leaders from the Company met with representatives at many of our top institutional stockholders to discuss Sysco’s governance practices, executive compensation, compliance programs, and other environmental, social, and governance related matters. Management reported regularly to the Board and the Corporate Governance and Nominating Committee concerning these meetings, including feedback on the concerns and issues raised by our stockholders.

Since fiscal 2016, this engagement program has been expanded to include selected directors, including Messrs. Shirley, Cassaday and Glasscock, who have participated, or are expected to participate, in meetings with many of our top institutional stockholders to discuss the same governance and compensation matters described above. Insight gained from engagement discussions remains a key consideration for the Board as it continues to evaluate our corporate governance and executive compensation practices for potential refinement.

We look forward to gaining further insight from our stockholders during future engagements.

Communicating with the Board

Interested parties, including, but not limited to, our stockholders, may communicate with the Chairman of the Board, the independent Lead Director, the independent directors as a group and the other individual members of the Board by confidential web submission or by mail. All such correspondence will be delivered to the parties to whom they are addressed. The Board requests that items unrelated to the duties and responsibilities of the Board not be submitted, such as product inquiries and complaints, job inquiries, business solicitations and junk mail. You may access the form to communicate by confidential web submission in the corporate governance section of Sysco’s website under “Investors —Corporate Governance — Contact the Board” at www.sysco.com. You can contact any of our directors by mail in care of the Corporate Secretary, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077.

Board Meetings and Committees

During fiscal 2020, the Board held seven meetings, including four regular meetings and three special meetings, and committees of the Board held a total of 32 meetings. Overall attendance at such meetings was approximately 96.6%. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during fiscal 2020. The Board has an Audit Committee, a Compensation and Leadership Development Committee (the “CLD Committee”), a Corporate Governance and Nominating Committee (the “Governance Committee”), a Corporate Social Responsibility Committee, and an Executive Committee. Current copies of the written charters for the Audit Committee, the CLD Committee, the Governance Committee, the Corporate Social Responsibility Committee, and the Executive Committee are published on our website under “Investors — Corporate Governance” at www.sysco.com. The current membership and primary responsibilities of the committees are summarized in the following table.

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Committee Name & Current Members	Primary Responsibilities	Fiscal 2020 Meetings
Audit(1) Mr. Halverson (Chair) Mr. Frank Mr. Hinshaw Dr. Koerber Ms. Newcomb

• Oversees and reports to the Board with respect to various auditing and accounting matters, including the selection of the independent public accountants, the scope of audit procedures, the nature of all audit and non-audit services to be performed by the independent public accountants, the fees to be paid to the independent public accountants, and the performance of the independent public accountants

•  Oversees and reports to the Board with respect to Sysco’s accounting practices and policies

•  Oversees and reports to the Board with respect to certain treasury/finance matters, including the Company’s policies governing capital structure, debt limits, dividends and liquidity, and reviews and recommends to the Board the issuance and repurchase of Company securities

•  Assists the Board with its oversight and monitoring of the Company’s risk assessment and risk management policies and processes

•  Oversees and reports to the Board with respect to compliance with legal and regulatory requirements, corporate accounting, reporting practices and the integrity of the financial statements of the Company

		10
Compensation and Leadership Development(2)(3) Mr. Cassaday (Chair) Mr. Frank Mr. Glasscock Mr. Halverson Mr. Hinshaw Ms. Lundquist

•  Establishes executive compensation philosophies, policies, plans and programs to ensure that compensation actions link pay for performance, provide competitive pay opportunity to attract and retain key executive talent, provide accountability for short and long-term performance and align the interests of the “senior officers” (i.e., the CEO and those reporting to the CEO) with those of stockholders

•  Establishes and approves all compensation, including the corporate goals on which compensation shall be based, of the CEO and the other senior officers, including the named executive officers (or “NEOs,” as defined below)

•  Oversees the process for the evaluation of management, including the CEO

•  Reviews and approves any clawback policy allowing the recoupment of compensation paid to associates, including the senior officers

•  Reviews and determines equity awards to the senior officers, and oversees management’s exercise of its previously-delegated equity grant authority

•  Reviews, approves and, as required by law, recommends the establishment or amendment of any compensation or retirement program (i) in which any senior officer will participate, (ii) that requires stockholder approval or (iii) that could reasonably be expected to have a material cost impact

•  Reviews and discusses with the CEO the Company’s leadership development programs and succession planning for the other senior officers

•  Reviews the Company’s human capital policies and strategies

		11
Corporate Governance and Nominating(2)(3) Mr. Glasscock (Chair) Mr. Brutto Mr. Cassaday Mr. Peltz Ms. Talton

•  Proposes directors, committee members and officers to the Board for election or reelection

•  Reviews the performance of the members of the Board and its committees

•  Recommends to the Board the annual compensation of non-employee directors

•  Reviews related person transactions and reviews and makes recommendations regarding changes to Sysco’s Related Person Transaction Policy

•  Reviews and makes recommendations regarding the organization and effectiveness of the Board and its committees, the establishment of corporate governance principles, the conduct of meetings, succession planning and Sysco’s Governing Documents

•  Reviews and makes recommendations regarding changes to Sysco’s Global Code of Conduct, periodically reviews overall compliance with the Code and approves any waivers to the Code given to Sysco’s executive officers and directors

•  Monitors compliance with and approves waivers to Sysco’s Policy on Trading in Company Securities

		8
Corporate Social Responsibility Mr. Brutto (Chair) Dr. Koerber Ms. Lundquist Ms. Newcomb Mr. Shirley Ms. Talton

•  Reviews and acts in an advisory capacity to the Board and management with respect to policies and strategies that affect Sysco’s role as a socially responsible organization

•  Reviews, evaluates, and provides input on the development and implementation of Sysco’s Corporate Social Responsibility (“CSR”) Strategy, which focuses on three pillars—People, Products and Planet—and on the implementation of any CSR goals previously established by the Board

•  Reviews philanthropic giving, agriculture programs, and warehouse and transportation initiatives designed to improve the environmental impact of the Company

		3
Executive Mr. Shirley (Chair) Mr. Brutto Mr. Cassaday Mr. Glasscock Mr. Halverson Mr. Hourican	• Exercises all of the powers of the Board when necessary, to the extent permitted by applicable law	0

(1)	Each member of the Audit Committee has been determined by the Board to be independent, as defined in the NYSE’s listing standards, Section 10A of the Exchange Act and the Company’s Corporate Governance Guidelines. The Board has determined that each member of the Audit Committee is financially literate and that each of Messrs. Halverson and Frank and Ms. Newcomb meets the definition of an audit committee financial expert as promulgated by the SEC. No Audit Committee member serves on the audit committees of more than two other public companies.

(2)	Each member of the CLD Committee and the Governance Committee has been determined by the Board to be independent, as defined in the NYSE’s listing standards and the Company’s Corporate Governance Guidelines.

(3)	Except for decisions that impact the compensation of Sysco’s CEO, the CLD Committee is generally authorized to delegate any decisions it deems appropriate to a subcommittee. In such a case, the subcommittee must promptly report any action that it takes to the full CLD Committee. In addition, the CLD Committee may delegate to any one or more members of the Board its full equity grant authority with respect to any equity-based grants (other than grants made to Sysco’s senior officers); and the CLD Committee has delegated such authority to the CEO with respect to certain non-executive employees, subject to specified limitations. In carrying out its duties, the CLD Committee may also delegate its oversight of Sysco’s employee and executive benefit plans to any administrative committees of the respective plans or to such officers or employees of Sysco as the CLD Committee deems appropriate, except that it may not delegate its powers to amend, establish or terminate any benefit plan that is maintained primarily for the benefit of Sysco’s senior officers, resolve claims under a benefit plan with respect to any senior officer, or modify the compensation of any senior officer as provided under any nonqualified or executive incentive compensation plan. For a detailed description of the CLD Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “— Compensation Consultants” and “Compensation Discussion and Analysis.”

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Annual Board Self-Evaluation

During fiscal 2020, the Board conducted an annual self-evaluation to determine whether the Board and its committees functioned effectively during the prior fiscal year. As part of the evaluation process, each director completed a Board self-evaluation questionnaire developed by the Governance Committee. The questionnaire responses were compiled and reviewed by legal counsel, which provided a summary of the responses, without attribution to any individual director, to the Chairman of the Board and the Chairman of the Governance Committee. The results of the questionnaires were subsequently discussed by the Governance Committee and presented to the full Board for review and discussion.

In addition, each Board committee conducted a similar self-evaluation of its performance focused on the committee’s key responsibilities. Feedback from the committees’ self-evaluations was reviewed by the applicable committee and also presented to the full Board for review and discussion. Key learnings from these Board and committee self-evaluations play an important role in informing the Board’s approach to refreshment and succession planning.

As a direct result of the 2019 Board and committee evaluations, the Board:

•	Enhanced its efforts to recruit gender diverse executive officer candidates.

•	Invited operating company leaders to attend and participate in regular Board and committee Meetings, adding management perspectives beyond the executive leadership team.

•	Directed management to rationalize the volume of detail in the Board and committee materials, focusing on the key strategic issues and allowing more time for discussions among directors and with management.

Beginning in fiscal 2017, the Board’s self-evaluation process was enhanced to include periodic “360 degree” individual director performance reviews, which involve a confidential evaluation of the performance of selected directors by each of his or her fellow directors, key members of senior management and representatives of certain independent, third-party firms that routinely interact with the directors assessed. The feedback from these reviews are compiled and communicated to the directors assessed by an independent, third-party corporate governance firm.

Director Independence

Our Corporate Governance Guidelines require that at least a majority of our directors meet the criteria for independence that the NYSE has established for continued listing, as well as the additional criteria set forth in the Guidelines. Additionally, we require that all members of the Audit Committee, CLD Committee, and Governance Committee be independent, that all members of the Audit Committee satisfy the additional requirements of the NYSE and applicable rules promulgated under the Exchange Act, and that all members of the CLD Committee satisfy the additional requirements of the NYSE.

Under the NYSE listing standards, to consider a director to be independent, our Board must determine that he or she has no material relationship with Sysco other than as a director. The standards specify the criteria by which the Board must determine whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Sysco or its independent registered public accounting firm.

In addition to the NYSE’s standards for independence, our Corporate Governance Guidelines contain categorical standards that provide that the following relationships will not impair a director’s independence:

•	if a Sysco director is an executive officer of another company that does business with Sysco and the annual sales to, or purchases from, Sysco are less than two percent of the annual revenues of the company for which he or she serves as an executive officer;

•	if a Sysco director is an executive officer of another company which is indebted to Sysco, or to which Sysco is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company for which he or she serves as an executive officer, so long as payments made or received by Sysco as a result of such indebtedness do not exceed the two percent thresholds provided above with respect to sales and purchases; and

•	if a Sysco director serves as an officer, director or trustee of a tax-exempt charitable organization, and Sysco’s discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts; Sysco’s automatic matching of employee charitable contributions will not be included in the amount of Sysco’s contributions for this purpose.

The Board has reviewed all relevant relationships between those individuals who served as a director at any time during fiscal 2020 (and/or who are nominated for election at the Annual Meeting) and Sysco. The relationships reviewed included any described under “Certain Relationships and Related Person Transactions,” and several relationships that did not automatically make the individual non-independent under the NYSE standards or our Corporate Governance Guidelines, either because of the type of affiliation between the director and the other entity or because the amounts involved did not meet the applicable thresholds.

These additional relationships include the following (for purposes of this section, “Sysco,” “we,” “us” and “our” include our operating companies):

•	Mr. Cassaday serves as a director of one of our suppliers;

•	Mr. Frank is a Partner of Trian Fund Management, L.P. (“Trian”), which owns approximately 4.8% of Sysco’s outstanding common stock;

•	Mr. Glasscock serves as a director of one of our customers;

•	Mr. Halverson serves as Treasurer of a charitable organization that is one of our customers;

•	Mr. Hinshaw serves as a director of one of our suppliers; Mr. Hinshaw also serves as an executive officer of a banking and financial services organization that provides commercial lending services to Sysco and that has received from Sysco, in each of the past three fiscal years, an aggregate amount significantly less than the maximum amount permitted under the NYSE listing standards for director independence (i.e., 2% of consolidated gross revenues);

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•	Ms. Lundquist serves as an executive officer of a Sysco customer and supplier that has paid to Sysco, and received from Sysco, in each of the past three fiscal years, an aggregate amount significantly less than the maximum amount permitted under the NYSE listing standards for director independence (i.e., 2% of consolidated gross revenues);

•	Mr. Peltz is Chief Executive Officer and a Founding Partner of Trian, which owns approximately 4.8% of Sysco’s outstanding common stock; he also serves as a director of three Sysco customers; and

•	Mr. Shirley serves as a director of one of our customers; Mr. Shirley has also served as Sysco’s Executive Chairman of the Board on an interim basis since January 10, 2020, and will continue to serve in that capacity until the Annual Meeting, as described under “—Board Leadership Structure” above.

After reviewing such information, the Board has determined that each of Mr. Brutto, Mr. Cassaday, Mr. Frank, Mr. Glasscock, Mr. Halverson, Mr. Hinshaw, Dr. Koerber, Ms. Lundquist, Mr. Peltz and Ms. Talton, Ms. Newcomb has no material relationship with Sysco and is independent under the NYSE standards and the categorical standards set forth in the Corporate Governance Guidelines and described above. In addition, due to the interim nature of Mr. Shirley’s service as Executive Chairman of the Board, as discussed above under “—Board Leadership Structure,” the Board has also determined that Mr. Shirley will qualify as independent under the NYSE standards upon his appointment to non-executive Chairman of the Board effective at the Annual Meeting.

The Board also determined that (i) Mr. Hourican, who served as an executive officer of the Company during fiscal 2020, is not independent pursuant to the NYSE independence standards due to such service, and (ii) during the time he served as a director, Mr. Bené, who also served as an executive officer until his resignation on January 10, 2020, was not independent pursuant to the NYSE independence standards due to such service as an executive officer.

The Board has also determined that each member of the Audit Committee, CLD Committee and Governance Committee is independent. Our Corporate Governance Guidelines also provide that no independent director who is a member of the Audit, CLD or Governance Committees may receive any compensation from Sysco, other than in his or her capacity as a non-employee director or committee member. The Board has determined that no non-employee director received any compensation from Sysco at any time since the beginning of fiscal 2020, other than in his or her capacity as a non-employee director, committee member, committee chairman or Chairman of the Board.

Certain Relationships and Related Person Transactions

Related Person Transactions Policies and Procedures

The Board has adopted written policies and procedures for review and approval or ratification of transactions with related persons. We subject the following related persons to these policies: directors, director nominees, executive officers, beneficial owners of more than five percent of our stock and any immediate family members of these persons.

We follow the policies and procedures below for any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which Sysco was or is to be a participant, the amount involved exceeds $100,000, and in which any related person had or will have a direct or indirect material interest. These policies specifically apply without limitation to purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by Sysco of a related person. The Board has determined that the following do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not related person transactions to which these policies and procedures apply:

•	Interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction;

•	Interests arising only from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest, other than a general partnership interest, in another entity which is a party to the transaction;

•	Interests arising from both the position and ownership level described in the two bullet points above;

•	Interests arising solely from the ownership of a class of Sysco’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis, such as dividends;

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the CLD Committee, the Board or a group of independent directors of Sysco performing a similar function; or

•	A transaction that involves compensation to a director for services as a director of Sysco if such compensation will be reported pursuant to Item 402(k) of Regulation S-K.

Any of our employees, officers or directors who have knowledge of a proposed related person transaction must report the transaction to our chief legal officer. Whenever practicable, before the transaction goes effective or becomes consummated, the proposed transaction will be reviewed and approved by the Board or, pursuant to authority delegated by the Board, by (i) the Chair of the Governance Committee, if the aggregate amount involved is expected to be less than $200,000; or (ii) the Governance Committee, if the aggregate amount involved is expected to be less than $500,000. If a potential related person transaction is entered into without prior approval pursuant to this policy, the Governance Committee will review and recommend to the Board, and the Board will determine, in its discretion, whether to ratify the transaction.

In addition, any related person transaction that was previously approved and is ongoing in nature will be reviewed by the Governance Committee and the Board during the first quarter of each fiscal year to:

•	ensure that such transaction has been conducted in accordance with the previous approval;

•	ensure that Sysco makes all required disclosures regarding the transaction; and

•	determine if Sysco should continue, modify or terminate the transaction.

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We will consider a related person transaction approved or ratified if the transaction is authorized by the Chair, the Governance Committee or the Board, as applicable, in accordance with the standards described below, after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Chair, the Governance Committee and/or the Board will review and consider such of the following as it deems necessary or appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in Sysco’s ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Sysco than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to Sysco of, the transaction; and

•	any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Chair, the Governance Committee or the Board, as applicable, will review such additional information about the transaction as it deems relevant in its sole discretion. The applicable reviewer may approve or ratify the transaction only if it determines that, based on its review, the transaction is in, or is not inconsistent with, the best interests of Sysco. The Chair, the Governance Committee or the Board, as applicable, may, in its sole discretion, impose such conditions as it deems appropriate on Sysco or the related person when approving a transaction. If the Board determines not to ratify a related person transaction, we will either rescind or modify the transaction, as the Board directs, as soon as practicable following the failure to ratify the transaction. The Chair will report to the Governance Committee at its next regularly scheduled meeting any action that he or she has taken under the authority delegated pursuant to this policy. If any director has an interest in a related person transaction, he or she is not allowed to participate in any discussion or approval of the transaction, except that the director is required to provide all material information concerning the transaction to the applicable reviewer.

Transactions with Related Persons

In addition to receiving compensation during fiscal 2020 for his service as an independent director and the independent Lead Director, beginning upon his appointment as the Executive Chairman of the Board on January 10, 2020, Mr. Shirley received payment from the Company for his service in such capacity. See “Director Compensation – Overview of Non-Employee Director Compensation” below for a discussion of Mr. Shirley’s compensation as Executive Chairman of the Board.

Risk Oversight

One of the primary oversight functions of the Board is to ensure that Sysco has an appropriate enterprise risk management process in place that is consistent with both the short- and long-term goals of the Company. In order to effectively fulfill this oversight role, the Board relies on various individuals and committees within management and among our Board members. See “Board of Directors Matters—Election of Directors at 2020 Annual Meeting (Item 1)—Director Qualifications and Board Succession” and “Board of Directors Matters—Board Composition” below for a description of individual director qualifications, including risk management experience.

Management is responsible for identifying, managing and mitigating enterprise risks, and reports directly to the Audit Committee and the Board on a regular basis with respect to enterprise risk management. As discussed above under “Board Meetings and Committees,” the Audit Committee reviews Sysco’s process by which management assesses and manages the Company’s exposure to enterprise risk. The Audit Committee also makes recommendations to the Board with respect to the process by which members of the Board and relevant committees will be made aware of the Company’s significant risks, including recommendations regarding what committee of the Board would be most appropriate to take responsibility for oversight of management with respect to the most material risks faced by the Company. On an annual basis, management reviews with the Board the Board-level enterprise risks identified in the process, such as strategic, operational, financial, external/regulatory and reputation risks, as well as management’s process and resources needed for addressing and mitigating the potential effects of such risks. Sysco has developed an enhanced enterprise risk management process that includes frequent discussion and prioritization of enterprise-level risk issues by the executive management team, a deep dive approach to fully understand the risks, creation of an enterprise risk management plan in support of lowering the risk’s exposure to the level of management’s preferred tolerance, and tracking and monitoring of risk information and management’s execution of the plan, all within a governance and reporting cadence.

The Board’s committees help oversee the enterprise risk management process within the respective areas of the committees’ delegated oversight authority. The Audit Committee is primarily responsible for hiring and evaluating our independent registered public accounting firm, reviewing our internal controls, overseeing our internal audit function, overseeing customer credit risk, reviewing contingent liabilities that may be material to the Company and various regulatory and compliance oversight functions. The CLD Committee is responsible for ensuring that our executive compensation policies and practices do not incentivize excessive or inappropriate risk-taking by employees. The Governance Committee monitors risk by ensuring that proper corporate governance standards are maintained, that the Board is comprised of qualified directors, and that qualified individuals are chosen as senior officers. The Chairman of the Board coordinates the flow of information regarding enterprise risk oversight from each respective committee to the independent directors and participates in the review of the agenda for each Board and committee meeting. As the areas of oversight among committees sometimes overlap, committees may hold joint meetings when appropriate and address certain enterprise risk oversight issues at the full Board level. The Board considers enterprise risk in evaluating the Company’s strategy, including specific strategic and emerging risks, and annually reviews and approves corporate goals and capital budgets. The Board also monitors any specific enterprise risks for which it has chosen to retain oversight rather than delegating oversight to one of its committees, such as risks related to competitive threats and senior leadership succession planning.

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Corporate Social Responsibility

The Board, through its Corporate Social Responsibility Committee, oversees the Company’s development and implementation of Sysco’s CSR strategy, including its progress toward the 2025 CSR goals established in 2018. Sysco’s CSR strategy focuses on three key areas: people, products and planet, with the objective of Delivering A Better Tomorrow. This strategy sets a clear path for the future and demonstrates the Company’s continued commitment to caring for people, sourcing products responsibly and protecting the planet. For further discussion of Sysco’s CSR strategy and 2025 CSR Goals, see our website at www.sysco.com in the About section under “Corporate Social Responsibility.”

Code of Conduct

Our Global Code of Conduct (the “Code”) is guided by our values and expectations which we believe are important to delivering exceptional service with the highest degree of integrity. We require all of our directors, officers and associates, including our principal executive officer, principal financial officer, principal accounting officer and controller, to understand and abide by the Code, as it represents our commitment to continuously deliver excellence with integrity by conducting our business in accordance with the highest standards of moral and ethical behavior in accordance with our values: Integrity, Excellence, Teamwork, Inclusiveness, Responsibility.

Our Global Code of Conduct addresses the following, among other topics:

•	fraud;

•	anti-corruption and anti-bribery;

•	export/import laws and trade sanctions;

•	human rights;

•	diversity and inclusion;

•	workplace safety;

•	antitrust;

•	competition and fair dealing;

•	professional conduct, including customer relationships, equal opportunity, payment of gratuities and receipt of payments or gifts;

•	political contributions;

•	conflicts of interest;

•	insider trading;

•	financial disclosure;

•	intellectual property; and

•	confidential information.

Our Code, which is reviewed annually by our Governance Committee, requires strict adherence to all laws and regulations applicable to our business and requires employees to report any violations or suspected violations of the Code. We have published the Global Code of Conduct on our website in the Overview section under “Investors—Corporate Governance” at www.sysco.com. We intend to disclose any future amendments to or waivers of our Code on our website at www.sysco.com under the heading “Investors—Corporate Governance.”

Reporting a Concern or Violation

Our Code explains that there are multiple channels for an employee to report a concern, including to an associate’s manager, a human resource professional, our Legal or Ethics and Compliance department, or to the Sysco Ethics Line. Our Ethics Line is available 24 hours a day, seven days a week, 365 days a year, worldwide, to receive calls or web submissions from anyone wishing to report a concern or complaint, anonymous or otherwise. Our Ethics Line contact information can be found on our website at www.sysco.com under the heading “About Sysco – The Sysco Story – Code of Conduct.”

Any report to any one of our multiple channels for reporting concerns that raises a concern or allegation of impropriety relating to our accounting, internal controls or other financial or audit matters is immediately forwarded to our Senior Vice President, Legal, General Counsel and Corporate Secretary, who is then responsible for reporting such matters, unfiltered, to the Chair of our Audit Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

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Compensation Consultants

The CLD Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) as its executive compensation consultant. Retained by and reporting directly to the Committee, Semler Brossy provided the CLD Committee with assistance in evaluating Sysco’s executive compensation programs and policies, and, where appropriate, assisted with the redesign and enhancement of elements of the prograMs. The scope of Semler Brossy’s assignments with regard to fiscal 2020 and 2021 executive compensation included:

•	Reviewed the continuing appropriateness of the compensation peer group described below;

•	Prepared executive compensation studies for the CLD Committee, in May 2019 and May 2020, which included a comparison of base salaries and estimation of total cash compensation and total direct compensation, inclusive of annual incentive and LTI opportunities for the NEOs relative to the applicable peer or other comparison group;

•	Conducted a pay for performance analysis, comparing the relationship between actual realizable pay for the NEOs and the Company’s total shareholder return to that of the applicable peer group; and

•	Compared Sysco’s aggregate equity usage to the applicable peer group.

The CLD Committee consulted Semler Brossy for all executive compensation decisions made for fiscal 2020 and fiscal 2021, including: (i) base salary determinations and annual and LTI awards and (ii) the compensation packages offered to Messrs. Hourican and Foster and Ms. Robinson, including the make-whole components. Semler Brossy also worked with the CLD Committee to develop appropriate compensation and benefits for Mr. Bené in connection with his separation from employment.

Semler Brossy also advised the Governance Committee with respect to non-employee director compensation. At the Governance Committee’s request, Semler Brossy provided data regarding the amounts and types of compensation paid to non-employee directors at the companies in Sysco’s peer group, and also identified trends in director compensation. All decisions regarding non-employee director compensation are recommended by the Governance Committee and approved by the Board. In addition to providing background information and written materials, Semler Brossy representatives attended meetings at which the committee Chairmen believed that their expertise would be beneficial to the committees’ discussions. Neither Semler Brossy nor any of its affiliates provided any additional services to Sysco and its affiliates in fiscal 2020, or any such services in fiscal 2021 through the date of this proxy statement, and Sysco does not expect Semler Brossy to provide any such services to Sysco in the future. The CLD Committee has determined that Semler Brossy is independent from the Company and that no conflicts of interest exist related to Semler Brossy’s services provided to the CLD Committee. See “Compensation Discussion and Analysis–How Executive Pay is Established—Committee Oversight.”

For a discussion of the role of the CEO and other executive officers in determining or recommending NEO compensation, see “Compensation Discussion and Analysis – How Executive Pay is Established – Role of CEO and/or Other Executive Officers in Determining NEO Compensation.”

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BOARD OF DIRECTORS MATTERS

Election of Directors at 2020 Annual Meeting (Item 1)

Current Members of Our Board of Directors and Board Nominees

Name	Age	Director since	Experience	Independent	Committee Memberships(1)	Other Public Company Boards
Daniel J. Brutto	64	September 2016	Former President, UPS International and Senior Vice President, United Parcel Service, Inc.	Yes	CGN CSR* Executive	• Illinois Tool Works Inc.
John M. Cassaday	67	November 2004	Former President, CEO and director of Corus Entertainment Inc.	Yes	CLD* CGN Executive	• Manulife Financial Corporation • Sleep Country Canada Holdings Inc.
Joshua D. Frank	41	August 2015	Partner of Trian Fund Management L.P.	Yes	Audit CLD
Larry C. Glasscock	72	September 2010	Former Chairman of the Board of Directors, CEO and President of WellPoint, Inc.	Yes	CLD CGN* Executive	• Simon Property Group, Inc. • Zimmer Biomet Holdings, Inc.
Bradley M. Halverson(2)	60	September 2016	Former Group President, Financial Products and Corporate Services and Chief Financial Officer of Caterpillar Inc.	Yes	Audit* CLD Executive	• Lear Corporation
John M. Hinshaw	50	April 2018	GMD Chief Operating Officer, HSBC Group Management Services, Ltd.	Yes	Audit CLD
Kevin P. Hourican	47	February 2020	President and Chief Executive Officer, Sysco Corporation	No
Hans-Joachim Koerber	74	January 2008	Former chairman and CEO of METRO Group (Germany)	Yes	Audit CSR	• Eurocash SA
Stephanie A. Lundquist	44	November 2019	President, Food and Beverage of Target Corporation	Yes	CLD CSR
Nancy S. Newcomb(3)	75	February 2006	Former Senior Corporate Officer, Risk Management, of Citigroup	Yes	Audit CSR
Nelson Peltz	78	August 2015	Chief Executive Officer and a Founding Partner of Trian Fund Management L.P.	Yes	CGN	• The Madison Square Garden Sports Corp. • Procter & Gamble • The Wendy’s Company
Edward D. Shirley(4)	63	September 2016	Executive Chairman of the Board, Sysco Corporation	No	CSR Executive*
Sheila G. Talton	67	September 2017	President and Chief Executive Officer of Gray Matter Analytics	Yes	CGN CSR	• Deere & Company • OGE Energy Corp.

(1)	Full committee names are as follows:
	Audit – Audit Committee	CGN – Corporate Governance and Nominating Committee	Executive – Executive Committee
	CLD – Compensation and Leadership Development Committee	CSR – Corporate Social Responsibility Committee
(2)	Mr. Halverson currently serves as the independent Lead Director. For more details see page 12.
(3)	Ms. Newcomb is not standing for re-election.
(4)	Mr. Shirley currently serves as the Executive Chairman of the Board on an interim basis. For more details, see page 12.
*	Denotes committee chairperson

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Election Process

The Company’s bylaws provide for majority voting in uncontested director elections. Majority voting means that directors are elected by a majority of the votes cast—that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Any incumbent director who is not re-elected in an election in which majority voting applies shall tender his or her resignation promptly following certification of the stockholders’ vote. The Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The director who tenders his or her resignation may not participate in the recommendation of the Governance Committee or the decision of the Board with respect to his or her resignation. The Board must act on the recommendation within 120 days following certification of the stockholders’ vote and will promptly disclose its decision regarding whether to accept the director’s resignation offer. In contested elections, where there are more nominees than seats on the Board as of the record date of the meeting at which the election will take place, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

Nomination Process

The Governance Committee is responsible for identifying and evaluating candidates for election to Sysco’s Board of Directors.

Director Candidates Identified by the Board and Management

In identifying candidates for election to the Board, the Governance Committee will determine which of the incumbent directors has an interest in being nominated for re-election at the next meeting of stockholders. The Governance Committee will also identify and evaluate new candidates for election to the Board for the purpose of filling vacancies. The Governance Committee will solicit recommendations for nominees from persons that the Governance Committee believes are likely to be familiar with qualified candidates, including current members of the Board and Sysco’s management. The Governance Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. When such a search firm is engaged, the Governance Committee will set its fees and scope of engagement.

Director Candidates Recommended by Stockholders

The Governance Committee will also consider candidates recommended by stockholders. The Governance Committee will evaluate such recommendations using the same criteria that it uses to evaluate other director candidates. Stockholders can recommend candidates for consideration by the Governance Committee by writing to the Corporate Secretary, 1390 Enclave Parkway, Houston, Texas 77077, and including the following information:

•	the name and address of the stockholder;

•	the name and address of the person to be nominated;

•	a representation that the stockholder is a holder of the Sysco stock entitled to vote at the meeting to which the director recommendation relates;

•	a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and

•	the candidate’s written, signed consent to serve if elected.

The Governance Committee will consider, in advance of Sysco’s next annual meeting of stockholders, those director candidate recommendations that the Governance Committee receives by April 30, 2021.

In addition, if we receive by June 8, 2021, a recommendation of a director candidate from one or more stockholders who have beneficially owned at least 5% of our outstanding common stock for at least one year as of the date the stockholder makes the recommendation, then we will disclose in our next proxy materials relating to the election of directors the identity of the candidate, the identity of the nominating stockholder(s) and whether the Governance Committee determined to nominate such candidate for election to the Board. However, we will not provide this disclosure without first obtaining written consent of such disclosure from both the nominating stockholder and the candidate it is planning to recommend. The Governance Committee will maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board. The Governance Committee has not received any recommendations for director nominees for election at the Annual Meeting from any Sysco stockholders beneficially owning more than 5% of Sysco’s outstanding common stock.

Proxy Access Director Candidates

Our “proxy access” bylaw provisions permit an eligible stockholder (or a group of up to 20 eligible stockholders), who have continuously owned for a period of three years at least 3% of the aggregate of our outstanding common stock, to nominate a number of director nominees equal to 20% (rounded down) of the total number of directors constituting our Board (provided that, if the total number of directors is less than 10, an eligible stockholder or group may nominate up to two persons), which nominees will be included in our proxy statement for the relevant annual stockholders meeting if the nominating stockholder(s) and the respective nominee(s) comply with all applicable eligibility, procedural and disclosure requirements set forth in our bylaws.

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Evaluation of Director Candidates

In evaluating all incumbent and new director candidates that the Governance Committee determines merit consideration, the Governance Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information required to be disclosed in a proxy statement under the rules of the SEC or any other regulatory agency or exchange or trading system on which Sysco’s securities are listed, and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate demonstrates the characteristics described below, including the highest personal and professional ethics, integrity and values;

•	consider the candidate’s skills, experience and qualifications in the context of the composition of the Board as a whole and the Company’s strategic priorities (see “— Director Qualifications and Board Succession” below for a discussion of the key qualifications that the Governance Committee considers in evaluating candidates);

•	consider the absence or presence of material relationships with Sysco that might impact independence;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board;

•	consider the candidate’s capacity to be an effective director in light of the time required by the candidate’s primary occupation and service on other boards;

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors; and

•	consider, with respect to an incumbent director, whether the director satisfactorily performed his or her duties as a director during the preceding term, including attendance and participation at Board and committee meetings, and other contributions as a director.

In its discretion, the Governance Committee may designate one or more of its members, or the entire Governance Committee, to interview any proposed candidate. Based on all available information and relevant considerations, the Governance Committee will recommend to the full Board for nomination those candidates who, in the judgment of the Governance Committee, are most appropriate for membership on the Board based on each candidate’s characteristics, skills and qualifications.

Diversity

As a matter of practice, the Board looks for diversity in nominees such that the individuals possess enhanced perspective and experience through diversity in race, gender, ethnicity, cultural background, age, geographic origin, education, and professional and life experiences. Because we value gender and racial diversity among our Board members, two of our Board nominees are women, including one African American, and two of our Board nominees are from outside the United States.

Director Qualifications and Board Succession

Our Corporate Governance Guidelines provide that the Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite characteristics, skills and qualifications that directors and director candidates should possess individually and in the broader context of the Board’s overall composition and the Company’s business and structure. This review includes consideration of diversity, skills, experience, time available and the number of other boards for which the individual serves as a director, and such other criteria as the Governance Committee determines to be relevant at the time. The Governance Committee is responsible for developing a succession plan for the Board and making recommendations to the Board regarding director succession.

Key Characteristics of All Nominees

Each director nominee should demonstrate and possess all of the following characteristics:

•	Integrity and Accountability: Directors must have demonstrated high ethical standards and integrity in their personal and professional dealings, and must be willing to act on – and remain accountable for – their boardroom decisions.
•	Intelligence, Wisdom and Judgment: Directors must be able to provide wise, thoughtful counsel on a broad range of issues and possess high intelligence, practical wisdom and mature judgment.
•	Financial Literacy: Directors must be financially literate and capable of understanding a balance sheet, an income statement and a cash flow statement, and capable of using financial ratios and other indices to evaluate a company’s financial performance.
•	Teamwork: Directors must possess a willingness to challenge management and other directors while working collaboratively as part of a team in an environment that encourages open, candid discussion.
•	Diversity: A director’s membership on the Board must promote diversity among the directors, including diversity of experience, views, gender, race, ethnicity and age.
•	High Performance Standards: Directors must have achieved prominence in their respective business, governmental, or professional activities, including a history of achievements reflecting high standards of performance.
•	Representing Stockholder Interests: Directors must have demonstrated their willingness and ability to effectively, consistently and appropriately represent the best interests of the Company’s stockholders.
•	Commitment: Directors must have the ability and willingness, in light of their principal occupation and other board service, to commit the time and energy necessary to be fully prepared for, and to participate in, meetings and consultations on Company matters.
•	Conflicts: Directors must not have an interest in any agreement, arrangement or understanding with any person or entity that might limit or interfere with their ability to comply with their fiduciary duties to the Company and its stockholders.
•	Company Policies: Directors must recognize and affirm their obligation to comply with the Company’s Global Code of Conduct, Corporate Governance Guidelines and other policies and guidelines of the Company applicable to them.

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Director Qualifications

The Board, as recommended by the Governance Committee, has endorsed the following director qualifications as those most significant for the Board to possess, collectively, to guide management in the achievement of the Company’s strategic priorities.

•	Accounting/Audit/Financial Reporting — An understanding of accounting, audit and financial reporting processes is important for our directors to establish appropriate financial performance objectives for the Company and senior management in the context of Sysco’s strategic priorities, and to evaluate financial performance as compared to those objectives.
•	Business Operations — Directors who have served in leadership positions with responsibility for managing or overseeing the operations of a company or business unit gain extensive experience in maximizing productivity and efficiency while managing expenses, which is valuable to Sysco’s operating plan and strategy. In particular, such directors can provide guidance and oversight to management in connection with its efforts under the three-year strategic plan to reduce administrative costs and leverage supply chain costs.
•	Distribution/Supply Chain — Directors who have experience in distribution logistics and supply chain management, including experience in the design, planning, execution, control and monitoring of supply chain activities, are capable of providing guidance and oversight to management in connection with its efforts to maximize the efficiencies and reduce the costs associated with Sysco’s acquisition of products and services from suppliers in furtherance of the three-year strategic plan.
•	Executive Leadership/Management — Experience as a senior executive in a large and complex public, private, government or academic organization enables a director to better oversee the management of the Company. Such individuals also bring perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level, and tend to demonstrate a practical understanding of organizations, strategy, risk management and methods to drive change and growth. Finally, directors with experience in significant leadership positions generally possess the ability to identify and develop leadership qualities in others, including members of our management team.
•	Finance — Directors with an understanding of financial markets and financing and funding operations can provide valuable advice and insights to the Board with respect to the establishment of a successful capital strategy for the Company and the evaluation of proposed capital transactions in light of that strategy.
•	Foodservice Industry Experience — Experience serving as an executive, director or in another leadership position with a company in the foodservice industry enables a director to oversee more effectively our operations and to provide advice and guidance on issues impacting our business. In addition, as the foodservice market continues to mature, directors with industry experience can provide valuable insights as we focus on ways in which Sysco can grow organically by identifying and developing new markets.
•	HR/Talent Management/Large Workforce — Directors with human resources experience can offer guidance on Sysco’s talent management strategy, particularly in connection with recruiting, assessing, incentivizing and rewarding corporate executives and other senior leadership.
•	International/Global — Sysco continues to pursue opportunities to grow our global capabilities in, and source products directly from, international markets. We benefit from the experience and insight of directors with a global business perspective, as we identify the best strategic manner in which to continue to expand our operations outside of North America. As Sysco’s reach becomes increasingly global, directors with international business experience can assist us in navigating the business, political, and regulatory environments in countries in which Sysco does, or seeks to do, business.
•	Mergers and Acquisitions/Integration — Sysco continues to pursue opportunities to expand our business through acquisitions. Directors with a background in managing significant acquisitions or other business combinations can provide valuable guidance on how to develop and implement strategies for growing our business. Relevant experience includes assessing “build or buy” decisions, analyzing the “fit” of a proposed acquisition target with a company’s strategy and culture, accurately valuing transactions and evaluating operational integration plans.
•	Public Company Board Service — Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of the Board, board practices of other public companies and the relationship between the Board and the management team. Most public company directors also have corporate governance experience to support our goals of Board and management accountability, greater transparency, legal and regulatory compliance and the protection of stockholder interests. Many of our directors currently serve, or have previously served, on the boards of directors of other public companies and served in leadership positions on those boards.
•	Risk Oversight/Risk Management — The Board oversees management’s efforts to understand and evaluate the types of risks facing Sysco and its business, evaluate the magnitude of the exposure, and enhance risk management practices. Directors with risk management experience can provide valuable insights as Sysco seeks to strike an appropriate balance between enhancing profits and managing risk.
•	Strategy Development — Directors who have served as a senior executive for large and complex public, private, governmental or academic organizations with responsibility for strategic planning and development are particularly well suited to advise and oversee management in establishing and executing the Company’s key strategic initiatives, as well as in evaluating the success of those initiatives.
•	Technology/e-Commerce — We use technology in substantially all aspects of our business operations, and we are continuing to implement business technology initiatives in furtherance of our objectives under our three-year strategic plan and our strategic priorities generally. Directors with experience in technology and e-Commerce are well suited to oversee management’s execution of these business technology initiatives and the Company’s approach to privacy issues and cyber security risks.

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In selecting the director nominees, the Governance Committee and the Board reviewed each of the incumbent directors in light of these qualifications and the Company’s strategic priorities, and each concluded that each of the nominees contributed significantly to the Board’s collective portfolio of requisite skills, characteristics and qualifications and to the Board’s overall composition. The Governance Committee and the Board expect to again review and validate the qualification criteria in fiscal 2021 and to continue to utilize these qualification criteria in connection with their future Board refreshment efforts to identify additional candidates for Board service.

The priorities and emphasis of the Governance Committee and of the Board with regard to these qualifications will change from time to time as the Company’s strategic priorities and the composition of the Board evolve. Included in the individual biographies below is a discussion of the most significant aspects of each director’s background that strengthen the Board’s collective qualifications, skills and experience and that the Governance Committee and the Board considered in reaching their conclusion that he or she should continue to serve as a director of Sysco.

Nominees for Election as Directors at the 2020 Annual Meeting

The Board of Directors has nominated the following twelve persons for election as directors to serve for one-year terms or until their successors are elected and qualified:

•	Daniel J. Brutto
•	John M. Cassaday
•	Joshua D. Frank
•	Larry C. Glasscock
•	Bradley M. Halverson
•	John M. Hinshaw
•	Kevin P. Hourican
•	Hans-Joachim Koerber
•	Stephanie A. Lundquist
•	Nelson Peltz
•	Edward D. Shirley
•	Sheila G. Talton

Ms. Newcomb is not standing for re-election, and the size of the Board will be reduced from 13 to 12 directors, effective at the time of the Annual Meeting, in connection with the expiration of her term. Each of the nominees is currently serving as a director of Sysco and has consented to serve if elected. Although management does not contemplate the possibility, in the event that any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board to fill the vacancy.

The Board believes that the combination of the various qualifications, skills and experiences of the nominees for election as directors at the Annual Meeting will contribute to an effective and well-functioning Board. Set forth below is biographical information for each of the nominees for election as a director at the Annual Meeting. Unless otherwise noted, the persons named below have been engaged in the principal occupations shown for the past five years or longer. In addition to the information described below, many of our directors serve as trustees, directors or officers of various non-profit, educational, charitable and philanthropic organizations.

Required Vote

The Board of Directors unanimously recommends a vote “FOR” each of the nominees listed above.

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Board Composition

Nominees for Election as Directors at the Annual Meeting:

DANIEL J. BRUTTO

Age 64 Director since: September 2016

Key Director Qualifications:

Mr. Brutto earned a Bachelor of Business Administration in Accounting degree from Loyola University in 1978, followed by a Master of Business Administration degree from Keller Graduate School of Management in 1982. Mr. Brutto served as President of UPS International and Senior Vice President of United Parcel Service, Inc. (“UPS”), a global package delivery, supply chain management and freight forwarding company, from January 2008 until his retirement in June 2013. Previously, he served as President, Global Freight Forwarding, for UPS from 2006 to 2007, and corporate controller from 2004 to 2006. Mr. Brutto’s more than 38-year career at UPS, during which he served in various capacities with increasing levels of responsibility, provided him with extensive experience in the following areas: executive leadership/management, strategy development, business operations, finance, information systems, mergers & acquisitions, marketing and international/global. He also has public company board experience, having served as a director of Illinois Tool Works Inc. since February 2012. Additionally, Mr. Brutto served as Executive Chairman of Radial, Inc. from 2016 to 2017, a privately held global fulfillment, customer care and technology company, and he has served on the board of UNICEF since 2009. In the past, he has served on the board of the US-China Business Council, the Guangdong Economic Council, and the Turkey Economic Advisory Council. He was also a delegate to the World Economic Forum, Davos, Switzerland, from 2009 to 2013.

Committees:

•

Corporate Governance & Nominating Committee

•

Corporate Social Responsibility Committee (Chair)

•

Executive Committee

Primary Occupation:

•

Mr. Brutto served as President of UPS International and Senior Vice President of United Parcel Service, Inc. from January 2008 until his retirement in June 2013.

Other Boards:

•

Mr. Brutto has served as a director of Illinois Tool Works Inc. since February 2012.

JOHN M. CASSADAY

Age 67 Director since: November 2004

Key Director Qualifications:

Mr. Cassaday earned a Bachelor of Arts degree from the University of Western Ontario and a Master of Business Administration Degree with honors from the University of Toronto’s Rotman School of Management. Prior to his more than 15 years of service as President and Chief Executive Officer of Corus Entertainment Inc., a Canadian leader in radio and cable television, Mr. Cassaday served as President and CEO of CTV Television Network Ltd. Mr. Cassaday’s career prior to broadcasting included executive positions in a number of leading packaged goods companies, including RJR-Macdonald, Inc., General Foods Corporation and Campbell Soup Company, where he gained food processing and food safety experience while advancing through positions in sales, marketing, and strategic planning in Canada, the United States, and the United Kingdom. His career at Campbell’s culminated in service as President of Campbell Soup Company’s operations in Canada and then the United Kingdom. Mr. Cassaday gained additional foodservice experience through his service as a director of Loblaw Companies Limited, Canada’s largest food retailer, and of J.M. Schnieder, a meat processing company. This background has provided Mr. Cassaday with extensive experience and knowledge in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing, international operations, accounting, finance and financial reporting. In addition, Mr. Cassaday’s service on the Board of Directors of Manulife Financial Corporation has provided a greater understanding of risk management and global compensation considerations. Mr. Cassaday has received many business, industry and charitable honors, including designation as the most distinguished alumnus of the University of Toronto’s Rotman School of Management in 1998, receipt of the Gold Medal from the Association of Canadian Advertisers in 2004 (which recognizes individuals who have made an outstanding contribution to the advancement of marketing communications in Canada), induction in the Marketing Hall of Legends of Canada in 2006 and induction into the Canadian Broadcast and Music Hall of Fame in 2015. In 2013, Mr. Cassaday was inducted into the Order of Canada, Canada’s highest civilian honor. In 2017, Mr. Cassaday was presented with a degree of Director of Laws, honoris causa from the University of Toronto and was recently awarded the 2019 ICD Fellowship Award, the highest distinction for Corporate Directors in Canada.

Committees:

•

Compensation and Leadership Development Committee (Chair)

•

Corporate Governance and Nominating Committee

•

Executive Committee

Primary Occupation:

•

Mr. Cassaday served as President and Chief Executive Officer of Corus Entertainment Inc. from September 1999 until his retirement in March 2015.

Other Boards:

•

Mr. Cassaday is a director of Manulife Financial Corporation, where he is currently the chairman of the board, and Sleep Country Canada Holdings Inc. and a director of one privately held company: Irving Oil Limited.

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JOSHUA D. FRANK

Age 41 Director since: August 2015

Key Director Qualifications:

Mr. Frank graduated cum laude from Yale University with a B.A. in Economics. Mr. Frank has played a leading role in many of Trian’s investments in the consumer sector, including investments in Mondelēz International, Inc., H.J. Heinz Company and PepsiCo, Inc., as well as numerous investments across other industries. As a senior member of the Trian investment team, he sources new investment ideas, leads due diligence on potential investments and focuses on portfolio construction and corporate governance matters. Mr. Frank was previously an Associate, Corporate Development, of Triarc Companies, Inc. (now known as The Wendy’s Company) (“Triarc”). Prior to joining Triarc in 2003, Mr. Frank worked at Credit Suisse First Boston from 2001 to 2003, where he spent time in both the mergers & acquisitions and healthcare investment banking groups. Throughout his career, Mr. Frank has developed experience and knowledge in the areas of corporate strategy development, finance, accounting, corporate governance, mergers and acquisitions, foodservice and the broader consumer sector.

Committees:

•

Audit Committee

•

Compensation and Leadership Development Committee

Primary Occupation:

•

Mr.  Frank is a Partner and Co-Head of Research at Trian Fund Management, L.P. and has been a member of the Trian investment team since Trian’s formation in 2005.

LARRY C. GLASSCOCK

Age 72 Director since: September 2010

Key Director Qualifications:

Mr. Glasscock attended Cleveland State University, where he received a bachelor’s degree in business administration. He later studied at the School of International Banking, participated in the American Bankers Association Conference of Executive Officers, and completed the Commercial Bank Management Program at Columbia University. Mr. Glasscock has developed significant leadership and corporate strategy expertise through over 30 years of business experience, including former service as Chairman of WellPoint, Inc. (now Anthem, Inc.), a healthcare insurance company, from 2005 to March 2010, President and CEO of WellPoint, Inc. (2004 – 2007), Chairman, President and CEO of Anthem, Inc. (2003 – 2004), and President and CEO of Anthem, Inc. (2001 – 2003), as well as his service as COO of CareFirst, Inc., President and CEO of Group Hospitalization and Medical Services, Inc., President and COO of First American Bank, N.A., and President and CEO of Essex Holdings, Inc. During his tenure at WellPoint, Inc. (now Anthem, Inc.), he played a major role in transforming the company from a regional health insurer into a national healthcare leader and championed company efforts to improve quality and customer service. Throughout his career, Mr. Glasscock has developed expertise in the successful completion and integration of mergers, utilization of technology to improve productivity and customer service, and team building and human capital development. Mr. Glasscock’s expertise in the utilization of technology to improve productivity will be valuable to Sysco as we continue to implement technological solutions in connection with our strategic priorities. His knowledge and experience in team building and human capital development are also extremely valuable to Sysco, as management development and succession planning remain top priorities of executive management and the Board during fiscal 2020. Mr. Glasscock also has considerable financial experience, as he has supervised the chief financial officers of major corporations. Earlier in his career he served as a bank officer lending to major corporations and supervised assessments of companies’ creditworthiness. Mr. Glasscock also has significant experience as a public company director and as a member of various committees related to important board functions, including audit, finance, governance and compensation. Mr. Glasscock was recognized by The National Association of Corporate Directors in 2019 as among the most influential people in the boardroom community.

Committees:

•

Corporate Governance and Nominating Committee (Chair)

•

Compensation and Leadership Development Committee

•

Executive Committee

Primary Occupation:

•

In March 2010, Mr. Glasscock retired from his position as Chairman of the Board of Directors of WellPoint, Inc. (now Anthem, Inc.) after serving in the role since November 2005.

Other Boards:

•

Mr. Glasscock has served as a director of Simon Property Group, Inc. since March 2010, where he is currently the lead independent director, and as a director of Zimmer Biomet Holdings, Inc. since August 2001, where he is currently the non-executive chairman of the board.

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BRADLEY M. HALVERSON

Age 60 Lead Director since: January 2020

Key Director Qualifications:

Mr. Halverson attended the University of Illinois, where he received a Bachelor of Science degree in Accounting in 1982 and an Executive Master of Business Administration degree in 1996. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Halverson served as Group President, Financial Products and Corporate Services and Chief Financial Officer of Caterpillar Inc. (“Caterpillar”), the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel - electric locomotives until his retirement in May 2018. He was responsible for Caterpillar’s Finance Services Division, Human Services Division, Global Information Services Division, Financial Products Division, as well as Corporate Auditing. He joined Caterpillar in 1988, serving in budgeting, forecasting and financial analysis roles of increasing responsibility. In 1993, Mr. Halverson moved to Geneva, Switzerland, to become a strategy and planning consultant with Caterpillar Overseas, S.A. He went on to become controller in Europe, responsible for Caterpillar’s financial reporting in Europe, Africa and the Middle East, returning to the U.S. in 1996 to manage general accounting and financial systeMs. From 1998 until 2012, Mr. Halverson served in various leadership roles at Caterpillar, including Corporate Controller (2007-2010) and Vice President, Financial Services Division (2010-2012). During the course of his nearly 30 year career with Caterpillar, together with his prior service with PricewaterhouseCoopers LLP, Mr. Halverson has developed deep expertise in accounting, financial reporting and corporate finance, and has leadership experience in the areas of executive leadership and management, corporate strategy development, mergers and acquisitions, risk management, information technology systems oversight and international business. Mr. Halverson serves on the OSF St. Francis Medical Center Community Foundation Board and is Immediate Past Chairman of the Easter Seals Central Illinois Board of Directors and Treasurer of the Easter Seals of Central Illinois Board of Trustees. He is also a board member of Custom Truck One source, a privately held company, and is a past member of the Executive Committee of the U.S. Chamber of Commerce.

Committees:

•

Audit Committee (Chair)

•

Compensation and Leadership Development Committee

•

Executive Committee

Primary Occupation:

•

Mr. Halverson served as the Group President, Financial Products and Corporate Services and Chief Financial Officer of Caterpillar from January 2013 to May 2018.

Other Boards:

•

Mr. Halverson has served as a director of Lear Corporation since June 2020.

JOHN M. HINSHAW

Age 50 Director since: April 2018

Key Director Qualifications:

Mr. Hinshaw attended James Madison University where he earned a B.B.A. in Computer Information Systems and Decision Support Sciences in 1992. Mr. Hinshaw serves as Group Chief Operating Officer of HSBC Group Management Services, Ltd. Previously, Mr. Hinshaw served as the Executive Vice President, Technology and Operations, of Hewlett Packard Company (an industry leading technology company) from November 2011 to November 2015, at which time he joined Hewlett Packard Enterprise Company (spun-off from Hewlett Packard) as the Executive Vice President, Technology and Operations and Chief Customer Officer, serving in such capacity until October 2016. Prior to joining Hewlett-Packard Company, Mr. Hinshaw served as Vice President and General Manager for Boeing Information Solutions at The Boeing Company (one of the world’s major aerospace firms) from 2010 to 2011. Before that, he served as Boeing’s Chief Information Officer from 2007 to 2010, leading Boeing’s companywide corporate initiative on information management and information security. Mr. Hinshaw also spent 14 years at Verizon Communications (one of the world’s leading providers of communications, information and entertainment products and services) where, among several senior roles of increasing responsibility, he served as Senior Vice President and Chief Information Officer of Verizon Wireless, overseeing the IT function of the wireless carrier. Mr. Hinshaw’s service in these leadership roles with significant public companies in a variety of different industries deeply rooted in technology provided him experience in the operations of large, complex organizations and expertise in both information technology and management, enabling him to effectively oversee Sysco management, especially with regard to the execution of business technology initiatives. Mr. Hinshaw also gained extensive public company board experience in enterprise risk management and information technology through his service as a member of the board of directors of The Bank of New York Mellon Corporation from September 2014 to December 2019. Mr. Hinshaw was also a board member of DocuSign, Inc. (a provider of electronic signature transaction management) from December 2014 to May 2020. Mr. Hinshaw is currently a member of the board of directors of Illumio, Inc. (a cyber security company) and is also the Proprietor of Blackbird Vineyards LLC (a wine company).

Committee:

•

Audit Committee

•

Compensation and Leadership Development Committee

Primary Occupation:

•

Mr. Hinshaw has served as GMD Chief Operating Officer of HSBC Group Management Services Ltd. since February 2020

Other Boards:

•

Mr. Hinshaw has served as a director of The Bank of New York Mellon Corporation and DocuSign, Inc.

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KEVIN P. HOURICAN

Age 47 Director since: February 2020

Key Director Qualifications:

Mr. Hourican earned an undergraduate degree in economics and a master’s degree in supply chain management from The Pennsylvania State University. He has served as Sysco’s President and Chief Executive Officer and as a member of the Board of Directors since February 1, 2020. Previously he served as Executive Vice President of CVS Health Corporation, a premier health innovation company, and President of CVS Pharmacy from April 2018 to January 2020, overseeing CVS Health’s $85 billion retail business, including 9,900 retail stores and over 200,000 employees, as well as merchandising, marketing, supply chain, real estate, front store operations, pharmacy growth, pharmacy clinical care and pharmacy operations. He previously held the roles of Executive Vice President, Retail Pharmacy and Supply Chain from June 2016 to March 2018, CVS Health’s pharmacy operations, professional services and retail pharmacy product innovation and development functions, as well as the company’s supply chain organization, and Senior Vice President, Field Operations and Supply Chain of CVS Pharmacy from June 2014 to May 2016. Prior to joining CVS Health, Mr. Hourican held executive leadership roles at Macy’s, most recently serving as Senior Vice President, Regional Director of Stores, responsible for the management of 110 department stores in the Mid-Atlantic region. Through these various operations and management positions within CVS and Macy’s, Mr. Hourican has acquired extensive experience and knowledge in the areas of executive leadership and management, corporate strategy development, distribution and supply chain management, merchandising and marketing. Further, the Corporate Governance and Nominating Committee and the Board believe that it is appropriate and beneficial to Sysco to have its Chief Executive Officer serve as management’s voice on the Board.

Committee:

•

Executive Committee

Primary Occupation:

•

Mr. Hourican has served as Sysco’s President and Chief Executive Officer since February 2020.

HANS-JOACHIM KOERBER

Age 74 Director since: January 2008

Key Director Qualifications:

Dr. Koerber earned a degree as a Master Brewer in Brewing Technology and a Ph.D. in Business Management from the Technical University of Berlin. Dr. Koerber began his career in the beverage industry, including management positions in which he was responsible for finance and accounting, information technology, purchasing and personnel. He first became involved with the company that would eventually become METRO AG when he joined the predecessor company’s cash-and-carry, self-service wholesale company in charge of finance and accounting, controlling, logistics and information technology. His responsibilities continued to expand to include international cash-and-carry activities in six countries. When METRO AG was formed in 1996, Dr. Koerber became part of the METRO management board. His responsibilities included corporate development, corporate communications and investor relations and he became chairman and chief executive officer in 1999. Dr. Koerber introduced a new management style, streamlined the company to focus on four of the original 16 business divisions in order to remain competitive and achieve profitability, adopted international accounting standards and rapidly developed METRO’s international presence, including hands-on experience in expanding METRO into Eastern Europe and Asia, including China and India. These efforts helped make METRO Germany’s largest retailer, operating wholesale cash & carry stores, supermarkets, hypermarkets, department stores and consumer electronics shops throughout the world. Throughout his career, Dr. Koerber developed experience and qualifications in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing and risk management. Dr. Koerber’s insights on running and expanding a foodservice business with international operations have been, and will continue to be, particularly helpful to Sysco. Dr. Koerber’s career at METRO AG, combined with his 10 years of service on the Board of Skandinaviska Enskilda Banken AB (the parent company of the SEB Group, a North European banking concern catering to corporations, institutions, and private individuals) and the Board of Directors of several other international companies, has provided him with financial expertise, particularly with regard to international financial accounting standards. His service on the Board of Air Berlin PLC (Germany’s second largest airline) has deepened his experience in marketing.

Committees:

•

Audit Committee

•

Corporate Social Responsibility Committee

Primary Occupation:

•

Dr.  Koerber served as the chairman and chief executive officer of METRO Group from 1999 until his retirement in October 2007.

Other Boards:

•

Dr. Koerber is a director of Eurocash SA, as well as a director of several private European companies, including Klüh Service management GmbH, WEPA Industrieholding SE and DAW SE.

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STEPHANIE A. LUNDQUIST

Age 44 Director since: November 2019

Key Director Qualifications:

Ms. Lundquist attended Concordia College where she earned a Bachelor of Arts degree in General Business and Communications. Ms. Lundquist has served as President, Food and Beverage of Target Corporation, an American retailing company and the second-largest discount retailer in the U.S., since January 2019, overseeing the full spectrum of merchandising and operations for food and beverage, including strategy development and implementation. Previously, she served as Target’s Executive Vice President, Chief Human Resources Officer from February 2016 to January 2019, leading all aspects of human resources management for Target’s global workforce of 350,000 team members. Ms. Lundquist led the transformation agenda for Target as Senior Vice President, Transformation Office and Human Resources from January 2015 to February 2016, and Senior Vice President and Vice President, Stores and Distribution, Human Resources from February 2014 to January 2015. Ms. Lundquist joined Target in 2005, serving in a number of leadership positions of increasing responsibility involving talent acquisition and talent management, as well as operational roles involving business integration and large program management. During the course of her nearly 15-year career with Target, together with her prior service in the retail sector, Ms. Lundquist has acquired extensive experience in the areas of executive leadership/management, business operations, strategy development, human resources/talent management, distribution/supply chain, foodservice industry and international. Ms. Lundquist currently serves as an executive co-chair of Minnesota’s Food and Agriculture consortium, MBOLD, and as a member of the Offutt School of Business Global Leadership Council at Concordia College. Ms. Lundquist previously served on the board of the Human Resource Policy Association and CEB’s CHRO Global Leadership Board.

Committees:

•

Compensation and Leadership Development Committee

•

Corporate Social Responsibility Committee

Primary Occupation:

•

Ms. Lundquist has served as President, Food and Beverage for Target Corporation since January 2019.

NELSON PELTZ

Age 78 Director since: August 2015

Key Director Qualifications:

Mr. Peltz attended The Wharton School of the University of Pennsylvania. Mr. Peltz has more than 40 years of business and investment experience and over 20 years of service as the Chairman and Chief Executive Officer of public companies. Mr. Peltz has developed extensive experience working with management teams and boards of directors, and in acquiring, investing in and building companies and implementing operational improvements at the companies with which he has been involved. As a result, he has strong operating experience and strategic planning skills and has strong relationships with institutional investors, investment banking and capital markets advisors and others that can be drawn upon for the Company’s benefit. Mr. Peltz has also gained extensive experience in the foodservice industry through his service on the boards of directors of H.J. Heinz Company, Mondelēz International, Inc. and The Wendy’s Company. Mr. Peltz was recognized by The National Association of Corporate Directors in 2010, 2011 and 2012 as among the most influential people in the global corporate governance arena.

Committee:

•

Corporate Governance and Nominating Committee

Primary Occupation:

•

Mr. Peltz has served as the Chief Executive Officer and a Founding Partner of Trian Fund Management, L.P. since its formation in 2005. From April 1993 through June 2007, Mr. Peltz served as Chairman and Chief Executive Officer of Triarc Companies, Inc. (now known as The Wendy’s Company).

Other Boards:

•

Mr. Peltz has served as a director of The Procter & Gamble Company since March 2018 and as a director and non-executive Chairman of The Wendy’s Company since June 2007. He has also served as a director of the Madison Square Garden Sports Corp. (formerly known as The Madison Square Garden Company) since it was separated from MSG Networks Inc. (formerly, The Madison Square Garden Company) in September 2015, and prior to that, as a director of MSG Networks Inc. since December 2014. Mr. Peltz previously served as a director of Mondelēz International, Inc. from January 2014 to February 2018, Legg Mason, Inc. from October 2009 to December 2014 and May 2019 to July 2020, Ingersoll-Rand plc from August 2012 to June 2014 and H.J. Heinz Company from September 2006 to June 2013.

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EDWARD D. SHIRLEY

Age 63 Executive Chairman of the Board since: January 2020

Key Director Qualifications:

Mr. Shirley attended the University of Massachusetts, where he received a Bachelor of Business Administration, Accounting degree in 1978. Mr. Shirley served as the President and Chief Executive Officer of Bacardi Limited, a global beverage and spirits company, from March 2012 to April 2014. Prior to that, he served as Vice Chairman of Global Beauty and Grooming, a business unit of The Procter & Gamble Company (“Procter & Gamble”), a consumer goods company, from July 2008 through June 2011, and as Vice Chair on Special Assignment from July 2011 through December 2011. Prior to that, he served as Group President, North America of Procter & Gamble from April 2006 and held several senior executive positions during his 27 years with The Gillette Company, a consumer goods company that was acquired by Procter & Gamble in 2005. Mr. Shirley has substantial experience in the areas of executive leadership, strategy development, marketing/brand development and business operations developed in his various senior executive positions with large consumer products companies, including during more than 30 years as a senior executive at global personal care companies like Procter & Gamble and The Gillette Company. He also has public company board experience, having served as a member of the Elizabeth Arden, Inc. board of directors since December 2015, including as Chair of its Compensation Committee, and as a member of the board of directors of Time Warner Cable Inc. from 2009 to 2016. Mr. Shirley is currently a director of New York Life Insurance Company and serves on the Audit and Insurance & Operations Committees. He is also a partner in PTW Capital, a consumer goods private equity firm.

Committees:

•

Corporate Social Responsbility Committee

Primary Occupation:

•

Mr. Shirley has served as Sysco’s Executive Chairman of the Board since January 2020.

Other Boards:

•

In the last five years, Mr. Shirley served as a director of Elizabeth Arden, Inc. and Time Warner Cable Inc.

SHEILA G. TALTON

Age 67 Director since: September 2017

Key Director Qualifications:

Ms. Talton attended Northern Illinois University, where she earned a Bachelor of Science degree in Marketing and Speech Communication in 1980, and Harvard Business School’s Executive Program. Ms. Talton currently serves as the President and Chief Executive Officer of Gray Matter Analytics, a firm focused on data analytics consulting services in the healthcare industry. Previously, she served as President and Chief Executive Officer of SGT Ltd., a firm that provides strategy and technology consulting services in the financial services, healthcare and technology business sectors, from 2011 to 2013. From 2008 to 2011, Ms. Talton served as Vice President, Office of Globalization, for Cisco Systems, Inc., a leading global manufacturer of networking, switching and server/virtualization technology products related to the communication and information technology industries. Prior to that time, she held other leadership positions at Cisco Systems, Inc., Electronic Data Systems Corporation and Ernst & Young, LLP. Ms. Talton’s service in leadership roles with a variety of global technology and consulting firms provided her with extensive knowledge of and experience in information technology systems and cybersecurity, enabling her to effectively oversee management’s execution of Sysco’s business technology initiatives and its approach to privacy and cyber security risks. Ms. Talton has also gained extensive public company board experience in compensation, corporate governance, risk management and audit/finance issues through her service on the boards of directors of Deere & Company since 2015 (member of audit review and finance committees) and OGE Energy Corp. since 2013 (member of compensation and governance committees). From 2012 to 2019, she also served on the board of directors of Wintrust Financial Corporation. Additionally, from 2010 to 2015, she also served on the board of directors of ACCO Brands Corporation. Ms. Talton has been a Congressional appointee on the U.S. White House Women’s Business Council. She also has been recognized as one of the “Top 10 Women in Technology” by Enterprising Women and as “Entrepreneur of the Year” by the National Federation of Black Women Business Owners. She serves on the boards of several nonprofit organizations, including Chicago’s Northwestern Hospital Foundation, the Chicago Shakespeare Theater and the Chicago Urban League. Ms. Talton was recognized by The National Association of Corporate Directors in 2018 as among the most influential people in the boardroom community.

Committees:

•

Corporate Governance and Nominating Committee

•

Corporate Social Responsibility Committee

Primary Occupation:

•

Ms. Talton has served as President and Chief Executive Officer of Gray Matter Analytics since March 2013.

Other Boards:

•

Ms. Talton is a director of Deere & Company and OGE Energy Corp. In the last five years, Ms. Talton served as a director of ACCO Brands Corporation and Wintrust Financial Corporation.

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DIRECTOR COMPENSATION

Overview of Non-Employee Director Compensation

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board, as described below. Members of the Board who are employees of the Company are not compensated for services on the Board or any of its Committees. We currently pay each non-employee director a base retainer of $100,000 per year. Non-employee directors who serve as committee chairpersons receive annual additional amounts as follows:

•	Audit Committee Chair— $25,000
•	Compensation and Leadership Development Committee Chair— $20,000
•	Corporate Governance and Nominating Committee Chair— $20,000
•	Corporate Social Responsibility Committee Chair— $15,000

Each of Messrs. Halverson and Shirley received an additional annual retainer of $50,000, paid quarterly, for his service as independent Lead Director during fiscal 2020, due to the incremental Lead Director responsibilities described above under “Corporate Governance–Board Leadership Structure.”

During the period in fiscal 2020 in which Mr. Shirley was serving as Executive Chairman of the Board, he did not receive additional compensation for his service as a director, nor did Mr. Hourican receive additional compensation during fiscal 2020 for his service as a director. See footnote 8 to the “Fiscal 2020 Director Compensation” table below for discussion of Mr. Shirley’s executive officer compensation with regard to his service as Executive Chairman.

Each November, the Board grants time vested equity incentives to each of the non-employee directors in the form of restricted stock awards. In November 2019, the Board, upon the recommendation of the Governance Committee, granted to each person then serving as a non-employee director approximately $185,000 in shares of restricted stock that vest in full on the first anniversary of the grant date. See “Equity-Based Awards to Non-Employee Directors” below for a description of the plan under which these awards were granted, the “Fiscal 2020 Director Compensation” table below for detailed compensation information for fiscal 2020 for each person who served as a non-employee director and “Stock Ownership—Stock Ownership Guidelines” below for a description of the stock ownership requirements applicable to our non-employee directors.

Reimbursement of Expenses

All non-employee directors are entitled to receive reimbursements of expenses for all services as a director, including committee participation or special assignments. Reimbursement for non-employee director travel may include reimbursement of a portion of the cost of travel on private aircraft. Specifically, this includes reimbursement for non-commercial air travel in connection with Sysco business, subject to specified maximums, provided that amounts related to the purchase price of an aircraft or fractional interest in an aircraft are not reimbursable and any portion of the reimbursement that relates to insurance, maintenance and other non-incremental costs is limited to a maximum annual amount. Non-employee directors also receive discounts on products carried by the Company and its subsidiaries comparable to the discounts offered to all company employees.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer, including additional fees paid to committee chairpersons and the Chairman of the Board’s and/or Lead Director’s annual retainer, under the Directors Deferred Compensation Plan. Non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1%, with respect to amounts deferred prior to fiscal 2009. This investment option was reduced to Moody’s Average Corporate Bond Yield, without the addition of 1%, for amounts deferred after fiscal 2008. We credit such deferred amounts with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

Equity-Based Awards to Non-Employee Directors

As of September 21, 2020, the non-employee directors held shares of restricted stock and elected shares (as described below), all of which were issued under the Sysco Corporation 2018 Omnibus Incentive Plan, which we refer to as the “2018 Omnibus Incentive Plan.” Below is a description of the 2018 Omnibus Incentive Plan.

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Election to Receive a Portion of the Annual Retainer in Common Stock

Under the 2018 Omnibus Incentive Plan, instead of receiving his or her full annual retainer fee in cash, a non-employee director may elect to receive up to 100% of his or her annual retainer fee, including any additional retainer fee paid to the Chairman of the Board and/or Lead Director for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity, in 10% increments, in common stock. During fiscal 2020, if a director made this election, on the date we made each quarterly payment of the director’s annual retainer fee, we credited the director’s stock account with the number of shares of Sysco common stock that the director could have purchased on that date with the portion of his or her cash retainer that he or she has chosen to receive in stock, assuming a purchase price equal to the closing price of the common stock on the last business day before that date; we refer to these shares “elected shares.” The elected shares vest as soon as we credit the director’s account with them, but we do not issue them until the end of the calendar year.

Annual Awards of Restricted Stock

Pursuant to the 2018 Omnibus Incentive Plan, the Board may grant to non-employee directors, among other things, shares of restricted stock, in the amounts and on such terms as it determines, but no such grant may vest earlier than one year following the grant date. A restricted stock award is denominated in shares of common stock and is subject to transfer restrictions and the possibility of forfeiture. In November 2019, we issued restricted stock awards to non-employee directors under the 2018 Omnibus Incentive Plan.

Generally, if a director ceases to serve as a director of Sysco, he or she will forfeit all the unvested restricted stock that he or she holds. However, if the director leaves the board after serving out his or her term, or for any reason after reaching age 71, his or her restricted stock will remain outstanding and continue to vest as if the director had remained a director of Sysco. All unvested restricted stock will automatically vest upon the director’s death.

Deferral of Shares

A non-employee director may elect to defer receipt of all or any portion of any shares of common stock issued under the 2018 Omnibus Incentive Plan, whether such shares are to be issued as a grant of restricted stock or as elected shares. Generally, the receipt of stock may be deferred until the earliest to occur of the death of the non-employee director, the date on which the non-employee director ceases to be a director of the Company, or a change of control of Sysco. All such deferral elections shall be made in accordance with the terms and conditions set forth in Sysco’s 2009 Board of Directors Stock Deferral Plan.

Change in Control

Under the 2018 Omnibus Incentive Plan and the applicable grant agreements, any unvested awards of restricted stock will vest immediately upon the occurrence of certain terminations of service within the 24-month period following a specified change in control.

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Fiscal 2020 Director Compensation

The following table provides compensation information for fiscal 2020 for each of our directors who served for any part of the fiscal year, other than Messrs. Bené and Hourican, whose compensation for services as an officer is disclosed in the Summary Compensation Table on page 62:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Non-Qualified Deferred Compensation Earnings ($)(5)	Other Compensation ($)(6)	Total ($)
Brutto	$115,000	$185,005	$—	$—	$300,005
Cassaday	120,000	185,005	—	—	305,005
Frank	100,000	185,005	—	—	285,005
Glasscock	120,000	185,005	—	—	305,005
Halverson	150,000	185,005	—	—	335,005
Hinshaw	100,000	185,005	—	—	285,005
Koerber	100,000	185,005	—	—	285,005
Lundquist(7)	50,000	185,005	—	—	235,005
Newcomb	100,000	185,005	—	—	285,005
Peltz	100,000	185,005	—	—	285,005
Shirley(8)	75,000	185,005	—	—	260,005
Talton	100,000	185,005	—	—	285,005
(1)	Includes retainer fees, including any retainer fees for which the non-employee director has elected to receive shares of Sysco common stock in lieu of cash and fees for the fourth quarter of fiscal 2020 that were paid at the beginning of fiscal 2021. Although we credit shares to a director’s account each quarter, the elected shares are not actually issued until the end of the calendar year, unless the director’s service as a member of the Board terminates earlier. The number of shares of stock actually credited to each non-employee director’s account in lieu of cash during fiscal 2020, which are reported in the column entitled “Stock Awards” above was as follows: 1,039 shares for Mr. Brutto; 801 shares for each of Mr. Cassaday and Dr. Koerber; 1,088 shares for Mr. Glasscock; 378 shares for Mr. Halverson; 998 shares for Mr. Hinshaw; and 291 shares for Ms. Lundquist. Mr. Frank, Ms. Newcomb, Mr. Peltz, Mr. Shirley and Ms. Talton did not elect to receive any shares in lieu of their cash retainer fees. Directors may choose to defer receipt of the elected shares described in this footnote under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan. The number of elected shares of stock deferred by each non-employee director during fiscal 2020 (which are included in the elected shares described above) was as follows: Mr. Glasscock (1,088 shares), Mr. Hinshaw (998 shares), Dr. Koerber (801 shares), and Ms. Lundquist (291 shares). To the extent that cash dividends are paid on our common stock, each non-employee director also receives the equivalent amount of the cash dividend credited to his or her account with respect to all elected shares that are deferred. If the director has chosen to defer the receipt of any shares, such shares will be credited to the director’s account and issued on the earliest to occur of the “in-service” distribution date elected by the director (which will be at least one year following the end of the plan year in which the shares would otherwise have been distributed to the director), the death of the director, the date on which the director ceases to be a director of the Company, a change of control of Sysco, or the date on which the director applies and qualifies for a hardship withdrawal.
(2)	For fiscal 2020, the Board, upon the recommendation of the Governance Committee, determined that it would grant approximately $185,000 in equity incentives to each of the non-employee directors. Therefore, on November 15, 2019, the Board granted to each of the non-employee directors 2,270 shares of restricted stock valued at $81.50 per share, the closing price of Sysco common stock on the NYSE on November 14, 2019. These awards were granted under the 2018 Omnibus Incentive Plan and vest in full on the first anniversary of the grant date. The amounts in this column reflect the grant date fair value of the awards computed in accordance with ASC 718, “Compensation — Stock Compensation”. See Note 19 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020, regarding assumptions underlying valuation of equity awards. The value of any elected shares is included in the column entitled “Fees Earned or Paid in Cash,” as described in footnote (1) above. See “—Equity-Based Awards to Non-Employee Directors” above for a more detailed description. Although we credit elected shares to a director’s account each quarter, the shares are not actually issued until the end of the calendar year, unless the director’s service as a member of the Board of Directors terminates. Pursuant to the Sysco Corporation 2009 Board of Directors Stock Deferral Plan, non-employee directors may choose to defer receipt of the shares to be issued in connection with the annual restricted stock award. Each of Mr. Glasscock, Mr. Hinshaw, Dr. Koerber and Ms. Talton deferred receipt of the 2,270 shares of restricted stock. To the extent that cash dividends are paid on our common stock, each non-employee director also receives the equivalent amount of the cash dividend credited to his or her account with respect to all deferred restricted stock awards in the form of stock units. A director may elect an “in-service” distribution date for deferrals that is at least one year following the end of the plan year in which the shares would otherwise have been distributed to the director. Otherwise, distributions occur upon the earlier of the death of the director, the date on which the director ceases to be a director of the Company, or a change of control of Sysco, unless the director applies for and qualifies for a hardship withdrawal.
(3)	The aggregate number of options and unvested stock awards held by each director listed in the table above, as of June 27, 2020, was as follows:

	Aggregate Unvested Stock Awards Outstanding as of June 27, 2020	Aggregate Options Outstanding as of June 27, 2020
Brutto	2,270	—
Cassaday	2,270	—
Frank	2,270	—
Glasscock	2,270	—
Halverson	2,270	—
Hinshaw	2,270	—
Koerber	2,270	—
Lundquist	2,270	—
Newcomb	2,270	—
Peltz	2,270	—
Shirley(8)	2,270	—
Talton	2,270	—
The unvested stock awards for each non-employee director listed in the table immediately above relate to restricted stock awards granted in November 2019 that vest in November 2020.
(4)	None of the directors shown in the table received option grants with respect to his or her service as an independent director during fiscal 2020.
(5)	We do not provide a pension plan for the non-employee directors. For each non-employee director, the amounts shown in this column represent above-market earnings on amounts deferred under the Non-Employee Director Deferred Compensation Plan. Directors who do not have any amounts in this column were not eligible to participate in such plan, did not participate in such plan or did not have any above-market earnings.
(6)	The total value of all perquisites and personal benefits received by each of the non-employee directors was less than $10,000.
(7)	Ms. Lundquist was appointed to the Board on November 15, 2019.
(8)	Mr. Shirley was appointed Executive Chairman of the Board on an interim basis on January 10, 2020. In addition to the compensation reported in the table above for Mr. Shirley’s service as an independent director, he earned the following base salary and annual and long-term incentive compensation during fiscal 2020 for his service as Executive Chairman of the Board:
•	Base salary – $442,308;
•	Annual incentive award – $134,496; and
•	Long-term incentive award – $1 million in grant date fair value (consisting of $600,000 in PSUs and $400,000 in stock options).

Messrs. Bené and Hourican did not receive any compensation for their fiscal 2020 Board service, other than the compensation for services as an employee that is disclosed elsewhere in this proxy statement. See “Executive Compensation – Summary Compensation Table” for details regarding compensation earned by each of Messrs. Bené and Hourican for fiscal 2020.

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EXECUTIVE OFFICERS

The following persons currently serve as executive officers of Sysco. Additional biographical information concerning the executive officers is provided below, including their respective positions with the Company and prior business experience (other than Messrs. Shirley and Hourican, for whom such information is provided under “Board of Directors Matters—Board Composition” above and incorporated by reference herein).

Name	Title	Age
Kevin P. Hourican*	President and Chief Executive Officer	47
Greg D. Bertrand*	Executive Vice President, U.S. Foodservice Operations	56
Michael P. Foster*	Executive Vice President, Chief Information and Technology Officer	53
Joel T. Grade*	Executive Vice President and Chief Financial Officer	50
J. Chris Jasper	Senior Vice President and President, U.S. Broadline Foodservice Operations	48
Eve M. McFadden	Senior Vice President, Legal, General Counsel and Corporate Secretary	44
Paul T. Moskowitz	Executive Vice President, Human Resources	56
Cathy Marie Robinson*	Executive Vice President and Chief Supply Chain Officer	53
Edward D. Shirley	Executive Chairman	63
Brian R. Todd	Senior Vice President, Merchandising & Marketing	57
Anita A. Zielinski	Senior Vice President and Chief Accounting Officer	47
*	Named Executive Officer.

GREG D. BERTRAND

Age 56 Executive Officer since: July 2016

Biography:

Mr. Bertrand has served as Sysco’s Executive Vice President, U.S. Foodservice Operations since July 2018. Previously, he served as Senior Vice President, U.S. Foodservice Operations from July 2016 to July 2017, Senior Vice President, Foodservice Operations (West) from August 2015 to July 2016, Senior Vice President, Merger Integration Deployment from November 2014 to August 2015, and Senior Vice President, Business Process Integration from March 2014 to November 2014. Mr. Bertrand began his Sysco career in 1991 as a Marketing Associate at Sysco Chicago, where he advanced through several sales leadership positions before becoming Vice President-Sales in 1997 and Senior Vice President-Sales in 1998. He was promoted to Executive Vice President in 1999. In 2005, he was named President-Sysco Eastern Wisconsin. He became President-Sysco Chicago in 2008 and took on the added responsibilities of leading Sysco Eastern Wisconsin and Sysco Baraboo in 2009. He was promoted to Market Vice President-Midwest in 2010 and then to Senior Vice President – Foodservice Operations (West) in July 2012.

MICHAEL P. FOSTER

Age 53 Executive Officer since: December 2019

Biography:

Mr. Foster joined Sysco in December 2019 as Executive Vice President and Chief Information and Technology Officer. He is responsible for the strategy and development of Sysco’s information systems and operating technology platforms. Before joining Sysco, Mr. Foster was the Executive Vice President and Chief Information Technology Officer at Canadian National Railway Company from March 2018 to November 2019. Prior to that, Foster spent 21 years in roles of increasing responsibility at FedEx Corporation, primarily in the international division headquartered in Brussels, Belgium.

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JOEL T. GRADE

Age 50 Executive Officer since: February 2014

Biography:

Mr. Grade has served as Sysco’s Executive Vice President and Chief Financial Officer since September 2015, having been promoted from Senior Vice President – Finance and Chief Accounting Officer, a position he had held since February 2014. Mr. Grade began his career at Sysco as a Staff Auditor in 1996. He was promoted to Assistant Manager-Operations Review in 1999. He transferred to Sysco Austin in 2000 as Controller, was appointed Vice President-Finance and CFO of Sysco Chicago in 2002 and became Vice President-Finance and CFO of Sysco Canada in 2007. He was promoted to Vice President, Foodservice Operations of Sysco Corporate and President of Sysco Canada in 2010 and held that position until May 2012, when he was appointed Senior Vice President, Foodservice Operations (North). Mr. Grade earned an undergraduate degree in Accounting and Finance with a specialization in International Business from the University of Wisconsin-Madison in 1993 and an MBA in Finance, Strategy and Marketing from Northwestern University’s Kellogg School of Management in 2007.

J. CHRIS JASPER

Age 48 Executive Officer since: March 2020

Biography:

Mr. Jasper has served as Senior Vice President and President, U.S. Broadline Foodservice Operations since March 2020. Previously, he served as Market President, Midwest from April 2018 to March 2020, President, Sysco Arizona from 2013 until April 2018, and Executive Vice President of Sysco Kansas City from 2012 until 2013. Mr. Jasper joined Sysco Arizona in 1995 as a marketing associate and then advanced through leadership positions of increasing responsibility, including District Sales Manager, Regional Sales Manager, and Vice President, Sales, before being promoted to Vice President, Sales and Marketing in 2011.

EVE M. MCFADDEN

Age 44 Executive Officer since: February 2019

Biography:

Ms. McFadden has served as Sysco’s Senior Vice President, Legal, General Counsel & Corporate Secretary since March 2020. Previously, she served as Vice President, Legal, General Counsel & Corporate Secretary from February 2019 to March 2020, Vice President, Associate General Counsel & Ethics & Compliance officer from July 2018 to February 2019 and as Vice President & Associate General Counsel, Employment & Litigation from March 2014 to July 2018, following a promotion from Assistant General Counsel – Employment & Litigation from September 2012 to February 2014. Ms. McFadden began her career at Sysco as Corporate Counsel – Employment, a position she held from December 2008 to September 2012. From December 2007 to December 2008 Ms. McFadden worked for ABM Industries Incorporated, a facility management company, as Assistant General Counsel and also worked as an Associate for the law firm Littler Mendelson, P.C. from October 2003 to December 2007. She began her law career as an Associate for Karr Tuttle Campbell in Seattle, Washington. Ms. McFadden graduated with honors from the University of Texas School of Law and holds an undergraduate degree in Political Science from the University of Washington.

PAUL T. MOSKOWITZ

Age 56 Executive Officer since: January 2012

Biography:

Mr. Moskowitz has served as Sysco’s Executive Vice President, Human Resources since August 2015, having been promoted from Senior Vice President, Human Resources, a position he had held since January 2011. Prior to joining Sysco, Mr. Moskowitz served as Chief Human Resources Officer of Dean Foods Company, a large dairy processing company, from 2007 to 2011. Between 1996 and 2004, he held various senior roles with Yum! Brands, Inc., a restaurant franchisor and operator. His last position with Yum! Brands was Chief People Officer at Pizza Hut from 2004 to 2007.

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CATHY MARIE ROBINSON

Age 53 Executive Officer since: March 2020

Biography:

Ms. Robinson has served as Sysco’s Executive Vice President and Chief Supply Chain Officer since March 30, 2020. Previously she served as Senior Vice President, Chief Operations and Transformation Officer with Capri Holding Limited, the parent holding company of Michael Kors, Versace and Jimmy Choo and from May 2014 to December 2018 served as Senior Vice President, Corporate Strategy & COO for Michael Kors Holdings Limited. Ms. Robinson’s previous roles include Senior Vice President, Chief Logistics Officer at ToysRUs from April 2012 to April 2014; Senior Vice President, Supply, Logistics and Customer Experience at The Great Atlantic & Pacific Tea Company from December 2010 to March 2012; Senior Vice President, Supply Chain at Smart & Final Stores, LLC from July 2005 to November 2010; Regional Director at ToysRUs from July 2003 to June 2005; and Regional Vice President, Logistics at Wal-Mart Stores, Inc. from January 1993 to April 2003. She began her career as a Logistics Officer for the U.S. Army.

BRIAN R. TODD

Age 57 Executive Officer since: August 2017

Biography:

Mr. Todd has served as Sysco’s Senior Vice President, Merchandising and Marketing since February 2019. Previously, he served as Senior Vice President, Merchandising from August 2017 to February 2019, Vice President, Operational Merchandising from August 2016 to July 2017, Vice President, Strategic Sourcing and Supplier Partnerships from October 2012 to July 2016, and Vice President, Merchandising from July 2011 to October 2012. Mr. Todd began his Sysco career in 1996 as a Protein Brand Manager at SERCA Ontario (which was acquired by Sysco), advancing through several merchandising leadership positions at Sysco Toronto and Sysco Canada before being promoted to Vice President, Merchandising and Marketing for Sysco Canada in July 2009.

ANITA A. ZIELINSKI

Age 47 Executive Officer since: April 2017

Biography:

Ms. Zielinski has served as Sysco’s Senior Vice President and Chief Accounting Officer since April 2017, overseeing the Company’s accounting functions, with responsibility for financial accounting and reporting, accounting policy, tax compliance and strategy and internal controls. Prior to joining Sysco, Ms. Zielinski had served as partner of Ernst & Young LLP, a public accounting firm (“E&Y”), since 2013 and was a member of E&Y’s assurance practice for over 20 years. She has extensive experience working with both large and midcap public registrants on securities law filings, business combinations and complex accounting and financial reporting matters, and is a Certified Public Accountant. In addition, Ms. Zielinski has served on the board of directors of the Women’s Foodservice Forum since January 2019.

Management Development and Succession Planning

On an ongoing basis, the Board plans for succession to the position of CEO and other key management positions, and the Governance Committee is responsible for reviewing and recommending to the Board all key management appointments at or above senior vice president. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO. On an annual basis, the Board and the CLD Committee engage in discussions with management regarding increasing the diversity of Sysco’s executive management team. In addition, the CEO periodically provides the Board with an assessment of potential successors to other key positions. Management development and succession planning remained top priorities of executive management and the Board during fiscal 2020.

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STOCK OWNERSHIP

Security Ownership of Officers and Directors

The following table sets forth certain information with respect to the beneficial ownership of Sysco’s common stock, as of September 21, 2020, by (i) each current director and director nominee, (ii) each NEO (as defined under “Compensation Discussion and Analysis”), and (iii) all current directors and executive officers as a group. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares. Fractional shares have been rounded to the nearest whole share.

	Shares of Common Stock Owned Directly		Shares of Common Stock Owned Indirectly		Shares of Common Stock Underlying Options(1)		Shares of Common Stock Underlying Restricted Stock Units(2)	Total Shares of Common Stock Beneficially Owned(1)(2)		Percent of Outstanding Shares(3)
Thomas L. Bené	102,359		—		—		—	102,359		*
Greg D. Bertrand	30,736		2,250	(5)	286,302		—	319,288		*
Daniel J. Brutto	18,721	(4)	—		—		—	18,721		*
John M. Cassaday	53,737	(4)	—		—		—	53,737		*
Michael P. Foster	—				—		—	—		*
Joshua D. Frank	2,270	(4)	—		—		—	2,270		*
Larry C. Glasscock	68,863	(4)	—		—		—	68,863		*
Joel T. Grade	58,679		259	(6)	558,344		—	617,282		*
Bradley M. Halverson	15,095	(4)	—		—		—	15,095		*
John M. Hinshaw	7,736	(4)	—		—		—	7,736		*
Kevin P. Hourican	—		—		—		—	—		*
Hans-Joachim Koerber	55,435	(4)	—		—		—	55,435		*
Stephanie A. Lundquist	2,626		—		—		—	2,626		*
Nancy S. Newcomb	61,873	(4)	—		—		—	61,873		*
Nelson Peltz	2,270	(4)	24,377,573	(7)	—		—	24,379,843		4.79%
Cathy Marie Robinson	—		—		—		12,536	12,536		*
Edward D. Shirley	14,261	(4)	—		—		—	14,261		*
Sheila G. Talton	10,310	(4)	—		—		—	10,310		*
All Directors and Executive Officers as a Group (23 Persons)	584,455	(8)	24,383,170	(9)	1,364,344	(10)	12,536	26,342,235	(8)(9)(10)	5.17%

(*)	Less than 1% of outstanding shares.
(1)	Includes shares underlying options that are presently exercisable or will become exercisable within 60 days after September 21, 2020. Shares subject to options that are presently exercisable or will become exercisable within 60 days after September 21, 2020 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.
(2)	Shares underlying RSUs that are held by Ms. Robinson will vest and settle within 60 days after September 21, 2020 and are deemed outstanding for purposes of computing the percentage ownership of the person holding such RSUs, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons. It is expected that approximately one-third of the shares underlying these RSUs will be withheld to pay taxes related to the RSUs as they vest and settle.
(3)	Applicable percentage of beneficial ownership at September 21, 2020 is based on 509,093,137 shares outstanding.
(4)	Includes shares that were elected to be received in lieu of non-employee director retainer fees during the first half of calendar 2020 under the Sysco Corporation 2018 Omnibus Incentive Plan. For Mr. Brutto, this includes 646 shares; for each of Mr. Cassaday and Dr. Koerber, this includes 498 shares; for Mr. Glasscock, this includes 696 shares; and for Mr. Hinshaw, this includes 998 shares. Unless the director has chosen to defer the shares under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan, these shares will be issued on December 31, 2020 or within 60 days after a non-employee director ceases to be a director, whichever occurs first. Directors may choose to defer receipt of these shares related to director retainer fees, as well as shares awarded pursuant to restricted stock grants, and these deferred amounts are also included in this line item. To the extent cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all deferred restricted stock awards, and all elected shares that are deferred. The number of shares in each non-employee director’s deferred stock account, including related dividend equivalents, is as follows: Mr. Brutto 3,288, Mr. Cassaday (none), Mr. Frank (none), Mr. Glasscock (68,125), Mr. Halverson (none), Mr. Hinshaw (6,708), Dr. Koerber (3,012), Ms. Lundquist (2,626), Ms. Newcomb (none), Mr. Peltz (none), Mr. Shirley (none), and Ms. Talton (9,618). If the director has chosen to defer the receipt of any shares, such shares will be credited to the director’s account in the 2009 Board of Directors Stock Deferral Plan and issued on the earliest to occur of the “in-service” distribution date elected by the director (which will be at least one year following the end of the plan year in which the shares would otherwise have been distributed to the director), the death of the director, the date on which the director ceases to be a director of the Company, a change of control of Sysco, or the date on which the director applies and qualifies for a hardship withdrawal. Deferred shares are deemed outstanding for purposes of computing the percentage ownership of the persons holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.
(5)	These shares are held by Mr. Bertrand’s son.
(6)	These shares are held in trust for the benefit of Mr. Grade’s son.
(7)	24,375,303 of these shares are owned by Trian Fund Management, L.P. (“Trian”), an institutional investment manager, and certain investment funds and vehicles managed by Trian (the “Trian Funds”) and another affiliate of Trian. None of such shares are held directly by Mr. Peltz. Approximately 23.9 million of such shares are currently held by the Trian Funds in the ordinary course of business with other investment securities which they hold in co-mingled margin accounts with a prime broker, which prime broker may, from time to time, extend margin credit to certain Trian Funds, subject to applicable federal margin regulations, stock exchange rules and credit policies. An additional 2,270 of these shares are held directly by Mr. Frank, over which Trian may be deemed to have beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act) by virtue of a director fee agreement between Trian and Mr. Frank that is further described in the Schedule 13D/A filed on June 9, 2016 by Trian and certain of its affiliates. Trian Fund Management GP, LLC, of which Mr. Peltz is a member, is the general partner of Trian, and therefore is in a position to determine the investment and voting decisions made by Trian with respect to all of the shares it may be deemed to beneficially own. Accordingly, Mr. Peltz and Trian may be deemed to indirectly beneficially own the shares that Trian and the Trian Funds directly and beneficially own, and the shares that Mr. Frank directly and beneficially owns. Mr. Peltz may also be deemed to indirectly beneficially own the shares that such affiliate of Trian holds because he is in a position to determine the investment and voting decisions made by such affiliate. Except as described above, Mr. Peltz disclaims beneficial ownership of all such shares for all other purposes.
(8)	Includes an aggregate of 79,483 shares directly owned by the current executive officers other than the named executive officers.
(9)	Includes 3,088 shares indirectly owned by the current executive officers other than the named executive officers.
(10)	Includes an aggregate of 519,698 shares underlying options that are presently exercisable or will become exercisable within 60 days after September 21, 2020 held by the current executive officers other than the named executive officers.

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Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons or groups known to us to be beneficial owners of more than 5% of Sysco’s common stock outstanding as of September 21, 2020. The applicable percentage of beneficial ownership is based on 509,093,137 shares outstanding as of September 21, 2020.

	Total Shares of Common Stock Beneficially Owned	Percent of Outstanding Shares
The Vanguard Group and certain affiliates(1)	47,292,696	9.29%
BlackRock, Inc. and certain affiliates(2)	33,580,514	6.60%
State Street Corporation and certain affiliates(3)	26,429,403	5.19%
(1)	This information is based on a Schedule 13G/A filed on February 12, 2020 by The Vanguard Group (“Vanguard”). According to the Schedule 13G/A, Vanguard has the sole power to vote, or to direct the vote of, 773,349 shares of common stock, the sole power to dispose, or to direct the disposition of 46,397,220 shares of common stock, the shared power to vote, or to direct the vote of, 167,629 shares of common stock, and the shared power to dispose, or to direct the disposition of, 895,476 shares of common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	This information is based on a Schedule 13G/A filed on February 6, 2020 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has the sole power to vote, or to direct the vote of, 28,310,283 shares of common stock, and the sole power to dispose, or to direct the disposition of, all 33,580,514 shares of common stock reported in the table above. The address for BlackRock is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.
(3)	This information is based on a Schedule 13G filed on February 14, 2020 by State Street Corporation (“State Street”). According to the Schedule 13G, State Street has the shared power to vote, or to direct the vote of, 23,714,825 shares of common stock, and the shared power to dispose, or to direct the disposition of, 26,351,821 shares of common stock. The address for State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

Stock Ownership Guidelines

To align the interests of our management with those of our stockholders, the Board concluded that our senior officers should have a significant financial stake in Sysco stock. To further that goal, for several years we have maintained stock ownership guidelines for our executives.

Pursuant to these guidelines, upon the end of the five-year period from the date the officer is hired, promoted or otherwise becomes subject to the guidelines, the following senior officers should own, based on their respective positions, a minimum number of shares equal in value to the multiple of each such officer’s annual base salary as described in the following table.

Position	Minimum Ownership Requirement (Multiple of Base Salary)
CEO	7x
Executive Vice Presidents	4x
Senior Vice Presidents	2x

Our senior officers have five years to achieve these ownership requirements. The five-year period begins on the date the officer is hired, promoted or otherwise becomes subject to the guidelines. If an individual is promoted to a position that requires the ownership of a greater amount of stock than his or her prior position, the five-year period pertaining to the new position will begin upon the effective date of the hiring or promotion; provided, however, that a promoted individual must continue to comply with the above ownership requirements applicable to his or her prior position at all times subsequent to the promotion.

The shares counted towards these ownership requirements include shares of Sysco common stock owned directly by the senior officer, including shares of vested restricted stock held by the officer that may be subject to transfer restrictions or potential clawbacks, shares owned indirectly by the officer through any Sysco employee stock purchase plan, two-thirds of the shares underlying an officer’s unvested restricted stock units, two-thirds of the shares of unvested restricted stock held by the officer, and one-quarter of the shares underlying performance share units held by the officer, rounded down to the nearest whole share and assuming satisfaction of all applicable financial performance criteria at the “target” level, and do not include shares held through any other form of indirect beneficial ownership or shares underlying unexercised options. Equity-based incentive awards are anticipated to provide all senior officers with the opportunity to satisfy these requirements within the specified time frames.

These ownership requirements are set at levels that Sysco believes are reasonable given the senior officers’ respective salaries and responsibility levels. In addition, Semler Brossy has reviewed our ownership guidelines and confirmed that they are consistent with the corresponding practices of our peer group.

In connection with the ownership requirements described above, each senior officer of the Company must retain 25% of the net shares acquired upon exercise of stock options and 100% of the net shares acquired pursuant to the vesting of RSUs and PSUs until the officer’s holdings of Company stock equal or exceed the applicable minimum ownership requirement. For these purposes, “net shares” means the shares remaining after disposition of shares necessary to pay the related tax liability and, if applicable, exercise price.

The Corporate Governance Guidelines also provide that, after five years of service as a non-employee director, each such director is expected to attain and, thereafter, continuously maintain, minimum ownership of Sysco common stock equal in value to five times his or her annual base retainer (i.e., $500,000 for fiscal 2020). The shares counted towards these ownership requirements include (i) shares that such non-employee director elects to receive in lieu of his or her cash retainer(s) for Board service, (ii) vested Share Units held by a non-employee director through the 2009 Board of Directors Stock Deferral Plan (or any successor plan thereto), (iii) shares of restricted stock held by such non-employee director that may be subject to transfer restrictions or potential clawbacks, and (iv) shares owned directly by an entity (such as a corporation or foundation) over which such non-employee director shares voting power and/or investment power, and excludes shares underlying all other outstanding securities exercisable for, or convertible into, common stock of the Company (including options and restricted stock units). In addition, the shares beneficially owned by Trian are credited to Messrs. Frank and Peltz for purposes of these ownership requirements.

Management provides the Board with the status of the officers’ and directors’ stock ownership at all of the regularly-scheduled meetings to ensure compliance with these holding requirements. As of September 21, 2020, each of the Current NEOs (as defined in the “Compensation Discussion and Analysis”) and directors were in compliance with the applicable stock ownership guidelines.

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Stock Trading Restrictions

An executive officer may only purchase and sell Sysco common stock and exercise stock options pursuant to a 10b5-1 trading plan adopted during an approved quarterly trading window, subject to limited exceptions, including “net exercises” of stock options that do not involve an open market sale of shares and hardship exemptions. Quarterly trading windows generally open two business days after Sysco issues its quarterly earnings release and typically close around seven weeks after the opening of the window.

The adoption of a 10b5-1 trading plan or other transaction in Sysco stock by an executive officer must be pre-approved by a committee that includes the Executive Chairman of the Board, independent Lead Director, the Chair of the Governance Committee, the Chief Executive Officer and the Company’s chief legal officer, following their review of the amount and timing of the proposed transaction and their confirmation that the individual in question does not possess any material inside information about the Company. Trades under a 10b5-1 trading plan may not commence until 30 days after adoption of the plan.

Employee, Officer and Director Hedging

Under Sysco’s Policy on Trading in Company Securities, the Company’s “Insiders” are prohibited at all times from trading in publicly traded options, puts, calls, straddles, or similar derivative securities of the Company, whether issued directly by the Company or by any exchange (“derivative securities”), and from effecting short sales of Company Securities and/ or purchasing financial instruments that are designed to hedge or offset any decrease in the market value of Company Securities. A “short sale” is defined by the Policy as a sale of stock in which the seller attempts to profit from an anticipated drop in market price by selling securities he or she does not own and covering the sales with securities bought after the price decline. Prohibited hedging transactions include, but are not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds. An “Insider” under the Policy includes (i) all members of the Board, (ii) all officers elected by the Board, (iii) any other employee designated by the President and CEO, any Executive Vice President or the Chief Legal Officer, (iv) any family member of any of the foregoing who lives in his or her home, and (v) any entity whose investment decisions are made by (or shared with) any of the foregoing persons. Certain aspects of this Policy do not apply to Trian, an institutional investment manager where Mr. Peltz serves as the Chief Executive Officer and Mr. Frank serves as a Partner, and the funds and investment vehicles managed by Trian. The Policy does apply, however, to each of Mr. Peltz and Mr. Frank in his individual capacity.

DELINQUENT SECTION 16(a) REPORTS

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors and any persons holding more than 10% of our common stock are required to file with the SEC and the NYSE reports of initial ownership of our common stock and changes in ownership of such common stock. To our knowledge, no person beneficially owns more than 10% of our common stock. Copies of the Section 16 reports filed by our directors and executive officers are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2020, all of our executive officers and directors complied with the Section 16(a) requirements except that, due to an inadvertent administrative error on the part of the Company, a late Form 4 was filed on behalf of Joel Grade to report a gift of shares and a late Form 4 was filed on behalf of John Cassaday to report two dispositions of shares to cover Canadian withholding taxes in connection with his receipt of elected and matched shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of June 27, 2020.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	11,948,204	$57.12	51,878,032	(1)
Equity compensation plans not approved by security holders	—	—	—
TOTAL	11,948,204	$57.12	51,878,032	(1)
(1)	Includes 46,728,773 shares issuable pursuant to our 2018 Omnibus Incentive Plan, of which 15,640,344 shares are eligible to be granted as full value awards, and 5,149,259 shares issuable pursuant to our Employee Stock Purchase Plan as of June 27, 2020. The amount does not reflect the issuance of 273,323 shares in June 2020 pursuant to the completion of the quarterly purchase under our Employee Stock Purchase Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview of our philosophy and objectives of our executive compensation program and describe the material components of our executive compensation program for our fiscal 2020 named executive officers, or “NEOs,” whose compensation is set forth in the 2020 Summary Compensation Table and other compensation tables contained in this proxy statement. For fiscal 2020, our NEOs are as follows:

•	Kevin P. Hourican, our President and Chief Executive Officer;
•	Thomas L. Bené, our former Chairman, President and Chief Executive Officer;
•	Joel T. Grade, our Executive Vice President and Chief Financial Officer;
•	Greg D. Bertrand, our Executive Vice President, U.S. Foodservice Operations;
•	Michael P. Foster, our Executive Vice President, Chief Information and Technology Officer; and
•	Cathy Marie Robinson, our Executive Vice President, Chief Supply Chain Officer.

Mr. Bené resigned as Chairman and a member of the Board, effective January 13, 2020, and as President and Chief Executive Officer, effective January 31, 2020. He remained employed in a non-executive advisory capacity from his separation date through March 1, 2020. See “—Former CEO Fiscal 2020 and Severance Compensation” below for further discussion. For purposes of this Compensation Discussion and Analysis and the related disclosures that follow under the heading “Executive Compensation” below, the term “Current NEOs” refers to all NEOs other than Mr. Bené.

Executive Summary

Sysco is the global leader in selling, marketing and distributing food products, equipment and supplies to the foodservice industry. Accordingly, our long-term success depends on our ability to attract, engage, incentivize and retain highly talented individuals who are committed to Sysco’s vision and strategy. A key objective of our executive compensation program is to link executives’ pay to their performance and their advancement of Sysco’s overall annual and long-term performance and business strategies.

Other objectives include aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. We believe that Sysco’s compensation strategies have been effective in attracting executive talent and promoting performance and retention. We also believe that the amount of compensation paid to each NEO reflects his or her extensive management experience, high performance and exceptional service to Sysco and our stockholders.

Business Highlights

In response to the outbreak of COVID-19 and its development into a pandemic, governmental authorities in many countries in which we operate, and in which our customers are present and suppliers operate, imposed mandatory closures, sought voluntary closures and imposed restrictions on, or advisories with respect to, travel, business operations and public gatherings or interactions. Among other matters, these actions have required or strongly urged various venues where foodservice products are served, including restaurants, schools, hotels and cruise liners, to reduce or discontinue operations, which have adversely affected and will continue to adversely affect demand in the foodservice industry, including demand for our products and services. In addition, the perceived risk of infection and health risk associated with COVID-19, and the illness of many individuals across the globe, are resulting in many of the same effects intended by such governmental authorities to stop the spread of COVID-19.

During the last couple of weeks of the third quarter of fiscal 2020, our business declined significantly from the time that shelter in place orders were issued in response to the COVID-19 pandemic. We experienced declines in sales to the majority of our customers, with the exception of certain customers in the healthcare segment. These events had an adverse impact on numerous aspects of our business, financial condition and results of operations, including our financial performance with respect to the performance metrics under our annual and long-term incentive awards described below. During the fourth quarter of fiscal 2020, however, we experienced sequential weekly improvements with the reopening of in-restaurant dining. The “exit rate” of our sales as of the end of fiscal 2020 was a decline of approximately 30% compared to the end of fiscal 2019. In July 2020, as COVID-19 cases began increasing in certain locations, the business recovery flattened; however, we experienced weekly improvements in sales again in August 2020.

We have closely monitored developments in the COVID-19 pandemic as the situation has evolved, and we are continuously revising our approach to create new processes and guidelines to keep associates and customers safe, with careful consideration to remaining aligned with guidance from relevant health authorities.

•	Supporting employees – We have defined and implemented procedures to protect the health and safety of our employees, while also ensuring business continuity and our ability to service our customers. We have allowed employees to work remotely, whenever possible, and have installed protocols for daily temperature checks and health screenings for our employees not working remotely. We have also provided guidelines for performing deep cleaning and proper social distancing in our offices and warehouses and have implemented requirements for employees to wear face coverings when not working remotely.
•	Serving customers – We have implemented procedures to limit the contact between our drivers and customers’ employees and have developed an alternative process to avoid collecting signatures for customer invoices and guidelines for safely accepting customer returns.
•	Assisting our communities – We have donated 30 million meals across eight countries since mid-March as part of our community response strategy to the pandemic. These donations were valued at over $100 million and included nearly 16 million pounds of fresh produce and approximately six million pounds of fresh dairy products. Additionally, we have supported over 900 community organizations in

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their efforts to address hunger and food insecurity by providing direct delivery to food banks and other hunger relief organizations by loaning refrigerated trucks and facility storage space to increase capacity for local food distribution, and by providing volunteer and staffing support for mobile distribution efforts.

Immediately after the onset of the crisis, Sysco took action to ensure liquidity, reduce variable and structural costs and pivot our business to maximize sales during a period of disruption.

•	Increasing liquidity – we increased liquidity by (i) a $1.6 billion borrowing under our revolving credit facility, (ii) a $4 billion unsecured bond offering, (iii) establishment of a £600 million Bank of England commercial paper program, and (iv) a new $750.0 million 364-day credit facility. As a result of these measures, as of August 7, 2020, the company had more than $8.0 billion in cash and available liquidity. This liquidity provides us with financial flexibility during this difficult operating environment and enables us to invest in our business to transform the company during and after the crisis.
•	Removing costs – we worked rapidly to stabilize the business by removing costs. We have reduced our expenses to correspond to a lower level of sales volume, and, as a result, we are taking appropriate steps to manage costs during the downturn. We removed approximately $500 million of expenses from the business in the fourth quarter of fiscal 2020, which reflects, in part, the reduction to our staffing levels through temporary workforce furloughs and permanent reductions in force. This expense reduction was net of additional investments we made to provide fully-subsidized healthcare benefits to furloughed associates and to provide fully-subsidized healthcare benefits and additional pay for our front-line essential workers. We began to realize the benefits of these changes beginning in our fourth quarter of fiscal 2020, and the permanent changes are expected to deliver an annualized benefit of approximately $350 million.
•	Creating new sources of revenue – we created new sources of revenue, including from our existing restaurant customers. These include helping approximately 16,000 of our customers to set up “pop-up shops” in their dining areas. We have also helped customers with reopening plans, such as patio and outdoor dining options and a shortened, more focused menu, as well as with the technological capability to start a website. We have helped customers connect to preferred delivery partners and setup take-out menus and other support for their “to go” offerings. The quick service restaurant segment continues to thrive in the current environment, as the volume of “to go” and drive-through orders has gained steady momentum.
•	Pivoting our business – we have provided products for cleaning, sanitation and personal protection, without disruption, so that our customers may continue business operations, and have shifted sales to serve the retail grocery channel. Prior to the COVID-19 pandemic, approximately 50% of food consumption within the U.S. had been occurring away from home, and the remainder had been taking place inside the home. The COVID-19 pandemic has changed the balance and shifted more purchases to the retail grocery channel. As a result, we have pivoted our distribution model to include retail, grocer and new supply chain partnerships, sectors that we essentially did not serve prior to the COVID-19 crisis. This has created long-term relationships with smaller, regional, retail grocers where we can add value through items such as quality proteins and fresh produce where our buying advantage is helpful for them in the long-term. In addition, since the beginning of the pandemic, we have added $1.0 billion of new national customer business on an annualized basis.

For more discussion of the impact of the COVID-19 pandemic on our business, please see our Annual Report on Form 10-K for the fiscal year ended June 27, 2020 (the “Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”). Our discussion below of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. The fiscal 2020 and fiscal 2019 items described in Annex I – “Non-GAAP Reconciliations” and excluded from these non-GAAP measures are collectively referred to as “Certain Items.”

More information on the rationale for the use of these non-GAAP measures can be found in the Form 10-K that accompanies this proxy statement on pages 31-36 and reconciliations to GAAP numbers can be found in Annex I – “Non-GAAP Reconciliations.”

Comparison of our results from fiscal 2020 to fiscal 2019:

•	Sales decreased 12.0%, or $7.2 billion, to $52.9 billion;
•	Operating income decreased 67.8%, or $1.6 billion, to $749.5 million; adjusted* operating income decreased 37.4%, or $1.0 billion, to $1.7 billion;
•	Net earnings decreased 87.1%, or $1.5 billion, to $215.5 million; adjusted* net earnings decreased 44.4%, or $824.8 million, to $1.0 billion;
•	Basic earnings per share decreased 87.0%, or $2.82, to $0.42 from the comparable prior year amount of $3.24 per share; and
•	Diluted earnings per share decreased 86.9%, or $2.78, to $0.42 from the comparable prior year amount of $3.20 per share; and adjusted* diluted earnings per share were $2.01 in fiscal 2020, a 43.4% decrease from the comparable prior year amount of $3.55 per share.
*	- Denotes a non-GAAP financial measure.

Pay for Performance

We link the compensation for each of our NEOs to Sysco’s performance, as well as the NEO’s individual performance. For fiscal 2020, as discussed below, all of the annual incentive opportunity under the 2020 MIP, as well as a significant portion of the long-term incentive opportunity, were tied to the Company’s financial results with regard to the following performance metrics:

2020 Management Incentive Program

•	Sysco Adjusted Operating Income
•	Sysco Adjusted Gross Profit Dollar Growth (modified by U.S. broadline and Canadian broadline Total Case Growth)
•	U.S. Foodservice Adjusted Operating Income
•	U.S. Foodservice Gross Profit Dollar Growth (modified by U.S. Broadline Local Case Growth)

Performance Share Units (FY2018-FY2020)

•	Compound Annual Growth Rate in the Company’s Adjusted Earnings Per Share
•	Company’s Three-Year Average Adjusted Return On Invested Capital

Primarily due to the significant impact of the COVID-19 pandemic on our business results for fiscal 2020, the Company’s performance was below threshold with respect to the above financial performance metrics for the 2020 MIP (defined below), as well as the Company’s compound annual growth rate in adjusted earnings per share, and slightly above threshold for average adjusted return on invested capital.

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Consequently, consistent with our pay-for-performance pay philosophy, the NEOs (i) did not receive any payout with regard to the financial performance metrics for fiscal 2020, which represented 75% of the annual incentive award opportunity, and (ii) received a payout of 13.0% of the target number of shares with regard to the PSUs for fiscal 2018 through fiscal 2020. See “— What We Paid and Why – Compensation for NEOs” below for further discussion of the significantly reduced payouts for the NEOs under the annual and long-term incentive programs.

Say on Pay – Stockholder Feedback

At last year’s Annual Meeting, 96.1% of the shares that were voted with respect to the Company’s “Say on Pay” proposal (excluding abstentions) voted “FOR” the proposal. Further, during the past year, we continued to engage in dialogue with some of our largest stockholders to solicit their feedback and gather information on their views and opinions on various operations and governance issues, including executive compensation practices. After considering the results of the fiscal 2019 “Say on Pay” advisory vote, the CLD Committee determined that our past practices remained appropriate for fiscal 2020. The CLD Committee carefully considers feedback from our stockholders regarding our executive compensation program. In addition to the annual “Say on Pay” advisory vote on NEO compensation and the Company’s stockholder engagement efforts, stockholders are invited to express their views to the CLD Committee as described above under the heading “Corporate Governance—Communicating with the Board.”

Our Practices

Below we highlight certain executive compensation practices applicable to our NEOs that we have implemented to drive performance and support the best standards in corporate governance, as well as practices we have not implemented because we do not believe that they would serve our stockholders’ long-term interests.

What We Do

•	Pay for Performance – We link pay to Sysco and individual performance. We retrospectively review the pay and performance relationship of our executive pay on an annual basis. By aligning annual and long-term incentive (“LTI”) opportunities with Sysco’s annual operating plan, executive compensation has been tightly aligned with stockholder interests.
•	Value Stockholders’ Input – We regularly communicate with several of our larger stockholders and consider their input when designing and implementing compensation programs.
•	Mitigate Undue Risk – We mitigate undue risk associated with compensation, including utilizing a mix of pay elements, caps on potential payments, clawback provisions, multiple performance targets and robust Board and management processes to identify risk. We also utilize post-employment covenants designed to protect competitive information of Sysco. Based on our annual compensation risk analysis, we do not believe any of Sysco’s compensation programs creates risks that are reasonably likely to have a material adverse impact on Sysco.
•	Independent Compensation Consulting Firm – The CLD Committee seeks counsel from an independent compensation consulting firm that does not provide any other services to Sysco.
•	Executive Compensation Clawback Policy – The CLD Committee has the authority to recoup or cancel certain incentive compensation paid or payable to the NEOs if (i) there is a restatement of our financial results, other than a restatement due to a change in accounting policy and the restatement would result in the payment of a reduced award to an NEO if the award were recalculated, or (ii) an NEO engages in misconduct that contributes to the need for a financial restatement or causes the Company material financial or reputational harm. See “—Executive Compensation Clawback and Protective Covenants” below for further discussion.
•	Reasonable Change in Control Provisions for Equity Awards – We believe we have reasonable change in control provisions that apply to outstanding equity awards held by executive officers in the same manner as the applicable broader employee population, including use of double-trigger vesting following a change-in-control for stock options, performance share units (“PSUs”) and restricted stock units (“RSUs”).
•	Significant Stock Ownership Guidelines – We have adopted stringent stock ownership guidelines for our directors and senior officers, including a stock holding requirement. We review and adjust these guidelines when appropriate.
•	Modest Perquisites – We provide only modest perquisites. We do not allow personal use of private aircraft provided by Sysco or other similar perquisites.
•	Regular Review of Share Utilization – We evaluate share utilization by reviewing overhang levels (i.e., the dilutive impact of equity compensation on our stockholders) and annual run rates (i.e., the aggregate shares awarded as a percentage of total outstanding shares).
•	Limited Trading Windows – We require our executive officers to conduct all transactions in Sysco common stock through pre-approved 10b5-1 trading plans established during open trading windows and subject to a 30-day waiting period before trades may commence. Further information about our trading restrictions is available under “Stock Ownership – Stock Trading Restrictions” above.

What We Don’t Do

•	No stock option reloading.
•	No repricing of underwater stock options.
•	No tax gross-ups for financial planning or loss on sale of home in connection with a relocation.
•	No excise tax gross-ups upon a change in control.
•	No hedging by our executive officers, directors or other specified “insiders,” who are prohibited from trading in publicly traded options, puts, calls, straddles, or similar derivative securities of the Company and from effecting short sales of Company securities and/or purchasing financial instruments designed to hedge or offset any decrease in the market value of Company securities.

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Executive Compensation Program Design Highlights

Sysco is committed to providing and maintaining a competitive executive compensation program. In addition, we continue to address ways in which our pay can be appropriately linked to Company performance. Highlights of Sysco’s executive compensation program for fiscal 2020, as established by the CLD Committee, are set forth in the table below.

Fiscal 2020 Design Highlights

Component:	Key Design Features:	Objectives:
Annual Incentive Award	Aligned performance goal setting and core financial objectives with Sysco’s fiscal 2020 annual operating plan and the then-current three-year strategic plan. Adjusted operating income, gross profit dollar growth and broadline case growth, critical performance measures, remained the primary metrics in assessing performance.	•	Ensure that the goals reflect market conditions, operating expectations and other relevant factors as reflected in Sysco’s annual operating plan and three-year strategic plan.
		•	Reinforce accountability for and reward the achievement of annual operating plan goals.
Annual Incentive Award – NEO Individual Objectives	Established individualized strategic bonus objectives (“SBOs”) to increase the focus on objective, near-term strategic objectives over which the recipient of the opportunity has some direct responsibility.	•	Provide additional focus on critical strategic objectives that support both financial and non-financial goals. Individualized SBOs are tailored to each participant’s line-of-sight influence.
Long-Term Incentives	Continued use of PSUs and stock options as part of the NEO’s annual LTI grants. PSUs represented 60% of the target LTI opportunity for the NEOs, with stock options representing the remaining 40% of the target LTI opportunity. For the PSUs, 2/3rds of the opportunity was based on earnings per share compound annual growth rate during the three-year performance period, with the remaining 1/3rd based on average annual return on invested capital over such performance period.	•	Strengthen alignment with stockholders by linking key performance objectives and the compensation opportunity for the NEOs, including significant compensation at risk.
		•	Strike an appropriate balance between long-term strategic financial goals and relative shareholder returns.
		•	Maintain market competitiveness and an appropriate balance between long-term and short-term orientation to the business, with a continued focus on pay for performance.

Philosophy of Executive Compensation Program

Our executive compensation philosophy is focused upon attracting, retaining and incentivizing highly-talented individuals who are committed to driving Sysco’s vision and strategy. Sysco’s executive compensation programs are designed to directly link executives’ pay to their performance and the advancement of Sysco’s overall performance and business strategies and to align executives’ interests with those of our stockholders. These programs are designed to deliver highly competitive compensation for superior company performance. Likewise, when Company performance falls short of expectations, our variable incentive programs deliver lower levels of compensation. However, the CLD Committee tries to balance pay-for-performance objectives with retention considerations, so that, even during temporary downturns in the economy and the foodservice industry, the programs continue to ensure that qualified, successful, performance-driven employees stay committed to increasing Sysco’s long-term value. Furthermore, to attract, retain and incentivize highly-skilled management, our compensation programs must remain competitive with those of comparable employers who compete with us for talent.

Core Principles

We use the following key principles as the cornerstone of Sysco’s executive compensation philosophy to attract, retain and incentivize highly-talented business leaders to drive financial and strategic growth and build long-term stockholder value:

•	Pay for Performance: Provide base salaries that reflect each NEO’s background, experience and performance, combined with variable incentive compensation that rewards executives at higher levels than at peer companies when superior performance is achieved, while below median performance results in compensation that is below the median pay of peer companies;
•	Competitiveness and Retention: Provide a competitive pay opportunity that attracts and retains the highest quality professionals;
•	Accountability for Short- and Long-Term Performance: Strike an appropriate balance between achieving both short-term and long-term interests of the business through short-term and long-term compensation; and
•	Alignment with Stockholders’ Interests: Link the interests of our NEOs with those of our stockholders through significant at-risk, equity-based compensation.

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Components and Objectives of Executive Compensation Program

The CLD Committee has built the executive compensation program upon a framework that includes the following components and objectives, each of which is described in greater detail later in this Compensation Discussion and Analysis. The CLD Committee routinely reviews each component of the executive compensation program to measure its effect on target total pay levels and generally positions the target total direct compensation levels for our Current NEOs at the median of our peer companies for median performance.

	Component:	Description:	Objective of Element:
Annual Compensation	Base Salary	The CLD Committee generally sets base salaries at or below market competitive levels to provide a fixed, competitive base of cash compensation and to provide enhanced weighting to the incentive-based components of the overall pay program. The CLD Committee then may adjust the base salaries based on a number of factors, which may include merit increases, the executive’s unique job responsibilities, management experience, individual contributions, number of years in his or her position and market position of current salary, as described under “—What We Paid and Why—Compensation for NEOs” below.	•	Create a competitive pay mix with an appropriate balance between fixed and variable and short- and long-term pay components.
	Annual Incentive Award	The annual incentive award is designed to offer opportunities for cash compensation tied directly to performance. We pay the annual incentive award in cash in the first quarter of the fiscal year for performance in the prior fiscal year. Payment of the annual incentive award is based on satisfaction of performance criteria that the CLD Committee believes ultimately create stockholder value. Performance metrics for the annual incentive are, in part, based on position and area of responsibility. For fiscal 2020, the CLD Committee established targets for each of the NEOs (other than Mr. Bertrand) based on performance of the Company on a consolidated basis. Metrics for Mr. Bertrand included a performance component based on overall Company performance, as well as a performance component based on the performance of the U.S. Foodservice Operations segment. In addition, for fiscal 2020, 25% of the annual incentive opportunity for each of the Current NEOs was based on his or her performance with respect to his or her SBOs. For a discussion of the threshold requirements for payment of each component of the annual incentive award for each of the NEOs, see “—What We Paid and Why— Compensation for NEOs—Annual Incentive Award—Detailed Information” below.	•	Pay annual cash incentives based on Sysco performance on key metrics that support the Company’s annual operating plan and former three-year strategic plan.
			•	Promote pay for performance and provide variable rewards within a competitive range of total cash compensation.

Long-Term Incentives	Performance Share Units (“PSUs”)	For purposes of the fiscal 2020 annual LTI award, 60% of the target LTI opportunity was in the form of PSUs, through which each NEO has an opportunity to earn shares of Sysco common stock and dividend equivalents (if applicable) based on Sysco’s performance over a three-year period. The compensation opportunity under the PSUs for the performance period that commenced in fiscal 2020 is based on the Company’s (i) adjusted earnings per share compound annual growth rate and (ii) average adjusted return on invested capital over such performance period, each as compared to the Company’s pre-established performance targets. For a description of the PSU program, see “—What We Paid and Why—Compensation for NEOs—Long-Term Incentives— Detailed Information—Stock Options and Performance Share Units” below.	• •	Strengthen alignment with stockholders. Enhance performance and compensation alignment by linking PSU payouts to the achievement of long-term results.
	Stock Options	For purposes of the fiscal 2020 annual LTI award, 40% of the target LTI opportunity was in the form of stock options that vest one-third per year beginning one year from the grant date, which awards were valued using a Black-Scholes valuation model.	•	Closely align the executives’ interests with those of our stockholders, with realized value based on post-grant share price appreciation.
	Make-Whole Awards: Stock Options, PSUs and Restricted Stock Units (“RSUs”)	Stock options and RSUs were awarded on a one-time basis to Messrs. Hourican and Foster and Ms. Robinson, and PSUs were awarded on a one-time basis to Mr. Hourican, in each case to compensate the applicable NEO for forfeited equity incentives he or she was entitled to receive from his or her previous employer. For discussion of these make-whole awards, see “—What We Paid and Why—New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson” below.	•	Incentivize the executive to accept the officer position by offsetting the loss of LTI compensation to result from terminating the previous employment.

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	Component:	Description:	Objective of Element:
Retirement, Other Benefit Programs and Perquisites	Non-Qualified Retirement Benefits and Deferred Compensation Plan	The Management Savings Plan (the “MSP”) is a non-qualified, deferred compensation plan. The MSP allows participants to defer current cash compensation and employer contributions, plus applicable earnings, for payment on specified dates or upon certain specified events. Certain NEOs also participate in frozen legacy plans, such as the Supplemental Executive Retirement Plan and Executive Deferred Compensation Plan.	•	Support executive performance and retention through vesting requirements and forfeiture provisions applicable to Company contributions.
			•	Complement the Sysco 401(k) Plan to serve as the primary retirement savings vehicles for executives.
			•	Provide a market competitive retirement savings opportunity for executives.
	Other Benefits and Perquisites	The NEOs are eligible to participate in the same benefit programs that are offered to other salaried employees. Limited perquisites are provided to NEOs, including payment of additional life and accidental death and dismemberment insurance coverage, long-term care insurance coverage, reimbursement of costs for annual medical exams, long-term disability coverage, payment of fees related to the preparation of foreign tax returns where warranted due to company business, and certain expenses related to spousal travel in connection with business events. See “—What We Paid and Why— Compensation for NEOs— Executive Perquisites & Other Benefits—Detailed Information” below. In addition, pursuant to the CEO Offer Letter (as defined below under “—Employment and Severance Agreements”), Mr. Hourican received certain additional perquisites discussed below under ““—What We Paid and Why— Compensation for NEOs—New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson.”	•	Provide limited market competitive benefits to protect employees’ and their covered dependents’ health and welfare.
			•	Facilitate strong job performance and enhance productivity.

How Executive Pay is Established

The CLD Committee, in consultation with management and the CLD Committee’s independent compensation consultant, continues to focus on ensuring that our executive compensation programs reinforce our pay for performance philosophy and enhance stockholder value. During fiscal 2020, the CLD Committee utilized Semler Brossy Consulting Group LLC, referred to herein as “Semler Brossy,” as its independent compensation consultant.

In developing Sysco’s pay for performance policies, the CLD Committee generally evaluates elements of pay as compared to a compensation peer group, as discussed below. However, the CLD Committee has not historically used a precise formula for allocating between fixed and variable, cash and non-cash, or short-term and long-term compensation, allowing it to incorporate flexibility into our annual and long-term compensation programs and adjust for the evolving business environment.

Committee Oversight

The CLD Committee, which consists entirely of independent directors, is responsible for overseeing Sysco’s executive compensation program. The CLD Committee determines and approves all compensation of the CEO and Sysco’s other senior officers, including the NEOs. The CLD Committee develops and oversees programs designed to compensate our corporate officers, including the NEOs. The CLD Committee is also authorized to approve all grants of PSUs, stock options, restricted stock, RSUs, cash and other awards to participants under our stockholder-approved Sysco Corporation 2018 Omnibus Incentive Plan. Further information regarding the CLD Committee’s responsibilities is found under “Corporate Governance – Board Meetings and Committees” and in the CLD Committee’s Charter, available on the Sysco website at www.sysco.com under “Investors — Corporate Governance — Board of Directors & Committee Composition.”

The CLD Committee has several resources and analytical tools it considers in making decisions related to executive compensation. The following table discusses the key tools the CLD Committee uses.

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Committee Resources
Independent Committee Consultant	Semler Brossy attended 12 CLD Committee meetings during fiscal 2020. Semler Brossy advised on compensation matters, including peer group composition, annual and long-term incentive plan designs, and market data on CEO and other NEO compensation.
More specifically Semler Brossy:
	•	Reviewed the continuing appropriateness of the compensation peer group described below;
	•	Prepared executive compensation studies for the CLD Committee, in May 2019 and May 2020, which included a comparison of base salaries and estimation of total cash compensation and total direct compensation, inclusive of annual incentive and LTI opportunities for the NEOs relative to the applicable peer or other comparison group;
	•	Conducted a pay for performance analysis, comparing the relationship between actual realizable pay for the NEOs and the Company’s total shareholder return to that of the applicable peer group; and
	•	Compared Sysco’s aggregate equity usage to the applicable peer group.
The CLD Committee consulted Semler Brossy for all executive compensation decisions made for fiscal 2020 and fiscal 2021, including: (i) base salary determinations and annual and LTI awards and (ii) the compensation packages offered to Messrs. Hourican and Foster and Ms. Robinson, including the make-whole components. Semler Brossy also worked with the CLD Committee to develop appropriate compensation and benefits for Mr. Bené in connection with his separation from employment.
The CLD Committee has determined Semler Brossy to be independent from the Company and that no conflicts of interest exist related to the firm’s services provided to the CLD Committee. Other than with respect to Semler Brossy’s respective roles in advising the CLD Committee and the Governance Committee with respect to non-employee director compensation, the firm did not perform any other services for Sysco. Semler Brossy is an independent consultant with responsibility for reporting directly and exclusively to the CLD Committee and the Governance Committee. Additionally, Semler Brossy has policies and procedures in place to prevent conflicts of interest. The fees received by Semler Brossy during fiscal 2020 related to Sysco represented less than 2% of the firm’s total revenues for the 12-month period.
Neither Semler Brossy, nor any advisor of the firm, had a business or personal relationship with any member of the CLD Committee or any executive officer of Sysco since the beginning of fiscal 2020. No Semler Brossy advisor directly owned any Sysco common stock since the beginning of fiscal 2020.
Sysco’s Human Resources Department	Sysco’s Executive Vice President, Human Resources and the Human Resources Department (“HR”) provide additional analysis and guidance related to NEO compensation, as requested by the CLD Committee, including the following:
	•	Assisting the CEO in making preliminary recommendations of base salary ranges, annual and LTI program design and target award levels for the NEOs and other employees eligible to receive annual incentive awards.
	•	Providing scenario planning – HR provides the CLD Committee with anticipated payment levels throughout the year based on the Company’s projections relative to the performance measures.
	•	Providing comparison data on the internal equity of the compensation awarded within the Sysco organization.
CEO	For other NEOs, the CEO makes individual recommendations to the CLD Committee on base salary and annual and LTI goals and award opportunities. The CEO also provides initial recommendations for annual incentive award performance targets and individual SBOs for the CLD Committee to consider. The CLD Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. Mr. Bené made recommendations for the fiscal 2020 compensation for the Current NEOs, and Mr. Hourican made recommendations for the fiscal 2021 compensation for the Current NEOs, which the CLD Committee accepted in each case. No member of management, including the CEO, had a role in determining his or her own compensation.

Determining NEO Compensation

In developing recommendations for the CLD Committee, the CEO and HR consult benchmarking analyses and other market data from the CLD Committee’s independent compensation consultant and other advisors, as described elsewhere in this proxy statement, and follow the philosophy and pursue the objectives described above under “– Philosophy of Executive Compensation Program.” The CLD Committee, with input from its independent compensation consultant, determines each element of compensation for the CEO. With input from its independent compensation consultant, HR and the CEO, the CLD Committee determines each element of compensation for the other NEOs. The CLD Committee is under no obligation to follow these recommendations. Executive officers and others may also participate in discussions with the CLD Committee when invited to do so.

Use of Peer Group and Survey Data

Sysco is the largest global distributor of food and food-related products primarily to the foodservice and food-away-from-home industry, and, accordingly, the CLD Committee concluded that the most comparable companies with respect to executive pay for fiscal 2020 and fiscal 2021 include (i) Sysco’s two U.S. public company foodservice distribution competitors and (ii) companies in other industries whose business size and complexity are similar to ours and with which we compete for top executive talent. However, due to the lack of a sufficient number of directly comparable public companies, the peer group developed for the executive compensation analysis for our NEOs is not the same peer group that is used in the stock performance graph included in our annual report to stockholders.

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The CLD Committee regularly evaluates the compensation analysis peer group for appropriateness, applying revenue, market capitalization, and earnings before interest and taxes as the primary screening criteria and selecting companies from among those in the logistics and distribution, consumer products and retail sectors. Following this evaluation in each of the past two fiscal years, the CLD Committee determined that the following companies would constitute the peers for executive pay and performance benchmarking for decisions made for fiscal 2020 and fiscal 2021, which we refer to as our “peer group” or “peer companies” throughout this proxy statement:

Fiscal 2020 and Fiscal 2021 Peer Group
• Aramark • Archer Daniels Midland Company • Bunge Limited • Costco Wholesale Corp.	• Dollar Tree, Inc. • FedEx Corp. • Kimberly-Clark Corporation • The Kroger Co.	• Lowe’s Cos. Inc. • Performance Food Group • Target Corp. • Tyson Foods, Inc.	• United Parcel Service Inc. • Walgreen Boots Alliance, Inc. • US Foods Holding Corp.

Semler Brossy Executive Compensation Studies

May 2019 Report. In connection with the CLD Committee’s executive compensation determinations for fiscal 2020, the CLD Committee reviewed Semler Brossy’s May 2019 executive compensation study, which compared Sysco’s target total direct compensation (as defined below) for Messrs. Bené, Grade and Bertrand to the median pay levels of the most directly comparable officers of the peer companies and/or the companies reflected in general industry survey data, as appropriate. Peer group compensation data was limited to information that was publicly reported and, in addition to the peer group data, Semler Brossy collected market data from compensation surveys for executive positions where the scope of responsibilities for the Sysco executives was not comparable to the peer group NEOs and where general industry survey data provided a better match for comparable positions in the market.

To the extent it deemed appropriate, the CLD Committee used the peer group and market data to benchmark the major components of compensation for our NEOs. In addition to benchmarking the composition of the incentive opportunities, the CLD Committee also validated Sysco’s actual pay and performance alignment using total shareholder return for one-year and three-year performance measures.

May 2020 Report. For fiscal 2021, Semler Brossy similarly prepared and provided the CLD Committee in May 2020 an updated executive compensation study.

What We Paid and Why – Compensation for NEOs

New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson

Following an extensive search process supported by a third-party executive search firm, the Board, as recommended by the Corporate Governance and Nominating Committee (the “Governance Committee”), determined that Messrs. Hourican and Foster and Ms. Robinson were the best candidates for their respective officer positions. For further discussion of the experience and qualifications of each of these NEOs, please refer to “Executive Officers” above.

Annual Compensation. For purposes of determining the annual executive compensation to be offered to each of Messrs. Hourican and Foster and Ms. Robinson, the CLD Committee reviewed:

•	Each candidate’s proposed job responsibilities;
•	Each candidate’s experience, skills and qualifications;
•	Each candidate’s then-current base salary, annual incentive compensation and long-term incentive compensation; and
•	Benchmarking data provided by Semler Brossy.

The benchmarking data provided by Semler Brossy compared the proposed target total direct compensation for each candidate to the target total direct compensation for officers in comparable positions at peer companies and other similarly-sized companies. When more appropriate, Semler Brossy relied on compensation reported in general industry surveys conducted by two nationally recognized survey sources, Willis Towers Watson and Aon, rather than peer group data. For Mr. Foster and Ms. Robinson, the data provided by Semler Brossy also compared the proposed target total direct compensation to the target total direct compensation for the Company’s other executive vice presidents.

The Company then extended offers to the candidates and, following individual negotiations, reached agreement with the candidates on their respective annual compensation packages. The compensation packages for fiscal 2020, which are described below, were in each case consistent with the authorization provided by the CLD Committee.

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NEO	Annual Compensation Component	Target Value	Description
Hourican	Annual base salary	$1,300,000	Fixed element of compensation.
	Annual incentive plan (at target performance)	$1,950,000	Target of 150% of base salary, with the incentive opportunity pro-rated from January 1, 2020.
	Target annual equity award for fiscal 2020 granted on February 12, 2020	$8,500,000

Represents annual LTI target award valued at 654% of his annual base salary.

Awarded 40% in stock options and 60% in PSUs. The options vest in three equal, annual installments on August 21, 2020, 2021 and 2022. The PSUs were issued with a performance period from June 30, 2019 through July 2, 2022.

	Target total direct compensation	$11,750,000
Foster	Annual base salary	$650,000	Fixed element of compensation.
	Annual incentive plan (at target performance)	$650,000	Target of 100% of base salary, with the incentive opportunity pro-rated for the period of actual service.
	Target annual equity award for fiscal 2020 granted on December 2, 2019	$1,950,000

Represents annual LTI target award valued at 300% of his annual base salary.

Awarded 40% in stock options and 60% in PSUs. The options vest in three equal, annual installments on December 2, 2020, 2021 and 2022. The PSUs were issued with a performance period from June 30, 2019 through July 2, 2022.

	Target total direct compensation	$3,250,000
Robinson	Annual base salary	$650,000	Fixed element of compensation.
	Annual incentive plan (at target performance)	$650,000	Target of 100% of base salary, with the incentive opportunity pro-rated for the period of actual service.
	Target annual equity award	–	Not applicable, due to the commencement of her employment near the end of the third quarter of fiscal 2020.
	Target total direct compensation	$1,300,000

In addition to the compensation offered to these NEOs for fiscal 2020, the compensation package for Ms. Robinson provided that her target annual equity award for fiscal 2021 would be valued at 300% of her annual base salary, or $1,950,000.

The CLD Committee believes that the annual pay packages for Messrs. Hourican and Foster and Ms. Robinson are appropriate in light of each NEO’s experience, skills and qualifications and as an inducement to join Sysco. Each of these pay packages was heavily weighted to variable pay and equity incentives in order to strongly link pay with future performance and to align each NEO’s interests with the interests of our stockholders.

Make-Whole Compensation. In addition to the new hire annual pay packages described above, in order to compensate Messrs. Hourican and Foster and Ms. Robinson for forfeited incentives they were entitled to receive from their respective previous employers, we extended the one-time, make-whole awards described below:

NEO	Make-Whole Compensation Component	Target Value	Description
Hourican	Cash make whole – forfeited annual incentive	$1,638,100*	Replaced the annual incentive award from his previous employer based on the publicly-reported performance.
	Cash make whole – forfeited equity vesting in 90 days	$2,000,000*	Replaced the value of restricted stock units and stock options issued by his previous employer that were scheduled to vest in April 2020.
	Equity make whole – forfeited equity awards	$12,800,000

Replaced the value of outstanding equity awards issued by his previous employer that were scheduled to vest in April 2021 (RSUs, PSUs and options), April 2022 (PSUs and options) and April 2023 (options).

Awarded 33% in stock options, 33% in time-based RSUs and 33% in PSUs. The options have a 10-year term and vest in three equal, annual installments on August 21, 2020, 2021 and 2022. The RSUs vest and settle in two equal installments on the 12-month and 18-month anniversaries of Mr. Hourican’s start date, February 1, 2020. The PSUs were issued with a performance period from June 30, 2019 through July 2, 2022.

These equity awards will fully vest (with performance deemed at the target level) if his employment is terminated by Sysco other than for “Cause” or terminated by Mr. Hourican for “Good Reason” (as such terms are defined in the Sysco Corporation 2018 Omnibus Incentive Plan).

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NEO	Make-Whole Compensation Component	Target Value	Description
Foster	Cash make-whole – forfeited sign-on bonus	$1,100,000*	Reimbursed the NEO for the gross amount of a sign-on bonus and relocation expenses he was required to repay his previous employer.
	Cash make whole – forfeited annual incentive	$360,000*	Replaced the target value of the annual incentive award from his previous employer.
	Equity make whole – forfeited equity awards	$3,000,000

Replaced the value of outstanding PSUs and stock options issued by his previous employer that were scheduled to vest in March 2021, January 2022 and June 2022.

Awarded 25% in stock options and 75% in time-based RSUs. The options have a 10-year term and vest in three equal, annual installments on December 2, 2020, 2021 and 2022. The RSUs vest and settle in two equal installments on December 2, 2020 and 2021.

RSUs are subject to a 12-month holding requirement on all net shares after vesting.

Robinson	Cash make whole – forfeited annual incentive	$275,000*	Replaced the target value of the annual incentive award from her previous employer.
	Cash make whole – forfeited equity vesting in 90 days	$650,000*	Replaced 50% of the value of outstanding PSUs and RSUs issued by her previous employer that were scheduled to vest in June 2020.
	Equity make whole – forfeited equity awards vesting in 90 days	$650,000	Replaced 50% of the value of outstanding PSUs and RSUs issued by her previous employer that were scheduled to vest in June 2020. Awarded in the form of RSUs that vest 6 months after grant.
	Equity make whole – forfeited equity awards	$1,700,000

Replaced the value of the outstanding PSUs and RSUs issued by her previous employer that were scheduled to vest more than 90 days after her start date.

Awarded 40% in stock options and 60% in time-based RSUs. The options have a 10-year term and vest in three equal, annual installments on May 14, 2021, 2022 and 2023. The RSUs vest and settle in two equal installments on June 1, 2021 and 2022.

RSUs are subject to a 12-month holding requirement on all net shares after vesting.

*	If the NEO voluntarily terminates his or her employment or is terminated for cause, the NEO must repay (i) 100% of this amount (if the termination occurs within his or her first 12 months of service) or (ii) 50% of this amount (if the termination occurs during his or her second 12 months of service).

In developing the make-whole compensation packages described above, the CLD Committee considered each NEO’s experience and expected future contributions to Sysco. The CLD Committee also considered the associated one-time costs of replacing compensation value that the NEOs forfeited by leaving their respective previous employers.

Alignment with Stockholder Interests. The CLD Committee believes that, as a result of the overall compensation package provided to Messrs. Hourican and Foster and Ms. Robinson, their interests are significantly aligned with the interests of Sysco’s stockholders. To reinforce that alignment over the long term, each of these NEOs is subject to Sysco’s share ownership guidelines for executive officers, which requires our CEO to hold shares equal in value to 7.0x his base salary and each executive vice president to hold shares equal in value to 4.0x his or her base salary.

Severance and Other Benefits for Mr. Hourican. Upon execution and subsequent effectiveness of a general release of claims, Mr. Hourican will be eligible to receive certain severance payments and benefits described below under “—Executive Compensation Governance and Other Information—Severance and Employment Agreements.” Mr. Hourican also received certain benefits, including tax and financial planning reimbursement, security monitoring services, relocation benefits (and a tax make-whole payment for relocation benefits), in addition to reimbursement of legal fees incurred in connection with the preparation and negotiation of his CEO Offer Letter (as defined below under “—Employment and Severance Agreements”). See “Executive Compensation—Summary Compensation Table” below for the details regarding these additional benefits.

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Base Salary – Detailed Information

We pay base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. The table below shows the annualized salaries of each Current NEO at the beginning of fiscal 2019, 2020 and 2021, with the effective dates as noted below:

Named Executive Officer	FY2019 Base Salary(1)			FY2020 Base Salary(2)	FY2021 Base Salary(3)
Kevin P. Hourican	$	n/a	(4)	$1,300,000	$1,300,000
Joel T. Grade		690,000		690,000	690,000
Greg D. Bertrand		665,000		678,300	678,300
Michael P. Foster		n/a	(4)	650,000	650,000
Cathy Marie Robinson		n/a	(4)	650,000	650,000

(1)	The CLD Committee approved these base salaries effective as of September 1, 2018.
(2)	The CLD Committee approved these base salaries effective as of September 1, 2019.
(3)	The CLD Committee approved these base salaries effective as of September 1, 2020.
(4)	Mr. Hourican’s employment with Sysco began on February 1, 2020. Mr. Foster began his employment with Sysco on December 2, 2019, and Ms. Robinson began her employment with Sysco on March 30, 2020.

Base Salary – Analysis

For fiscal 2020 base salary determinations for Messrs. Grade and Bertrand, the CLD Committee reviewed: (i) the executive’s job responsibilities, management experience, individual contributions, tenure in his position and then-current salary; and (ii) an independent compensation study from May 2019 prepared by Semler Brossy that compared Sysco’s target total direct compensation for the applicable period to the peer companies. Based on the foregoing considerations and the pay positioning of these NEOs as compared to the compensation data of the peer companies (i.e., below the median of the relevant comparison group, consistent with the CLD Committee’s pay positioning philosophy), the CLD Committee determined that (1) the base salary for Mr. Grade would not be adjusted for fiscal 2020 and (2) the base salary for Mr. Bertrand would be increased by 2.0%, as reflected in the table above.

In connection with determining the initial annual base salary to be offered to each of Messrs. Hourican and Foster and Ms. Robinson for fiscal 2020, the CLD Committee reviewed each of the factors described above under “—New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson – Annual Compensation.”

Annual Incentive Award – Detailed Information

In August 2019, the CLD Committee approved the annual incentive award structure for fiscal 2020 pursuant to the Sysco Corporation Fiscal 2020 Management Incentive Program (“MIP”) for Corporate MIP Bonus-Eligible Participants (the “2020 MIP”). The annual incentive award is designed to offer opportunities for cash compensation tied directly to Company performance. Under the 2020 MIP, each participating NEO’s annual incentive opportunity was targeted at the following percentages of base salary: 150% for Mr. Hourican, 125% for each of Messrs. Grade and Bertrand, and 100% for each of Mr. Foster and Ms. Robinson. Due to his separation of employment effective March 1, 2020, Mr. Bené was not eligible to receive a payout under the 2020 MIP.

Omnibus Incentive Plan. Pursuant to the Sysco Corporation 2018 Omnibus Incentive Plan, which we refer to as the “Incentive Plan,” the CLD Committee is authorized to provide key executives, including the NEOs, with equity and cash awards, including the opportunity to earn incentive cash payments through the grant of annual, performance-based incentive awards. The CLD Committee generally grants annual incentive awards in the first quarter of the fiscal year to which the awards relate, and we have historically paid amounts owed under such awards during the first fiscal quarter following the conclusion of the fiscal year corresponding to such awards.

2020 MIP Performance Metrics. The annual incentive award opportunity pursuant to the 2020 MIP for each of the Current NEOs, other than Mr. Bertrand, was based on the following pre-determined metrics, weighted as indicated below:

•	Sysco Adjusted Operating Income (50%): The adjusted operating income performance of the Company, as compared to projected, target operating income for the year under the fiscal 2020 annual operating plan, representing 50% of the total annual incentive award opportunity;
•	Sysco Adjusted Gross Profit Dollar Growth/Total Case Growth (25%): The Company’s adjusted gross profit dollar growth and U.S. broadline and Canadian broadline (“USCABL”) total case growth, in each instance as compared to projected, target year-over-year growth for each metric under the fiscal 2020 annual operating plan, representing 25% of the total annual incentive award opportunity; and
•	Strategic Bonus Objectives (25%): Each Current NEO’s individual performance with respect to his or her strategic bonus objectives, or SBOs, representing 25% of the total annual incentive award opportunity.

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The annual incentive award opportunity for Mr. Bertrand, as a foodservice operations leader, was based on the following pre-determined metrics, weighted as indicated below:

•	Sysco Adjusted Operating Income (25%): The adjusted operating income performance of the Company, as compared to projected, target operating income for the year under the Company’s under the fiscal 2020 annual operating plan, representing 25% of the total annual incentive award opportunity;
•	U.S. Foodservice Adjusted Operating Income (35%): The adjusted operating income of the Company’s U.S. Foodservice Operations segment, as compared to projected, target operating income for the segment under the fiscal 2020 annual operating plan, representing 35% of the total annual incentive award opportunity;
•	U.S. Foodservice Gross Profit Dollar Growth/U.S. Broadline Local Case Growth (15%): The gross profit dollar growth for the U.S. Foodservice Operations segment and the local case growth for our U.S. Broadline operations (“USBL”), in each instance as compared to projected, target year-over-year growth for each metric under the fiscal 2020 annual operating plan, representing 15% of the total annual incentive award opportunity; and
•	Strategic Bonus Objectives (25%): Mr. Bertrand’s individual performance with respect to his SBOs, representing 25% of the total annual incentive award opportunity.

Cases are the foodservice industry-defined measure of a unit that is sold to a customer, and “case growth” for purposes of the 2020 MIP represents the percentage increase period-over-period in this volume measure.

Financial Performance Targets. For the NEOs other than Mr. Bertrand, the 2020 MIP provided for minimum annual incentive payments upon achieving the threshold levels of performance reflected in the table below. The USCABL total case growth metric functions as a modifier to the annual incentive opportunity with respect to the adjusted gross profit dollar growth component, resulting in higher payment levels when USCABL total case growth is equal to or exceeds 2.1%. The various levels of financial performance required to reach threshold, target and maximum payments are set forth below:

2020 MIP Financial Performance Targets (NEOs other than Mr. Bertrand) – Fiscal 2020
	Sysco Adjusted Operating Income		Sysco Adjusted Gross Profit Dollar Growth	USCABL Total Case Growth
Threshold	$	≥2.729 billion	≥2.2%	<2.1%
Target		2.950 billion	3.7%	≥2.1% - <3.1%
Maximum		≥3.171 billion	≥5.7%	>3.6%

For Mr. Bertrand, the 2020 MIP provided for minimum annual incentive payments upon achieving the threshold levels of performance reflected in the table below. The USBL total case growth metric functions as a modifier to the annual incentive opportunity with respect to the U.S. Foodservice Operations gross profit dollar growth component, resulting in higher payment levels when USBL local case growth exceeds 4.6%. The various levels of financial performance required for Mr. Bertrand to reach threshold, target and maximum payments are set forth below:

2020 MIP Financial Performance Targets (Mr. Bertrand) – Fiscal 2020
	Sysco Adjusted Operating Income		U.S. Foodservice Operations Adjusted Operating Income		U.S. Foodservice Operations Gross Profit Dollar Growth	USBL Local Case Growth
Threshold	$	≥2.775 billion	$	≥3.164 billion	≥ 2.0%	<3.6%
Target		3.000 billion		3.421 billion	3.45%	≥3.6% - 4.6%
Maximum		≥3.225 billion		≥3.677 billion	≥ 5.5%	>5.1%

Fiscal 2020 Financial Results and Performance Factors. For purposes of the 2020 MIP, actual results included (i) adjusted operating income for the Company of $1.709 billion; (ii) adjusted gross profit dollar growth for the Company of -12.8%, as modified by USCABL total case growth of -11.3%; (iii) U.S. Foodservice Operations adjusted operating income of $2.243 billion; (iv) U.S. Foodservice Operations gross profit dollar growth of -12.1%, as modified by USBL local case growth of -10.0%. See Annex I — “Non-GAAP Reconciliations” for a reconciliation of these adjusted measures to the most directly comparable GAAP measures. In each case, our actual results for fiscal 2020, which were adversely impacted by the COVID-19 pandemic, were below the applicable threshold level of performance under the 2020 MIP. See “—Executive Summary – Business Highlights” above for a discussion of the impact of the COVID-19 pandemic on our business results for fiscal 2020. Based on these results, we determined that the weighted performance factor for each of the financial performance metrics under the 2020 MIP was 0.0%.

Calculation of Total Award Earned under 2020 MIP. The total annual incentive award payment for each NEO under the 2020 MIP was calculated as indicated in the table below, with 75% of the target incentive opportunity based on the applicable financial performance metrics and the remaining 25% of the target incentive opportunity based on individual performance with regard to pre-established individual SBOs, which the CLD Committee had the discretion to pay out between 0% - 150% based on its assessment of each Current NEO’s performance. The CLD Committee believes the use of individual SBOs further promotes the overall executive compensation pay philosophy to link individual pay to performance. For further discussion of the CLD Committee’s evaluation with respect to the individual SBOs of each Current NEO, as well as the calculation of each such Current NEO’s “Weighted Individual SBO Performance Factor” for purposes of the following table, please see “—Annual Incentive Award—Analysis” below.

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Calculation of Total FY2020 MIP Awards – NEOs (other than Mr. Bertrand)
Name	Ending Base Salary	Target Annual Incentive (% of Base Salary)	Sysco Adjusted Operating Income Performance Factor	Amount of Award Funding on Sysco Adjusted Operating Income Performance Factor	Sysco Adjusted Gross Profit Dollar/USCABL Total Case Growth Performance Factor	Amount of Award Funding on Sysco Adjusted Gross Profit Dollar/ USCABL Total Case Growth Performance Factor	Weighted Individual SBO Performance Factor	Amount of Award Funding on Weighted Individual SBO Performance Factor	Total 2020 MIP Award Earned
Hourican(1)	$1,300,000	150%	0.0%	$–	0.0%	$–	28.8%	$561,600	$276,195
Grade	690,000	125%	0.0%	–	0.0%	–	24.2%	208,725	208,725
Foster(1)	650,000	100%	0.0%	–	0.0%	–	26.3%	170,950	98,159
Robinson(1)	650,000	100%	0.0%	–	0.0%	–	25.0%	162,500	40,186
	Base	Target	SOI PF	A = Base x Target x SOI PF	SGP/TC PF	B = Base x Target x SGP/TC PF	SBO PF	C = Base x Target x SBO PF	Total = A+B+C

(1)	The annual incentive opportunity for each of these NEOs, who joined the Company during fiscal 2020, was pro-rated based on his or her period of actual service. The pro-rata factor applied to each of these NEOs was as follows: Mr. Hourican (49.18%); Mr. Foster (57.42%); and Ms. Robinson (24.73%).

Calculation of Total FY2020 MIP Award – Mr. Bertrand
Name	Ending Base Salary	Target Annual Incentive (% of Base Salary)	Sysco Adjusted Operating Income Performance Factor	Amount of Award Funding on Sysco Adjusted Operating Income Performance Factor	US Foodservice Adjusted Operating Income/ Gross Profit Dollar/ USBL Total Case Growth Performance Factor	Amount of Award Funding on US Foodservice Adjusted Operating Income/ Gross Profit Dollar/ USBL Total Case Growth Performance Factor	Weighted Individual SBO Performance Factor	Amount of Award Funding on Weighted Individual SBO Performance Factor	Total 2020 MIP Award Earned
Bertrand	$ 678,300	125%	0.0%	$ –	0.0%	$ –	29.4%	$ 249,275	$ 249,275
	Base	Target	SOI PF	A = Base x Target x SOI PF	USFS PF	B = Base x Target x USFS PF	SBO PF	C = Base x Target x SBO PF	Total = A+B+C

Annual Incentive Award – Analysis

The CLD Committee established annual incentive award targets for fiscal 2020 based on the corresponding planned performance for each of those financial measures under Sysco’s fiscal 2020 annual operating plan, aligning the annual incentive compensation for the NEOs to the achievement of the financial performance contemplated by the Company’s operating plan, as well as by Sysco’s then current three-year plan established in fiscal 2018. The financial targets under the former three-year plan included improving adjusted operating income, and the key strategic levers of this three-year plan included delivering accelerated case growth through a focus on local customers and growing gross profit dollars. Semler Brossy confirmed to the CLD Committee at the time that the 2020 MIP was established that this approach continued to reflect sound design practices. In light of the foregoing, Sysco’s executive management team prepared, and the CLD Committee approved, the various financial performance targets for the fiscal 2020 annual incentive opportunities described above. It was both management’s and the CLD Committee’s intent to create an annual incentive award for each of Messrs. Bené, Grade and Bertrand that was generally targeted at or above the median annual incentive ranges among companies in the peer group upon achieving target performance goals, in combination with base salaries targeted below market medians. The CLD Committee believed that, at the time the 2020 MIP was established, the threshold and target levels of performance represented challenging, but reasonably obtainable, Sysco performance, while levels in excess of the target level represented superior and extremely challenging performance.

In connection with determining the initial annual incentive award opportunity to be offered to each of Messrs. Hourican and Foster and Ms. Robinson for fiscal 2020, the CLD Committee reviewed each of the factors described above under “—New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson – Annual Compensation.”

Strategic Bonus Objectives. The CLD Committee generally believes that individual goals are extremely important in evaluating the CEO’s and other NEOs’ respective performance and that they should, therefore, also have an impact on each of their annual incentive opportunities. SBOs provide additional focus on critical strategic objectives that support both financial and non-financial goals. Under the 2020 MIP, the CLD Committee continued the use of individual SBOs in order to align the NEOs’ objectives with the key components of Sysco’s overall strategy. These individualized SBOs were closely tailored to each NEO’s line-of-sight influence. The CLD Committee believes that consideration of individual SBOs further promotes the overall executive compensation pay philosophy by strengthening the link between executive pay and individual performance. The CLD Committee established each individual’s SBOs for fiscal 2020 based on the critical components of Sysco’s overall strategy as set out by management and the Board. For

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each SBO, the CLD Committee reviewed and rated each NEO using the following rating and associated payment ranges: significantly below target (0%); below target (50% - 85%); on target (90% - 110%); above target (115% - 125%) and significantly above target (130% - 150%).

The SBO performance factor for each of Messrs. Hourican, Bertrand and Grade also includes a discretionary increase, as indicated in the table below, approved by the CLD Committee in recognition of the NEO’s significant efforts managing the Company through the COVID-19 pandemic, including:

•	Strengthening overall liquidity;
•	Stabilizing our business;
•	Creating new sources of revenue;
•	Transforming our business;
•	Taking care of the company’s front-line associates through safety and health protocols and additional financial support (e.g., pay premiums, waiving benefits co-contributions); and
•	Supporting our communities with over 30 million meals donated to feed those in need.

In July 2020, the CLD Committee reviewed the performance of each Current NEO with respect to his or her individual SBOs and determined the applicable SBO Performance Factor for each of the Current NEOs.

Name	SBOs	Committee’s Review and Determination
Hourican

1)  Achieve selected milestones with regard to the enhancement of the SHOP ordering and shopping platform for USBL.

2)  Develop and pilot enhanced local sales model, including new approaches to marketing associate (“MA”) compensation, pricing, MA recruiting and training and reducing MA administrative workload.

3)  Achieve more consistent, enhanced experience for customers of Sysco’s Corporate Multi-Unit business.

Assigned an SBO Performance Factor of 115.0% of target based on the evaluation of Mr. Hourican’s performance, which reflected an increase of 10% in acknowledgement of the NEO’s COVID-19 related crisis management efforts described above and resulted in a total 2020 MIP payout equivalent to 28.8% of the target total annual incentive opportunity.
Grade

1)  Achieve more consistent, enhanced experience for customers of Sysco’s Corporate Multi-Unit business.

2)  Implement plans to drive near and long-term profitability through Sysco’s customer and supplier relationships.

3)  Achieve standardization, simplification and modernization of key processes of the Sysco finance organization.

Assigned an SBO Performance Factor of 96.7% of target based on the evaluation of Mr. Grade’s performance, which reflected an increase of 10% in acknowledgement of the NEO’s COVID-19 related crisis management efforts described above and resulted in a total 2020 MIP payout equivalent to 24.2% of the target total annual incentive opportunity.
Bertrand

1)  Achieve selected milestones with regard to the enhancement of the SHOP ordering and shopping platform for USBL.

2)  Develop and pilot enhanced local sales model, including new approaches to marketing associate (“MA”) compensation, pricing, MA recruiting and training and reducing MA administrative workload.

Assigned an SBO Performance Factor of 117.5% of target based on the evaluation of Mr. Bertrand’s performance, which reflected an increase of 10% in acknowledgement of the NEO’s COVID-19 related crisis management efforts described above and resulted in a total 2020 MIP payout equivalent to 29.4% of the target total annual incentive opportunity.
Foster	1) Achieve selected milestones with regard to the enhancement of the SHOP ordering and shopping platform for USBL.

Assigned an SBO Performance Factor of 105.0% of target based on the evaluation of Mr. Foster’s performance, which resulted in a total 2020 MIP payout equivalent to 26.3% of the target total annual incentive opportunity.

Robinson	Not applicable due to March 30, 2020 start date.	Assigned an SBO Performance Factor of 100% due to Ms. Robinson’s start date late in fiscal 2020, which resulted in a total 2020 MIP payout equivalent to 25.0% of the target total annual incentive opportunity.

Long-term Incentives – Detailed Information

Fiscal 2020

Annual LTI Awards. The CLD Committee granted annual long-term incentives (“LTI”) under our stockholder-approved Incentive Plan to certain key employees, including to Messrs. Bené, Grade, Bertrand (in August 2019), to Mr. Foster (in December 2019) and to Mr. Hourican (in February 2020) for fiscal 2020 (the “Fiscal 2020 LTI Grant”). These long-term incentives were designed to provide these NEOs competitive, longer-term incentive opportunities that were consistent with our peer group and reflected our overall compensation philosophy of aligning the largest component of their pay with performance and the interests of stockholders. The Fiscal 2020 LTI Grant consisted of stock options and PSUs issued under the Performance Share Unit Agreement For Performance Period FY2020–FY2022 (the “PSU Agreement”). The CLD Committee set the targeted aggregate dollar value of the Fiscal 2020 LTI Grant at 6.25x base salary for Mr. Bené, 3.5x base salary for Mr. Grade and 3x base salary for Messrs. Bertrand and Foster. The CLD Committee allocated the total target value of these long-term incentives for each of these NEO among the awards as follows: approximately 40% of the target value in stock options and approximately 60% of the target value in PSUs.

In determining the number of options to be awarded to the NEOs in connection with the Fiscal 2020 LTI Grant, the Black-Scholes pricing model was applied, initially valuing the options as follows:

•	The options awarded to Messrs. Bené, Grade and Bertrand in August 2019 were valued at $10.72 per option;
•	The options awarded to Mr. Foster in December 2019 were valued at $11.85 per option; and
•	The options awarded to Mr. Hourican in February 2020 were valued at $11.22 per option.

Pursuant to our Incentive Plan, the exercise price for these stock options is equal to the closing price of our common stock on the business day prior to the grant date, the options vest in equal, annual installments over a three-year period, and the term of the options is ten years.

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In determining the number of PSUs to be awarded to the NEOs in connection with the Fiscal 2020 LTI Grant, each PSU was valued, using the target number of shares, at $71.99 per share for Messrs. Bené, Grade and Bertrand, $80.28 per share for Mr. Foster and at $78.15 for Mr. Hourican, in each case representing the ten-trading-day average closing price of Sysco common stock immediately preceding the applicable grant date.

New Hire and Make Whole LTI Awards. In connection with determining the make-whole LTI awards to be offered to each of Messrs. Hourican and Foster and Ms. Robinson (the “Make-Whole LTI Awards”), which were issued pursuant to our Incentive Plan, the CLD Committee considered the associated one-time costs of replacing compensation value that each of these NEOs forfeited by leaving his or her previous employer. See “—New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson – Make-Whole Compensation” above for further discussion. In determining the number of PSUs and options to be issued to Messrs. Hourican and Foster in connection with their Make-Whole LTI Awards, the CLD Committee applied the same valuation methods used for the Fiscal 2020 LTI Grant described above. For purposes of determining the number of RSUs to be issued in connection with the Make-Whole LTI Awards, each RSU was initially valued based on the ten-trading-day average closing price of Sysco common stock immediately preceding the applicable grant date. The options awarded to Ms. Robinson in May 2020 were initially valued at $7.58 per option, determined through the application of the Black-Scholes pricing model.

Performance Criteria (PSUs). The PSU component of the Fiscal 2020 LTI Grant and the Make-Whole Awards provides for cliff vesting at the conclusion of the three-year performance period if threshold performance levels are achieved. The CLD Committee established performance criteria for the PSUs based on (i) the compound annual growth rate in the Company’s earnings per share, adjusted for Certain Items (“Adjusted EPS CAGR”) as compared to projected, target Adjusted EPS CAGR for the performance period, representing 2/3rds of the total incentive opportunity; and (ii) the Company’s three-year average adjusted return on invested capital (“Adjusted ROIC”), as compared to projected, target Adjusted ROIC for the performance period, representing 1/3rd of the total incentive opportunity. The various levels of financial performance required to reach threshold, target and maximum payments with respect to these criteria are set forth below:

Adjusted EPS CAGR:

•	Threshold – if the Company’s Adjusted EPS CAGR for the performance period is approximately 64.2% of target Adjusted EPS CAGR, the Adjusted EPS CAGR payout is 25% of target for this component;
•	Target – if the Company’s Adjusted EPS CAGR for the performance period is equal to target Adjusted EPS CAGR, the Adjusted EPS CAGR payout is at target (100%) for this component; and
•	Maximum – if the Company’s Adjusted EPS CAGR for a fiscal year is greater than or equal to approximately 146.8% of target Adjusted EPS CAGR, the Adjusted EPS CAGR payout is 200% of target for this component.

Adjusted ROIC:

•	Threshold – if the Company’s Adjusted ROIC for the performance period is approximately 86.0% of target Adjusted ROIC, the Adjusted ROIC payout is 25% of target for this component;
•	Target – if the Company’s Adjusted ROIC for the performance period is equal to target Adjusted ROIC, the Adjusted ROIC payout is at target (100%) for this component; and
•	Maximum – if the Company’s Adjusted ROIC for a fiscal year is greater than or equal to approximately 108.8% of target Adjusted ROIC, the Adjusted ROIC payout is 200% of target for this component.

While performance targets for the PSUs are established at commencement for the entire performance period, the CLD Committee retains the authority to adjust the calculation for certain extraordinary items.

Each PSU granted to participants under the PSU Agreement represents the right to receive one share of common stock, at target levels, but the ultimate number of shares of common stock to be earned with respect to a participant’s PSUs will be determined at the end of the three-year performance period and could range from 0% to 200% of the target number of PSUs offered to the participant, based on the Company’s Adjusted EPS CAGR and Adjusted ROIC performance relative to the pre-established targets. Dividend equivalents accrue during the performance period and are paid either in shares or in cash, in the discretion of the CLD Committee, based on the number of PSUs earned following certification of the Company’s performance.

Benefits upon Termination of Employment or Change in Control – PSUs

Disability. If the executive’s employment terminates during a performance period due to disability, the executive will nonetheless receive the specified shares of common stock on the applicable payment date, as if he or she remained employed on that date, which number of shares of common stock will be determined using Sysco’s performance for the entire three-year performance period.

Retirement. If the executive’s employment terminates during a performance period because the executive experiences a retirement in good standing, and provided that the executive’s retirement in good standing occurs on or after a complete fiscal year of the Company following the commencement of the performance period, the executive will be entitled to retain a prorated number of PSUs based on the number of whole calendar months of employment during the applicable performance period through the retirement date. Payment of shares of common stock with respect to such retained PSUs will be made, to the extent earned, on the applicable payment date as if the executive had remained employed through the end of the performance period.

Death. If the executive’s employment terminates during a performance period due to the executive’s death, the executive’s estate will be paid a cash amount equal to the value of the PSUs, assuming Company financial performance at the target level under the applicable performance criteria and based on the closing price of Sysco common stock on the date of the executive’s death.

Change in Control. If a change in control occurs during a performance period and the executive’s employment is terminated involuntarily, other than for “cause,” during the period commencing 12 months prior to the change in control and ending 24 months after the change in control, the executive’s PSUs will be considered vested and the executive will receive the target number of shares of common stock payable with respect to the executive’s PSUs for that performance period, as if the target performance levels had been achieved. Absent an involuntary termination without “cause” within the period specified in the foregoing sentence, the occurrence of a change in control will not affect the vesting of his or her PSUs.

Other Terminations. If the executive’s employment terminates before the end of the performance period for any reason other than those specified above, we will cancel the executive’s PSUs, and the executive will not receive any payments with respect to such cancelled awards.

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Payment under Fiscal 2018 PSU Awards

In August 2017, the CLD Committee approved the initial awards of PSUs to eligible NEOs pursuant to a PSU agreement, adopted in August 2017, under the Sysco Corporation 2013 Long-Term Incentive Plan. Each of these PSUs granted to participants represented the right to receive one share of common stock, at target levels, but the ultimate number of shares of common stock earned with respect to a participant’s PSUs was determined at the end of the three-year performance period (i.e., fiscal 2018 through fiscal 2020) and could have ranged from 0% to 200% of the target number of PSUs awarded to the participant, based on the pre-established financial targets.

The financial performance targets for the fiscal 2018 PSU awards were the Company’s adjusted EPS CAGR during the performance period, representing 2/3rds of the LTI opportunity, and the Company’s average adjusted ROIC for the performance period, representing 1/3rd of the LTI opportunity. Dividend equivalents accrued during the performance period were paid in shares of common stock, in the discretion of the CLD Committee, based on the number of PSUs earned following certification of the Company’s performance.

Adjustments for Extraordinary and Non-Recurring Items. The CLD Committee established the adjusted EPS CAGR and adjusted average ROIC targets for the performance period at the time the PSU awards were granted, and calculations were adjusted for certain extraordinary or non-recurring items. See Annex I — “Non-GAAP Reconciliations” below for a reconciliation of adjusted EPS CAGR and adjusted ROIC to the most directly comparable GAAP measures.

Calculation of PSU Payout. For the performance period, the Company’s adjusted EPS CAGR performance of -11.7% was measured against the target adjusted EPS CAGR of 12.0%, yielding a payout of 0.0% of target for this component, and the Company’s adjusted average ROIC performance of 11.9% was measured against the target adjusted average ROIC performance of 15.0%, yielding a payout of 39.0% of target for this component. The sum of these two payouts, with EPS CAGR weighted 2/3rds and ROIC weighted 1/3rd, yielded an aggregate PSU payout of 13.0% of the number of PSUs held by the participants, including the PSUs originally granted to the participants and the dividend equivalents paid in shares of common stock. The number of shares of common stock received by Messrs. Grade and Bertrand upon the vesting of these PSUs is indicated in the table below. Mr. Bené forfeited all of his outstanding PSUs upon his resignation, and Messrs. Hourican and Foster and Ms. Robinson joined the Company subsequent to the issuance of these PSUs.

	Number of PSUs Held	EPS CAGR Performance (Weighted 2/3rds)	ROIC Performance (Weighted 1/3rd)	Aggregate PSU Payout Factor	Total PSU Payout Earned (Shares)
Grade	29,770.771	0.0%	39.0%	13.0%	3,870.200
Bertrand	18,429.064	0.0%	39.0%	13.0%	2,395.778

Long-term Incentives – Analysis

The CLD Committee determined that providing a mix of stock options and PSUs for the Fiscal 2020 LTI Grant was an appropriate continuation of the Company’s incentive programs and competitive market practices. PSUs, the payout of which was contingent on the successful completion of both performance-based and time-based requirements, further strengthened the link between individual pay opportunities and Company performance and further enhanced the Company’s efforts to retain key executives. The performance targets selected by the CLD Committee for the PSUs were also designed to incentivize participants to align their efforts with the Company’s then-current three-year strategic plan. The CLD Committee continued to target long-term incentive opportunities near the median of targeted grant value of long-term incentives awarded by companies in our 2020 peer group.

The CLD Committee believes that this long-term equity mix, including stock options and PSUs, helped to ensure that long-term strategic initiatives were not compromised by having executives focus solely on short-term results through the annual incentive award. Such awards also helped focus executives on strategies that increase long-term stockholder value. The CLD Committee determined that continuing the same mix of stock options and PSUs, including the structure and relative weighting of the underlying performance metrics, for the Fiscal 2020 LTI Grant was appropriate. Existing executive equity ownership levels are not generally a factor in the CLD Committee’s granting of stock options and PSUs.

Former CEO Fiscal 2020 and Severance Compensation

Fiscal 2020 Compensation. For Mr. Bené, the CLD Committee reviewed (i) his job responsibilities, management experience, individual contributions, tenure in his position and then-current compensation; and (ii) an independent compensation study from May 2019 prepared by Semler Brossy that compared his target total direct compensation to the peer companies. Based on these factors, as well as the Company’s financial results relative to the annual operating plan for fiscal 2019 and the then-current three-year strategic plan, the CLD Committee determined that Mr. Bené’s compensation continued to be appropriate and that none of his compensation components would be adjusted for fiscal 2020.

Separation Agreement. The Company entered into a separation agreement with Mr. Bené, dated January 12, 2020, which provided that, effective January 13, 2020, Mr. Bené resigned as Chairman and a member of the Board and, effective as of January 31, 2020 (the “separation date”), Mr. Bené resigned from all positions he held with the Company and its affiliates, including as President and Chief Executive Officer, as well as from any other positions or appointments with the Company and its affiliates, except that, from the separation date through March 1, 2020, Mr. Bené remained employed as a non-executive employee of the Company in an advisory capacity.

In order to determine the appropriate severance benefits for Mr. Bene, the CLD Committee reviewed the Company’s existing severance guidelines for SVPs and historical actual severance packages for executives. The CLD Committee also solicited the input of Semler Brossy regarding typical market practices for severance at the CEO level. Semler Brossy informed the CLD Committee that severance arrangements for CEOs are typically somewhat higher than for other executive positions. Based on this data

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and input, the CLD Committee determined to provide Mr. Bené with the following benefits, in consideration for his execution of a general release of claims in favor of the Company:

•	A cash severance payment equal to $6,000,000 (which represents two times the sum of his annual base salary and target annual incentive opportunity); and
•	Subsidized health, dental and vision care coverage for a period of up to 24 months following the date of termination.

Outstanding unvested Company equity awards held by Mr. Bené upon his separation date were forfeited and his vested stock options were exercisable for 90 days following his date of termination, pursuant to the applicable award agreements. Mr. Bené remains subject to certain post-employment restrictions, including restrictions on competitive activities and non-solicitation of employees and customers of the Company for one year after separation.

Fiscal 2021 Executive Compensation

Transitional Approach to Fiscal 2021 Incentive Compensation

In light of the continuing uncertainties in the Company’s business arising from the impact of the COVID-19 pandemic and the resulting challenge of establishing a credible financial plan for fiscal 2021, on July 31, 2020, the CLD Committee approved a new short-term, cash-based incentive program (the “STIP”) for fiscal 2021, which differs from the annual incentives awarded in previous fiscal years under the management incentive program. The CLD Committee also approved the long-term incentive awards to be issued to the NEOs pursuant to the Incentive Plan, which include PSUs with a two-year term, stock options and RSUs. These awards, which were made in lieu of the traditional annual and long-term incentive awards, reflect the CLD Committee’s temporary, transitional approach to incentive compensation for the Company’s executive leaders in fiscal 2021, and the CLD Committee expects to return to its historical grant practices for fiscal 2022.

Short-Term Incentive Opportunity

Pursuant to the STIP, the NEOs are eligible to receive cash-based incentive awards. The STIP divides fiscal 2021 into two discreet performance periods: (i) June 28, 2020 to December 26, 2020 (“1H21”) and (ii) December 27, 2020 to July 3, 2021 (“2H21”). The CLD Committee granted STIP awards to the executive officers with respect to 1H21 and expects to grant STIP awards for 2H21 prior to the end of 1H21. The STIP awards for 1H21 and 2H21, collectively, will represent an incentive opportunity equivalent in amount to that of a single award under the annual incentive programs for previous fiscal years.

The STIP is designed to offer opportunities for cash compensation tied to Company performance and the NEO’s achievement of his or her SBOs. Incentive payments earned under the STIP for 1H21 will be based on the following components: (i) 25% on market share growth in USCABL, measured by the increase in new accounts and the volume of sales from those accounts, as compared to pre-established targets; (ii) 25% on USCABL operations productivity, measured by the variable operations labor cost per piece and the pieces delivered per trip, as compared to pre-established targets; and (iii) 50% on the participant’s progress with respect to his or her SBOs, which are tied to achievement of pre-established milestones and other targets with regard to Sysco’s highest priority strategic initiatives. The CLD Committee intends to approve and communicate to the participants the performance metrics for the incentive opportunity under the STIP for 2H21 prior to the end of 1H21.

The STIP payment, if any, for each of the above components will be calculated based on performance (as compared to the applicable performance target(s)) and paid to the participant independently from the other components. Further, any payment earned by a participant for a particular performance period will be paid following the conclusion of the performance period, without regard to whether any payments are earned for any other performance periods.

Each metric based on the Company’s operational performance has a possible payout between 0% and 150%, depending on the Company’s actual performance relative to established targets, and the individual SBO portion of the STIP payment has a possible payout of between 0% and 150%, depending on the participant’s actual performance relative to established targets. Consequently, in the aggregate, the maximum incentive opportunity under the STIP for each performance period would be 150% of an individual’s target opportunity. The maximum possible payout of 150% for the Company performance portion of the award represents a reduction from the 200% maximum under the management incentive program for fiscal 2020. If performance with respect to any component does not meet the threshold level, a participant will not receive any payment with respect to that component.

Long-Term Equity Incentive Opportunity – PSUs, Stock Options and RSUs

The Company’s fiscal 2021 LTI awards consist of PSUs, stock options and RSUs. The PSUs with a two-year performance period beginning in fiscal 2021 represent 50% of the target LTI opportunity, with stock options representing 30% of the target LTI opportunity and RSUs representing the remaining 20%.

The PSUs provide the opportunity for participants to receive shares of common stock based on performance over a performance period of two fiscal years with respect to the following strategic performance targets established by the CLD Committee, subject to a modifier tied to the Company’s total shareholder return (“TSR”):

•	Cost Reduction: the achievement of targeted annualized structural cost reductions during fiscal 2022 through the successful deployment of selected strategic initiatives, representing 50% of the target PSU opportunity;

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•	Market Share Growth: the achievement of targeted market share growth in U.S. markets (measured by total U.S. sales) through the completion of selected strategic initiatives, representing 30% of the target PSU opportunity; and
•	Digital Commerce: the achievement of targeted incremental growth in the volume of U.S. broadline orders utilizing Sysco’s digital ordering platform through the implementation of platform enhancements and the accomplishment of other related initiatives, representing 20% of the target PSU opportunity.

These metrics and the two-year performance period for the awards are aligned with the timeframe for the CEO’s underlying business transformation initiatives.

The number of shares, if any, earned with respect to each of the strategic performance targets described above will be calculated based on Company performance (as compared to such target) and awarded to the participant independently from the other targets. Further, the total number of shares earned by each participant as a result of the Company’s performance with regard to these strategic performance targets will be subject to adjustment based on Sysco’s TSR during the performance period as compared to the S&P 500 companies. This adjustment will be applied to the target number of shares granted to each participant and will range from decreasing the total number of shares received by 25% of target (for relative TSR below expectations) to increasing the total number of shares received by 25% of target (for superior relative TSR).

Each PSU granted to participants represents the right to receive one share of common stock based on target performance, but the ultimate number of shares of common stock to be earned with respect to a participant’s PSUs will be determined at the end of the two-year performance period and could range from 0% to 175% of the target number of PSUs offered to the participant. Dividend equivalents accrue during the performance period and are paid either in shares or in cash, in the discretion of the CLD Committee, based on the number of PSUs earned following certification of the Company’s performance.

The stock options have a 10-year term and vest in three equal, annual installments.

Each RSU represents the right to receive one share of common stock, and the RSUs vest in three equal installments commencing on the first day of the calendar month immediately following each of the first three anniversaries of the grant date.

Retirement/Career Benefits

Retirement Plans – Current Programs – Management Savings Plan

Sysco offers a non-qualified, defined contribution savings plan, the Management Savings Plan (the “MSP”), to certain senior leaders, including the NEOs. The MSP allows individual deferrals and employer contributions in excess of IRS 401(k) contribution and compensation limits. Currently, individual contributions to the 401(k) plan are limited by law to $19,500 per year, plus an additional $6,500 in “catch-up” contributions if the participant is at least 50 years of age. The MSP allows eligible participants to defer up to 50% of their base salary and up to 90% of their eligible bonus.

In addition, in conjunction with the freeze of accruals in the Supplemental Executive Retirement Plan (the “SERP”) in 2013, certain participants (who would otherwise have incurred a sizable loss of future benefits under the SERP) are eligible for transition contributions. The participants in the MSP direct the investment for both their individual contributions and the Company contributions. The MSP is described in further detail below under “Executive Compensation — Fiscal 2020 Nonqualified Deferred Compensation – About the MSP.”

MSP Analysis

The CLD Committee believes that the MSP incents and assists in the retention of key employees by providing them with a supplemental retirement savings vehicle. The MSP is an important, and cost effective, recruitment and retention tool for Sysco, as the companies with which we compete for executive talent typically provide a similar plan to their senior employees.

Retirement Plans – Transition from Legacy Programs

Since 2013, Sysco has transitioned from a defined benefit towards a defined contribution strategy for future retirement benefit accruals. A defined contribution-based program further aligns Sysco with our peer group, increases flexibility, simplifies the benefit structure, retains key talent and both reduces and stabilizes costs. Since that time, wealth accumulation opportunities for NEOs at Sysco have been further focused on variable annual and long-term incentive plans.

The retirement program changes, however, were expected to result in significant reductions in anticipated benefits for existing participants in the pension plan, the SERP and the Executive Deferred Compensation Plan, or “EDCP.” With respect to these reductions in the expected value of benefits under the SERP and the EDCP, the cessation of future benefit accruals affected each individual in a different manner. To address concerns over retention, the CLD Committee developed a transition program intended to help ensure that no affected participant experiences an aggregate reduction of more than 15% - 20% (depending on an individual’s prior years of service) in his or her expected retirement benefits under the Company’s non-qualified plans as a result of the retirement strategy changes. While none of the other Current NEOs participated in the SERP or the EDCP, Mr. Bertrand was a participant and had a projected reduction of 35% in his non-qualified benefits, in excess of the targeted range.

To mitigate the loss in projected non-qualified retirement benefits, affected individuals were eligible for transitional compensation opportunities, including supplemental contributions to the MSP, for a period of up to ten plan years commencing January 1, 2013, or until an eligible employee ceases employment with Sysco, whichever is earlier. Of the Current NEOs, Mr. Bertrand was eligible during fiscal 2020 for a supplemental MSP contribution, which was made in the third quarter of fiscal 2020.

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Legacy Program – Supplemental Executive Retirement Plan

We historically provided annual retirement benefits to corporate employees and most of our non-union operating company employees under the tax-qualified Sysco Corporation Retirement Plan, a defined benefit program that we refer to as the “pension plan.” Since January 1, 2013, most employees no longer accrue additional retirement benefits under the pension plan. However, when the pension plan was the primary retirement vehicle, the Company also maintained a Supplemental Executive Retirement Plan, or SERP, in order to retain and drive continued performance from certain employees. The CLD Committee utilized the SERP to increase the retirement benefits available to officers whose benefits under the pension plan were limited by law. Of the Current NEOs, only Mr. Bertrand participates in the SERP.

The SERP was frozen and all future accruals under the SERP ceased, effective June 29, 2013 for Mr. Bertrand. Those SERP participants who retire and are not eligible for immediate commencement of their SERP benefit are deemed 100% vested, with benefits payable upon reaching age 65. The earliest an executive can retire and receive any benefits under the SERP is (i) age 55 with a minimum of 15 years of MIP service or (ii) age 60 with at least 10 years of MIP service and 20 years of Sysco service. Payments before the age of 65 are adjusted by an early retirement reduction factor. A participating NEO will receive a SERP benefit based on the greater of the accrued benefit determined as of June 29, 2013, the date of the SERP accrual freeze, under the current provisions of the SERP, or the accrued benefit determined as of June 28, 2008 under the prior provisions of the SERP, but with eligibility for immediate benefit payments and related early retirement reduction factors determined as of the relevant separation from service date. The terms of the SERP are more specifically described under “Executive Compensation — Pension Benefits — Supplemental Executive Retirement Plan.” The amounts accrued by the NEOs participating in the pension plan and/or the SERP, as of June 27, 2020,are set forth under “Executive Compensation — Pension Benefits.”

SERP Analysis

The CLD Committee previously amended the SERP to freeze benefits, stop future accruals and to provide for immediate vesting of accrued benefits in order to achieve the following goals:

•	Bring the value of retirement benefits more in line with the practices of our peer group; and
•	Increase the proportion of long-term and performance-based compensation in the compensation mix, relative to fixed and retirement compensation such as the SERP and MSP.

Legacy Program – Executive Deferred Compensation Plan

Prior to December 31, 2012, Sysco offered an EDCP to provide MIP participants, including Mr. Bertrand, the opportunity to save for retirement and accumulate wealth in a tax-efficient manner beyond savings opportunities under Sysco’s 401(k) retirement savings plan. Participants were able to defer up to 100% of their base salary and up to 40% of their MIP bonus, or any bonus paid in lieu of or as a replacement for the MIP bonus, to the EDCP. Sysco did not match any base salary deferrals into the EDCP in fiscal 2019, as deferrals are no longer permitted. An executive is always 100% vested in his or her past deferrals and Sysco matches, but any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his or her deferrals, is subject to forfeiture for specified cause or competing against Sysco in certain instances. Participants who have deferred compensation under the EDCP may choose from a variety of investment options. The EDCP is described in further detail under “Executive Compensation — Fiscal 2020 Nonqualified Deferred Compensation – About the EDCP.”

EDCP Analysis

For many years, the EDCP served as a recruitment and retention tool for Sysco. In connection with the broader transition in retirement philosophy, beginning in fiscal 2013, a new deferred compensation plan, the MSP, has been utilized to fulfill this objective.

Executive Perquisites & Other Benefits – Detailed Information

We provide benefits for executives that we believe are reasonable, particularly since the cost of these benefits constitutes a very small percentage of each NEO’s total compensation. Certain of these benefits are described below.

Sysco’s NEOs are generally eligible to participate in Sysco’s regular employee benefit programs, which include a 401(k) plan, an employee stock purchase plan, group life insurance and other group welfare benefit plans. We also provide MIP participants, including the Current NEOs, with additional life insurance and accidental death and dismemberment insurance benefits, long-term disability coverage, including disability income coverage, and long-term care insurance, as well as reimbursement for an annual comprehensive wellness examination by a physician of their choice. Moreover, pursuant to the CEO Offer Letter (as defined below under “—Employment and Severance Agreements”), Mr. Hourican is entitled to receive certain additional benefits described above under “—What We Paid and Why— New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson–Severance and Other Benefits for Mr. Hourican.”

We believe many of these benefits are necessary for us to remain able to compete with other public companies for executive talent. Although the Current NEOs are eligible to participate in Sysco’s group medical and dental coverage, we adjust employees’ contributions towards the monthly cost of the medical plan according to salary level; therefore, the Current NEOs pay a higher employee contribution to participate in these welfare plans than do non-executives.

Furthermore, Sysco owns fractional interests in private aircraft that are made available to members of the Board of Directors, the Current NEOs and other members of management for business use, but these aircraft are not allowed to be used for personal matters.

All employees, including our Current NEOs, as well as members of our Board, are also entitled to receive discounts on all products carried by Sysco and its subsidiaries.

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Executive Compensation Governance and Other Information

Employment and Severance Agreements

Consistent with our approach of rewarding performance, employment is not guaranteed, and either the Company or the Current NEO may terminate the employment relationship at any time. Under certain termination scenarios, however, the Current NEOs are entitled to the severance benefits described below.

Mr. Hourican. Pursuant to the letter agreement dated January 10, 2020, between the Company and Mr. Hourican, which we refer to as the “CEO Offer Letter,” Mr. Hourican will be eligible to receive the following severance payments and benefits upon a termination of his employment by Sysco without “Cause” (as defined in the CEO Offer Letter) or upon his resignation for “Good Reason” (as defined in the CEO Offer Letter):

•	Non-Change in Control Termination: if the termination of employment does not occur upon, or within two years following, the effectiveness of a “Change in Control” (as defined in the Incentive Plan), Mr. Hourican will receive:

–	An amount equal to two times the sum of his annual base salary and his target annual or short-term management incentive plan opportunity;
–	A pro-rata award under the annual or short-term management incentive plan covering the performance period in which the termination is effective, subject to attainment of applicable Sysco performance goals for such performance period and payable at the time such incentives are paid to other Sysco executives; and
–	Health, dental and vision coverage continuation at active employee rates for 24 months after his date of termination.

•	Change in Control Termination: if the termination of employment occurs upon, or within two years following, the effectiveness of a Change in Control, Mr. Hourican will receive:

–	An amount equal to three times the sum of his annual base salary and his target annual or short-term management incentive plan opportunity;
–	A pro-rata award under the annual or short-term management incentive plan covering the performance period in which the termination is effective, subject to attainment of applicable Sysco performance goals for such performance period and payable at the time such incentives are paid to other Sysco executives; and
–	Health, dental and vision coverage continuation at active employee rates for 36 months after his date of termination.

These severance benefits will be provided to Mr. Hourican only if he executes (and does not revoke) a legally enforceable general release and waiver of claims in favor of the Company and complies with the covenants in the accompanying Protective Covenants Agreement (as defined below in “—Executive Compensation Clawback and Protective Covenants”), including confidentiality, non-disparagement and restrictions on competition and solicitation of employees, vendors and customers of the Company for a period of two years after employment.

Messrs. Grade, Bertrand and Foster and Ms. Robinson. The CLD Committee reviewed its historical severance practices for senior executives and approved and adopted effective in July 2020 a market-competitive form of severance letter agreement (the “Severance Agreement”) to specify the severance benefits to which each of the Company’s Current NEOs (other than Mr. Hourican) would be entitled upon the occurrence of certain termination events, which are described below.

•	Non-Change in Control Termination: If the Company terminates a Current NEO’s employment without “Cause” (as defined in the Severance Agreement) or the Current NEO resigns for “Good Reason” (as defined in the Severance Agreement), and the termination does not constitute a “Change in Control Termination” (as described below), then the Current NEO will be entitled to the following:

–	An amount equal to two times the Current NEO’s annual base salary;
–	A pro-rata award under the annual or short-term management incentive plan covering the performance period in which the termination is effective, subject to attainment of applicable Sysco performance goals for such performance period and payable at the time such incentives are paid to other Sysco executives;
–	Reimbursement for the amounts of any premiums or other fees paid by the Current NEO, pursuant to COBRA, in excess of the applicable active employee rates to maintain the Current NEO’s health benefits under the Company’s group health plans for a period of 18 months following the Separation Date; and
–	Outplacement services for a period of up to 12 months.

•	Change in Control Termination: If the termination of employment occurs upon, or within two years following, the effectiveness of a Change in Control (as defined in the Incentive Plan), the Current NEO will receive:

–	An amount equal to two times the sum of (i) the Current NEO’s annual base salary and (ii) the Current NEO’s target annual or short-term incentive opportunity;
–	A pro-rata award under the annual or short-term management incentive plan covering the performance period in which the termination is effective based on the Current NEO’s target incentive opportunity and payable at the time such incentives are paid to other Sysco executives;
–	Reimbursement for the amounts of any premiums or other fees paid by the Current NEO, pursuant to COBRA, in excess of the applicable active employee rates to maintain the Current NEO’s health benefits under the Company’s group health plans for a period of 18 months following the Separation Date; and
–	Outplacement services for a period of up to 12 months.

These severance benefits will be provided to the Current NEO only if he or she: (i) executes (and does not revoke) a legally enforceable general release and waiver of claims in favor of the Company; and (ii) complies with the covenants in the Severance Agreement and the accompanying Protective Covenants Agreement, including confidentiality, non-disparagement and restrictions on competition and solicitation of employees, vendors and customers of the Company for a period of two years after employment.

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Benefits Following Change in Control

We currently have no separate severance or similar agreements that would cause an immediate or “single trigger” cash payment obligation solely as a result of a change in control of Sysco. We have included change in control provisions in several of Sysco’s benefit plans and agreements, including in the Severance Agreements described above, as well as in the various agreements governing our equity-based awards. See “Executive Compensation—Quantification of Termination/Change in Control Payments” for a detailed explanation of potential benefits under the various provisions.

For our equity-based awards, the CLD Committee has established “double-trigger” accelerated vesting under certain change in control scenarios. Under this “double trigger,” the vesting of these equity-based awards is only accelerated upon a change in control if, during the period commencing 12 months prior to the change in control and ending 24 months after such change in control, the participant’s employment is terminated without “cause” (as defined in the applicable award agreement) or the participant terminates his or her employment for “good reason” (as defined in the applicable award agreement).

The CLD Committee continues to believe that these provisions will preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of Sysco. The CLD Committee has balanced the impact of these acceleration provisions with corresponding provisions in the MSP, the SERP and/or the EDCP that provide for a reduction in benefits to the extent they are not deductible under Section 280G of the Internal Revenue Code.

Relocation Expenses

To address the CLD Committee’s desire that Sysco comply with best corporate governance and compensation practices, in October 2010 the CLD Committee adopted an executive relocation expense reimbursement policy that applies to all of the NEOs. The reimbursement policy prohibits Sysco from reimbursing any of such executives for any loss on the sale of the executive’s house sold in connection with the executive’s relocation. The reimbursement policy also provides that only certain pre-approved relocation expenses will be eligible for increased payments to cover all applicable taxes on the reimbursed amounts, such as state and federal income taxes, FICA, and Medicare taxes. In addition, the reimbursement policy provides that relocation agreements with any NEO include a recoupment provision that requires the executive to reimburse Sysco for all or a part of the reimbursement if his or her employment is terminated for any reason other than death, disability or change in control of Sysco, or termination without cause or for good reason, within a specified amount of time after receiving the reimbursement.

Executive Compensation Clawback and Protective Covenants

In September 2020, the CLD Committee expanded the scope of our executive compensation clawback policy. Our enhanced clawback policy allows for recovery of certain incentive compensation if:

•	there is a restatement of our financial results, other than a restatement due to a change in accounting policy, and the restatement would result in the payment of a reduced amount, if the award were recalculated, with respect to incentive compensation paid to an NEO within the prior 36 months on the basis of having met or exceeded specific performance targets; or
•	an NEO engages in misconduct that contributes to the need for a financial restatement or causes the Company material financial or reputational harm.

“Misconduct” for purposes of our clawback policy refers to conduct that constitutes (i) an intentional violation of law, the Company’s Global Code of Conduct or another significant ethics or compliance policy of the Company, or (ii) a material failure by the NEO to exercise his or her responsibility to supervise subordinates.

The compensation elements subject to recoupment or cancellation pursuant to the expanded clawback policy include:

•	All cash-based incentive compensation;
•	All outstanding equity and equity-based awards, whether vested, unvested or deferred; and
•	All payments or contributions made by the Company to (or for the benefit of) an NEO pursuant to the SERP, EDCP or the MSP.

The clawback right based on the occurrence of a financial restatement has been in effect for more than 36 months and would apply to all of the incentive compensation described above and received by our NEOs during such period. The clawback right arising from misconduct, however, would be applicable only to incentive compensation awarded to our NEOs subsequent to the adoption of the expanded clawback policy in September 2020.

The CLD Committee has the sole discretion, subject to applicable law, to determine the form and timing of the clawback, which may include repayment from the NEO or a reduction to the payment of a future incentive (including cancellation). These clawback remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

In addition, pursuant to the award agreements governing certain equity-based awards, in order to be eligible to receive an equity-based award, each NEO is required to have entered into an agreement (the “Protective Covenants Agreement”) protecting the Company’s interests and confidential information by restricting certain recipient behavior during, and following termination of, employment. The Protective Covenants Agreement includes, among other things, restrictions on unfair post-employment competitive activities, improper solicitation of Company employees and customers, and the misuse of confidential information.

If an NEO were to violate any of the restrictive covenants in the Protective Covenants Agreement, the NEO would forfeit the benefits and proceeds of the related equity awards. The forfeiture of benefits and proceeds has been required with regard to all awards of PSUs and RSUs since November 2013 and awards of stock options since August 2016. In addition to the Protective Covenants Agreements, the terms of the MSP, SERP and EDCP also provide for the forfeiture of certain payments in the event of prohibited conduct following termination of employment with the Company.

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Tax Impact on Compensation

Income Deduction Limitations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of compensation that Sysco may deduct for federal income tax purposes in any given year with respect to the compensation of each of the NEOs. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code could be excluded from this $1 million limit. This exception was repealed with the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), effective for taxable years beginning after 2017, unless certain transition relief is available. The CLD Committee’s general intent prior to implementation of the Tax Act was to structure our executive compensation programs so that payments could qualify as “performance-based compensation.” However, the CLD Committee may have decided from time to time to grant compensation that would not (or could not) be able to qualify as “performance-based compensation” if appropriate to achieve the objectives of the compensation program.

With the repeal of the “performance-based compensation” provisions of Section 162(m) of the Code, compensation granted by the CLD Committee may, more frequently, be non-deductible. The CLD Committee believes that the tax deduction limitation should not be permitted to compromise its ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that, in certain cases, is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” under the transition relief may not so qualify. Moreover, even if the CLD Committee had intended to grant compensation that qualified as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the Company cannot guarantee that such compensation ultimately will be deductible.

Based on the factors discussed under “What We Paid and Why” above, in fiscal 2020 Sysco paid, and in fiscal 2021 the CLD Committee expects Sysco to pay, certain NEOs a base salary and annual incentive award that, when aggregated with anticipated vesting of RSUs and PSUs, exceeds $1 million in value. The CLD Committee believes that this compensation is necessary in order to maintain the competitiveness of the total compensation package and, as a result, has determined that it is appropriate, even though certain amounts of fiscal 2020 compensation will not be deductible, and the excess of anticipated salary and annual incentive payouts, plus the value of RSUs and PSUs vesting in fiscal 2020 over $1 million, respectively, will not be deductible for federal income tax purposes.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code deals specifically with non-qualified deferred compensation plans. Although the Company makes no guarantees with respect to exemption from, or compliance with, Section 409A of the Internal Revenue Code, we have designed all of our executive benefit plans with the intention that they are exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code.

REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

The Compensation and Leadership Development Committee of the Board of Directors of Sysco Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation and Leadership Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

John M. Cassaday, Chairman

Joshua D. Frank

Larry C. Glasscock

Bradley M. Halverson

John M. Hinshaw

Stephanie A. Lundquist

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EXECUTIVE COMPENSATION

The following discussion, as well as the Compensation Discussion and Analysis contained herein, contains references to target performance levels for our incentive compensation. These targets and goals are discussed in the limited context of Sysco’s compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Summary Compensation Table

The following table sets forth information with respect to each of the NEOs – each person who served as our Chief Executive Officer during fiscal 2020, our Chief Financial Officer and our three other most highly compensated executive officers of Sysco and its subsidiaries serving in such capacity at the end of fiscal 2020. In determining the most highly compensated executive officers, we excluded the amounts shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Kevin P. Hourican(8)	2020	$500,000	$3,638,100	$13,305,225	$7,666,660	$276,195	$—	$486,245	$25,872,425
President and Chief Executive Officer
Thomas L. Bené(9)	2020	830,769	—	4,550,582	2,904,843	—	4,223	6,186,195	14,476,612
Former President and	2019	1,180,769	—	4,604,807	3,277,828	1,530,000	2,877	136,338	10,732,619
Chief Executive Officer	2018	1,000,000	—	3,658,623	1,649,258	2,362,088	4,238	100,370	8,774,577
Joel T. Grade	2020	689,999	—	1,465,246	935,352	208,725	30,046	88,936	3,418,304
Executive Vice President	2019	687,115	—	1,482,755	1,055,452	622,380	21,164	71,573	3,940,439
and Chief Financial Officer	2018	675,000	—	1,413,979	911,432	1,665,450	1,311	102,347	4,769,519
Greg D. Bertrand	2020	675,742	—	1,234,615	788,143	249,275	525,596	117,364	3,590,735
Executive Vice President	2019	663,558	—	1,224,855	871,900	700,744	521,145	101,516	4,083,718
US Foodservice Operations	2018	650,000	—	875,299	564,221	1,177,100	22,051	101,143	3,389,814
Michael P. Foster(10)	2020	362,500	1,460,000	3,431,349	1,585,508	98,159	—	151,779	7,089,295
Executive Vice President and Chief Technology & Technology Officer
Cathy Marie Robinson(11)	2020	150,000	925,000	1,503,792	636,934	40,186	—	238,347	3,494,259
Executive Vice President and Chief Supply Chain Officer
(1)	The salary amounts reflect the actual base salary payments earned by the NEOs in the applicable fiscal year.
(2)	These amounts for Messrs. Hourican and Foster and Ms. Robinson represent cash make-whole payments awarded to the NEOs to compensate them for forfeited incentives they would have otherwise received from their respective previous employers. See “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs–New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson” above for further discussion regarding these cash make-whole payments.
(3)	These amounts relate to grants of performance share units (“PSUs”) made in fiscal 2018, 2019 and 2020, as applicable. With respect to PSUs issued in fiscal 2020, see footnote (6) to “Grants of Plan-Based Awards” below for the estimated grant date fair value, in each case being the closing price of our common stock on the last business day before the applicable grant date, and assuming the target number of shares would be earned at the end of the three-year performance period. Grants of PSUs are reflected at target since actual shares to be received, if any, will be determined after the three-year performance period ending on July 2, 2022. With respect to fiscal 2019, we valued PSUs granted on August 23, 2018 at $75.08 per PSU, being the closing price of our common stock on the last business day before the grant date, and assuming the target number of shares would be earned at the end of the three-year performance period. Grants of PSUs are reflected at target since actual shares to be received, if any, will be determined after the three-year performance period ending on July 3, 2021. With respect to fiscal 2018, we valued PSUs granted on August 25, 2017 at $51.22 per PSU, being the closing price of our common stock on the last business day before the grant date, and assuming the target number of shares would be earned at the end of the three-year performance period. Grants of PSUs are reflected at target since actual shares to be received, if any, will be determined after the three-year performance period ending on June 27, 2020. The 2018 amount for Mr. Bené also includes the value of RSUs he received on February 22, 2018, in connection with his promotion to President and Chief Executive Officer. These additional RSUs for Mr. Bené were valued at $58.55 per share, being the closing price of our common stock on the last business day before the grant date. The 2020 amount for each of Messrs. Hourican and Foster and Ms. Robinson also includes the value of make-whole RSUs each NEO received to compensation him or her for forfeited equity incentives issued by the NEO’s previous employer. See “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs–New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson” above for further discussion of these make-whole RSU awards, and see footnote (6) to “Grants of Plan-Based Awards” below for the estimated grant date fair value of these make-whole RSU awards.
(4)	The amounts in this column reflects the grant date fair value of the awards. See Note 19 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020, Note 19 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the fiscal year ended June 29, 2019 and Note 17 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, regarding assumptions underlying our valuation of these equity awards. We did not assume any option exercises or risk of forfeiture during the expected option life in determining the valuation of the option awards. Had we done so, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized, if any, will be at or near the value estimated by the Black-Scholes model.
(5)	These amounts include the annual incentive awards paid in August 2020 with respect to fiscal 2020, paid in August 2019 with respect to fiscal 2019 and paid in August 2018 with respect to fiscal 2018. See “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs–Annual Incentive Award—Detailed Information” above for further discussion of the annual incentive awards for fiscal 2020. The amounts shown also include the following payments made in, as applicable, August of 2018 for the three-year performance period ended in fiscal 2018 with respect to the cash performance unit grants previously made under our 2008 Cash Performance Unit Plan:

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•	Mr. Bené ($1,228,500);
•	Mr. Grade ($1,102,500); and
•	Mr. Bertrand ($648,000).

(6)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect above-market interest on amounts in the Executive Deferred Compensation Plan, or “EDCP,” and the Management Savings Plan or “MSP,” and the actuarial change in the present value of the NEOs’ benefits under all pension plans established and maintained by Sysco, determined using interest rate and mortality rate assumptions consistent with those used in Sysco’s financial statements. The pension plan amounts, some of which may not be currently vested, include:

•	changes in pension plan value; and
•	changes in the value of benefits under the Supplemental Executive Retirement Plan (the “SERP”).

Active service-based accruals under the pension plan and the SERP ceased when each of those programs was frozen. Therefore, any subsequent changes in the actuarial present value of an NEO’s accumulated benefit under the pension plan and/or the SERP would likely be attributable, primarily, to variations in the discount rate or modifications to the actuarial assumptions. To the extent that any such aggregate change in the actuarial present value of an NEO’s accumulated benefit under the pension plan and/or the SERP was a decrease, this decrease is not reflected in the amounts shown in the “All Other Compensation” column above or the “Total” column in the table below.

The following table shows, for each NEO, the change in the actuarial present value for each of the pension plan and the SERP, as well as the above-market interest on amounts in the EDCP and MSP for fiscal 2020:

Name	Change in Pension Plan Value		Change in SERP Value		Above-Market Interest on Deferred Compensation	Total
Hourican	$	N/A	$	N/A	$—	$—
Bené		N/A		N/A	4,223	4,223
Grade		30,046		N/A	—	30,046
Bertrand		99,376		413,118	13,102	525,596
Foster		N/A		N/A	—	—
Robinson		N/A		N/A	—	—

(7)	Fiscal 2020 amounts reported in the “All Other Compensation” column include the following:

a.	For Mr. Bené, post-separation payment of $6,000,000, the aggregate of the COBRA reimbursement of premiums and fees and the payment of accrued but unused vacation of $17,308. Please see “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs—Former CEO Fiscal 2020 and Severance Compensation” above and “Quantification of Termination/Change in Control Payments” below for discussion of the terms and conditions set forth in his separation agreement, which provides for, among other things, the post-separation payment and COBRA reimbursement reported in the table above.
b.	The full amount ($778) paid for life insurance coverage for each individual (the excess coverage over the amounts paid for other employees is not determinable since the deductibles and coverages may be different); and
c.	The following amounts of 401(k) plan and Management Savings Plan (“MSP”) Company contributions with respect to the 2020 fiscal year, which Company contributions to the MSP included a SERP transition contribution for Mr. Bertrand in addition to the Company match and non-elective contributions:

Name	401(k) Plan Employer Contribution	MSP Employer Contribution
Hourican	$17,100	$—
Bené	14,458	147,000
Grade	14,784	61,615
Bertrand	16,950	99,636
Foster	8,550	1,125
Robinson	1,500	—

d.	Mr. Hourican, Mr. Foster and Ms. Robinson received $143,620, $22,681 and $67,693, respectively, during fiscal 2020 to reimburse the NEO for the taxes associated with certain benefits each NEO received in connection with his or her relocation to Houston, Texas.
e.	The following perquisites and personal benefits for each of the NEOs other than Mr. Bertrand (the aggregate value of the perquisites and personal benefits received by Mr. Bertrand in fiscal 2020, which included some or all of the following amounts, was less than $10,000 and was excluded from the table above):

•	the amounts paid to reimburse the NEO for the employer portion of COBRA premiums for health coverage continuation from the NEO’s previous employer;
•	the amounts paid for accidental death and dismemberment insurance coverage;
•	the amounts paid for long-term care insurance;
•	the amounts reimbursed for an annual medical exam;
•	the amounts paid for long-term disability coverage under the Company’s welfare benefit plan;
•	the amount paid for spousal travel in connection with business events;
•	the amounts paid or reimbursed by Sysco related to home security and monitoring services;
•	the amounts paid or reimbursed by Sysco related to (i) tax and financial planning and (ii) the preparation of foreign tax returns required to be filed by the NEO due to attendance at meetings or other travel related to Sysco business in foreign jurisdictions; and
•	$305,853, $116,004 and $167,518 in expenses in connection with the relocation to Houston, Texas by each of Mr. Hourican, Mr. Foster and Ms. Robinson, respectively, excluding the tax reimbursement amounts referenced above.

(8)	Mr. Hourican, our current President and Chief Executive Officer, joined the Company effective February 1, 2020; as a result, only his fiscal 2020 compensation information is included.
(9)	Mr. Bené, our former Chief Executive Officer, transitioned out of his role with the Company effective January 31, 2020 and remained employed with the Company until March 1, 2020. See “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs—Former CEO Fiscal 2020 and Severance Compensation” above.
(10)	Mr. Foster joined the Company effective December 2, 2019; as a result, only his fiscal 2020 compensation information is included.
(11)	Ms. Robinson joined the Company effective March 30, 2020; as a result, only her fiscal 2020 compensation information is included.

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Grants of Plan-Based Awards

The following table provides information on annual incentive award opportunities, PSUs and stock options under our 2018 Omnibus Incentive Plan granted to the NEOs during fiscal 2020.

		Number of Shares, Units or		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Closing Market Price On the Date	Grant Date Fair Value of Stock and Option
Name	Grant Date	Other Rights		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)		Options (#)(4)		Awards ($/Sh)(5)	of Grant ($)	Awards ($)(6)
Hourican	2/12/20	119,854	(7)				29,963	119,854	239,708							$ 9,141,265
	2/12/20									54,595	(7)					4,163,961
	2/12/20											683,303	(7)	$ 76.27	$ 77.46	7,666,660
	2/12/20			$ 365,934	$ 731,868	$ 1,372,253
Bené	8/21/19	62,508					15,627	62,508	125,016							4,550,582
	8/21/19											279,850		72.80	72.25	2.904,843
	8/21/19			900,000	1,800,000	3,375,000
Grade	8/21/19	20,127					5,031	20,127	40,254							1,465,246
	8/21/19											90,111		72.80	72.25	935,352
	8/21/19			431,250	862,500	1,617,188
Bertrand	8/21/19	16,959					4,239	16,959	33,918							1,234,615
	8/21/19											75,929		72.80	72.25	788,143
	8/21/19			423,938	847,875	1,589,766
Foster	12/2/19	14,573					3,643	14,573	29,146							1,173,855
	12/2/19											129,113		80.55	80.82	1,585,508
	12/2/19									28,026						2,257,494
	12/2/19			186,607	373,214	699,777
Robinson	5/14/20											89,709		46.69	47.98	636,934
	5/14/20									32,208						1,503,792
	5/14/20			80,357	160,714	301,339
(1)	These amounts relate to annual incentive awards made in August 2019 pursuant to the 2020 MIP for Messrs. Bené, Grade and Bertrand and pro-rata annual incentive awards made at the time Messrs. Hourican and Foster and Ms. Robinson were hired during fiscal 2020. In approving the annual incentive awards for fiscal 2020, the CLD Committee targeted each NEO’s annual incentive opportunity at the following percentages of the applicable base salary: 150% for each of Messrs. Hourican and Bené, 125% for each of Messrs. Grade and Bertrand and 100% for each of Mr. Foster and Ms. Robinson. The estimated threshold, target and maximum annual incentive opportunities for Messrs. Hourican and Foster and Ms. Hourican reported in the table are pro-rated based on the actual number of days of service during fiscal 2020.
(2)	These amounts relate to PSUs with a three-year performance period that we granted in August 2019 (to Messrs. Bené, Grade and Bertrand), in December 2019 (to Mr. Foster) and in February 2020 (to Mr. Hourican) under the Performance Share Unit Agreement For Performance Period FY2020 – FY2022 adopted pursuant to the Sysco’s 2018 Omnibus Incentive Plan. These amounts represent the number of shares of our common stock that would be paid out to each NEO, assuming threshold, target and maximum levels of Company financial performance during the performance period under the applicable performance criteria. See “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs–Long Term Incentives—Detailed Information” above for further discussion of the terms of the PSUs, including the treatment of the PSUs following termination of the participant’s employment under various scenarios.
(3)	Represents RSUs issued in the form of make-whole awards to Messrs. Hourican and Foster and Ms. Robinson. See “Compensation Discussion and Analysis—What We Paid and Why— New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson” above for discussion of the terms of these make-whole RSU awards, including the applicable vesting schedules. Dividend equivalents will be paid to the NEOs, in cash, if and when the underlying RSUs are distributed. If an NEO experiences a qualifying Retirement in Good Standing or leaves our employment because of disability, his or her RSUs will remain in effect, vest and be exercisable in accordance with their terms as if he or she had remained employed. Additionally, the RSUs will vest immediately upon the NEO’s death or qualifying involuntary termination following a change in control of the Company. The RSUs will be forfeited in their entirety if employment terminates as a result of Retirement in Good Standing prior to the first Vesting Date. In addition, an NEO will forfeit all unvested RSUs if the CLD Committee finds, by a majority vote, that either before or after termination of his or her employment, the NEO:

•	committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his or her employment and by any such act, damaged us or our subsidiaries;
•	disclosed our trade secrets; or
•	participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Global Code of Conduct or that would have violated our Global Code of Conduct had he or she been an employee when he engaged in the prohibited activity.

(4)	These options, which were granted pursuant to the 2018 Omnibus Incentive Plan on August 21, 2019, December 2, 2019, February 12, 2020 and May 14, 2020, respectively, have a term of 10 years, the maximum term under the plan, and vest in equal, annual installments over a period of three years beginning on the first anniversary of the grant date, except the options issued to Mr. Hourican, which vest in three equal, annual installments on August 21, 2020, 2021 and 2022. See “Compensation Discussion and Analysis—What We Paid and Why— New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson” above for discussion of the terms of the make-whole option awards to Messrs. Hourican and Foster and Ms. Robinson, including the applicable vesting schedules. If an NEO experiences a qualifying retirement in good standing or leaves our employment because of disability, his or her options will remain in effect, vest and be exercisable in accordance with their terms as if he or she had remained employed. If an NEO dies during the term of his or her option, all unvested options will vest immediately and may be exercised by his or her estate at any time until the earlier to occur of three years after death or the option’s expiration date. In addition, an NEO will forfeit all unexercised options if the CLD Committee finds, by a majority vote, that either before or after termination of his or her employment, the NEO:
•	committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his or her employment and by any such act, damaged us or our subsidiaries;
•	disclosed our trade secrets; or
•	participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Global Code of Conduct or that would have violated our Global Code of Conduct had he or she been an employee when he engaged in the prohibited activity.
(5)	The exercise price for these options was set at the “Fair Market Value” on the date of the grant, which is defined as the closing sale price during regular trading hours of the stock on the immediately preceding date on the principal securities market in which shares of stock is then traded, or, if there were no trades on that date, the closing sale price during regular trading hours of the stock on the first trading day prior to that date. Pursuant to our 2018 Omnibus Incentive Plan, under which these options were granted, the exercise price of all options may not be less than the Fair Market Value.

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(6)	We determined the following estimated grant date fair values for the options reported in the table above using a Black-Scholes pricing model: (i) options issued on August 21, 2019 of $10.38 per option; (ii) options issued on December 2, 2019 of $12.28 per option; (iii) options issued on February 12, 2020 of $11.22 per option; and (iv) options issued on May 14, 2020 of $7.10 per option. The assumptions underlying these option valuations are listed below:

	Volatility	Risk-Free Rate of Return	Dividend Yield at the Date of Grant	Expected Option Life
August 2019	18.3%	1.53%	2.36%	6.95 years
December 2019	18.3%	1.7%	2.21%	7.00 years
February 2020	18.3%	1.50%	2.21%	7.00 years
May 2020	26.3%	0.50%	3.67%	7.00 years

We did not assume any option exercises or risk of forfeiture during the expected option life in determining the valuation of the option awards. Had we done so, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, the value realized, if any, may not be at or near the value estimated by the Black-Scholes model. We determined the estimated grant date fair value of the PSUs to be: (i)$72.80 per PSU, for those granted on August 21, 2019; (ii) $80.55 per PSU, for those granted on December 2, 2019; and (iii) $76.27 per PSU, for those granted on February 12, 2020, in each case being the closing price of our common stock on the last business day before the grant date, and assuming the target number of shares would be earned at the end of the three-year performance period. Grants of PSUs are reflected at target since actual shares to be received, if any, will be determined after the three-year performance period ending on July 2, 2022. The estimated grant date fair value of each of the RSUs reported in the table above is equal to the grant date value of the corresponding PSUs awarded on the same date and indicated in this footnote (6) above, in each case being the closing price of our common stock on the last business day before the grant date.
(7)	Of the total number of PSUs, options and RSUs issued to Mr. Hourican and reported in the table above, 65,259 PSUs and 303,030 options were issued in connection with the Fiscal 2020 LTI Grant, with the balance of the awards (consisting of 54,595 PSUs, 380,273 options and 54,595 RSUs) issued in the form of make-whole awards. Notwithstanding the LTI forfeiture provisions described in footnotes (3) and (4) above, if Mr. Hourican’s employment is terminated by Sysco other than for “Cause,” or is terminated by Mr. Hourican for “Good Reason” (as such terms are defined in the Incentive Plan), then (i) 50% of his unvested Fiscal 2020 LTI Grant will immediately vest and (ii) 100% of his unvested make-whole LTI awards will immediately vest, in each case with performance under the PSU awards deemed to have been achieved at the applicable “target” level.

Outstanding Equity Awards at Year-End

Option grants prior to fiscal 2017 have generally vested and become exercisable in five equal annual installments, beginning one year after the grant date, and the option grants since fiscal 2017 vest and become exercisable in three equal, annual installments, beginning one year after the grant date, in each case to create a long-term incentive for the executives. The RSUs that have been granted prior to fiscal 2020 generally vest one-third per year over three years, and the PSUs issued beginning in fiscal 2017 under the 2018 Omnibus Incentive Plan and its predecessor, the 2013 Long-Term Incentive Plan, which we refer to as the “Incentive Plans,” are subject to cliff vesting following a three-year performance period. The Incentive Plans allow the CLD Committee the discretion to grant stock options, restricted stock, RSUs, PSUs, as well as other stock-based awards.

According to the terms of our Incentive Plans, the exercise price of options may not be less than the Fair Market Value on the date of the grant, which is defined in our Incentive Plans as the closing sale price during regular trading hours of the stock on the immediately preceding date on the principal securities market in which shares of our common stock are then traded, or, if there were no trades on that date, the closing sale price during regular trading hours of the stock on the first trading day prior to that date. Our Incentive Plans specifically prohibit repricing of outstanding grants without stockholder approval.

The CLD Committee generally makes equity grants during open “trading” windows under our Policy on Trading in Company Securities, at a time when we have publicly disseminated all material information likely to affect the trading price of Sysco’s common stock. The CLD Committee will generally not make grants during a period preceding an anticipated event that is likely to cause a substantial increase or a substantial decrease in the trading price of Sysco’s common stock, such as an earnings release.

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The following table provides information on the stock option, RSU and PSU grants held by each NEO as of June 27, 2020. Outstanding unvested Company equity awards held by Mr. Bené upon his separation date were forfeited and his unexercised, vested stock options expired 90 days following his date of termination, pursuant to the applicable award agreements.

	Option Awards						Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Hourican	February 2020	—	—		—	—	121,218	(2)	$6,339,701
	February 2020	—	683,303	(3)	$76.27	02/11/2030	—		—
	February 2020	—	—		—	—	54,595	(4)	2,855,319
Grade	August 2019	—	—		—	—	20,464	(5)	1,070,267
	August 2019	—	90,111	(6)	72.80	08/20/2029	—		—
	August 2018	—	—		—	—	20,639	(7)	1,079,420
	August 2018	30,121	60,243	(8)	75.08	08/22/2028	—		—
	August 2017	86,065	43,033	(9)	51.22	08/24/2027	—		—
	August 2016	145,833	—		52.42	08/24/2026	—		—
	November 2015	121,316	30,330	(10)	40.59	11/17/2025	—		—
	November 2014	69,043	—		38.89	11/18/2024	—		—
	November 2013	75,637	—		33.40	11/14/2023	—		—
Bertrand	August 2019	—	—		—	—	17,243	(5)	901,809
	August 2019	—	75,929	(6)	72.80	08/20/2029	—		—
	August 2018	—	—		—	—	17,049	(7)	891,663
	August 2018	24,883	49,766	(8)	75.08	08/22/2028	—		—
	August 2017	53,278	26,640	(9)	51.22	08/24/2027	—		—
	August 2016	93,750	—		52.42	08/24/2026	—		—
	November 2015	62,391	15,598	(10)	40.59	11/17/2025	—		—
	November 2014	36,403	—		38.89	11/18/2024	—		—
Foster	December 2019	—	—		—	—	14,817	(5)	774,929
	December 2019	—	129,113	(11)	80.55	12/01/2029	—		—
	December 2019	—	—		—	—	28,026	(12)	1,465,760
Robinson	May 2020	—	89,709	(13)	46.69	05/13/2030	—		—
	May 2020	—	—		—	—	32,208	(14)	1,684,478

(1)	The aggregate value, rounded to the nearest whole dollar, of each outstanding award of RSUs and PSUs is calculated using the closing price of our common stock on June 26, 2020, the last trading day of fiscal 2020, of $52.30. For the PSUs, the market value is based on the target number of shares of common stock underlying the PSUs, including dividend equivalents, as explained further in footnotes (2), (5) and (7) below.
(2)	Represents the target number of shares of common stock, rounded down to the nearest whole share, underlying the PSUs awarded to the NEO in connection with his annual LTI award and his LTI make-whole awards, as well as dividend equivalents that are expected to be paid in shares of common stock upon vesting of these PSUs. Each PSU represents the right to receive one share of common stock, at target levels, but the ultimate number of shares of common stock to be earned with respect to a participant’s PSUs will be determined at the end of the three-year performance period ending on July 2, 2022 and could range from 0% to 200% of the target number of PSUs granted to the participant, based on the Company’s financial performance relative to the pre-established targets. See “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs–Long Term Incentives—Detailed Information” above for further discussion of the terms of the PSUs, including the treatment of the PSUs following termination of the participant’s employment under various scenarios.
(3)	These options were awarded to the NEO in February 2020 in connection with his annual LTI award and his LTI make-whole award. One-third of these options vested on August 21, 2020, with the remainder vesting in equal portions on August 21 of 2021 and 2022.
(4)	Represents RSUs granted as a make-whole award to the NEO. See “Compensation Discussion and Analysis—What We Paid and Why—New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson” and footnotes (3) and (7) to the “Grants of Plan Based Awards” above for discussion of the terms of these RSUs. These RSUs vest in two equal installments on February 1, 2021 and August 1, 2021.
(5)	Represents the target number of shares of common stock, rounded down to the nearest whole share, underlying the PSUs awarded to the NEO in connection with his fiscal year 2020 annual LTI award, as well as dividend equivalents that are expected to be paid in shares of common stock upon vesting of the PSUs. Each PSU represents the right to receive one share of common stock, at target levels, but the ultimate number of shares of common stock to be earned with respect to a participant’s PSUs will be determined at the end of the three-year performance period ending on July 2, 2022 and could range from 0% to 200% of the target number of PSUs granted to the participant, based on the Company’s financial performance relative to the pre-established targets.
(6)	These options were awarded to the NEO in August 2019 in connection with his fiscal 2020 annual LTI award. One-third of these options vested on August 21, 2020, with the remainder vesting in equal portions on August 21 of 2021 and 2022.
(7)	Represents the target number of shares of common stock, rounded down to the nearest whole share, underlying the PSUs awarded to the NEO in August 2018, as well as dividend equivalents that are expected to be paid in shares of common stock upon vesting of the PSUs. Each PSU represents the right to receive one share of common stock, at target levels, but the ultimate number of shares of common stock to be earned with respect to a participant’s PSUs will be determined at the end of the three-year performance period ending on July 3, 2021 and could range from 0% to 200% of the target number of PSUs granted to the participant, based on the Company’s financial performance relative to the pre-established targets.
(8)	Half of these options vested on August 23, 2020, with the remainder vesting on August 23, 2021.
(9)	These options vested on August 25, 2020.
(10)	These options will vest on November 17, 2020.

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(11)	These options were awarded to the NEO in connection with his fiscal 2020 annual LTI award and his LTI make-whole awards. These options will vest in three equal portions on December 2 of 2020, 2021 and 2022.
(12)	Represents RSUs granted as a make-whole award to the NEO. See “Compensation Discussion and Analysis—What We Paid and Why— New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson” and footnotes (3) and (7) to the “Grants of Plan Based Awards” above for discussion of the terms of these RSUs. These RSUs vest in two equal installments on December 2 of 2020 and 2021.
(13)	These options were awarded to the NEO in connection with her LTI make-whole awards. These options vest in three equal installments on May 14 of 2021, 2022 and 2023.
(14)	Represents RSUs granted as a make-whole award to the NEO. See “Compensation Discussion and Analysis—What We Paid and Why— New Hire Compensation for Messrs. Hourican and Foster and Ms. Robinson” and footnotes (3) and (7) to the “Grants of Plan Based Awards” above for discussion of the terms of these RSUs. These RSUs vest as follows: 12,536 of these RSUs vest on November 14, 2020, and the remaining RSUs vest in two equal installments on June 1 of 2021 and 2022.

Retirement in Good Standing or Disability. If the executive’s employment terminates as a result of retirement in good standing or disability, the option awards listed above will remain outstanding, vest and be exercisable in accordance with its terms as if the executive remained an employee of Sysco.

Death. All unvested options will vest immediately upon the death of an NEO while actively employed by the Company. Furthermore, the options provide that the executive’s estate or designees may exercise the options at any time within three years after his death, but in no event later than the original termination date.

Change in Control. If the Company terminates the NEO’s employment within 12 months before, or 24 months following, a change in control of the Company, then the options listed in the table above will remain outstanding, vest and be exercisable in accordance with their terms as if the executive had remained an employee of Sysco.

Option Exercises and Stock Vested

The following table provides information with respect to aggregate option exercises and the vesting of stock awards during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Hourican	—	$—	—	$—
Bené	847,162	14,255,686	6,262	417,362
Grade	—	—	3,870	230,432
Bertrand	116,400	5,627,469	2,396	142,645
Foster	—	—	—	—
Robinson	—	—	—	—
(1)	For shares sold immediately upon exercise of the option, we calculated the value realized based on the difference between the actual sales price of the shares underlying the option and the exercise price of the option. Otherwise, we calculated the value realized based on the difference between the fair market value of Sysco common stock (i.e., the NYSE closing price on the preceding trading day) and the exercise price of the option.
(2)	We computed the value realized upon vesting of RSUs by multiplying the number of shares of common stock underlying RSUs that vested by the NYSE closing price of Sysco’s common stock on the last trading day prior to the vesting date. Dividend equivalents with regard to the RSUs that vested during fiscal 2020 were paid in cash at the time of such vesting and are not reflected in this column. We computed the value realized upon the distribution of the shares of common stock underlying the PSUs that vested during fiscal 2020 by multiplying that number of shares by the NYSE closing price of Sysco common stock on the last trading day prior to the distribution. Dividend equivalents with regard to the PSUs that vested during fiscal 2020 were paid in shares of common stock and credited at each dividend payment date.

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Fiscal 2020 Nonqualified Deferred Compensation

The following table provides information regarding executive contributions and related company matches, earnings and account balances under the Executive Deferred Compensation Plan (“EDCP”) and the Management Savings Plan (“MSP”) for each of the NEOs during fiscal 2020. None of the NEOs made any withdrawals or received any distributions under these plans with respect to fiscal 2020. Mr. Hourican and Ms. Robinson are not participants in either of the Sysco nonqualified deferred compensation plans, and only Mr. Bertrand is a participant in the EDCP.

Name	Applicable Plan	Executive Contributions for Fiscal 2020 ($)(1)	Registrant Contributions for Fiscal 2020 ($)(2)	Aggregate Earnings in Fiscal 2020 ($)(3)	Aggregate Balance at June 27, 2020 ($)(4)
Hourican	MSP	$—	$—	$—	$—
	EDCP	—	—	—	—
Bené	MSP	901,154	147,000	511,224	6,679,202
	EDCP	—	—	—	—
Grade	MSP	65,619	61,615	9,035	473,027
	EDCP	—	—	—	—
Bertrand	MSP	630,669	99,636	251,315	2,705,751
	EDCP	—	—	25,464	523,022
Foster	MSP	32,500	1,125	212	33,837
	EDCP	—	—	—	—
Robinson	MSP	—	—	—	—
	EDCP	—	—	—	—
(1)	For the MSP, the amount shown for each of Messrs. Bené, Grade, Bertrand and Foster includes the deferral of a portion of the salary paid to the NEO for fiscal 2020. The amount of such deferred salary is included in the Summary Compensation Table above under the “Salary” column for 2020.
(2)	As discussed below, the MSP allows participants to defer a portion of their salary and annual incentive award and provides for Company contributions to participants’ accounts, including matching, non-elective and transitional contributions. The amount shown is composed of the following Company contributions for each NEO:

	Match	Non-elective	Pension Transition	SERP Transition
Hourican	$—	$—	$—	$—
Bené	73,500	73,500	—	—
Grade	30,643	30,971	—	—
Bertrand	32,695	32,695	—	34,246
Foster	—	1,125	—	—
Robinson	—	—	—	—
(3)	The above-market interest portion of these amounts is included in the fiscal 2020 disclosure under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and footnote 6 of the Summary Compensation Table above, in the following amounts: $4,223 for MSP for Mr. Bené; and $10,890 for EDCP and $2,212 for MSP for Mr. Bertrand.
(4)	Portions of the amounts disclosed in this column for Messrs. Bené and Bertrand have previously been reported in Summary Compensation Tables for previous years, including the following amounts: for Mr. Bené: 2,877 for fiscal 2019, $4,238 for fiscal 2018, and $4,473 for fiscal 2017; and for Mr. Bertrand: $9,927 for fiscal 2019 and $12,524 for fiscal 2018.

About the MSP

In order to provide certain highly compensated employees of the Company with the continued opportunity to build retirement savings on a tax-deferred basis through deferrals and Company contributions, Sysco adopted the MSP, effective November 14, 2012. The MSP is a competitive plan for nonqualified executive retirement benefits and is designed to supplement the Sysco Corporation Employee’s 401(k) Plan (the “401(k) plan”). It allows participants, including the Current NEOs, to defer a portion of their salary compensation and up to 90% of their annual incentive award. The MSP also provides for Company contributions to participants’ accounts, including non-elective and matching contributions, as well as transition contributions, which are designed to compensate participants for a portion of the value lost as a result of the freezing of Sysco’s then-current plans. The MSP allows for deferrals and contributions that would not be permitted under the Company’s 401(k) plan due to IRS limits. The following discussion summarizes the material terms of the MSP that are applicable to the NEOs. The definition of “bonus” for purposes of the MSP includes any amounts that are paid as a bonus or annual incentive award to a participant, whether under a long-term incentive plan or otherwise.

Executive Deferrals. Each participant may initially elect to defer up to 50% of his or her annual salary and up to 90% of his or her annual incentive award under the MSP. A deferral election, once made, is irrevocable for the applicable calendar year (for salary deferrals) or fiscal year (for bonus deferrals). Bonus deferral elections are contingent upon the participant’s award qualifying as “performance-based compensation” under Section 409A of the Internal Revenue Code.

The CLD Committee retains the discretion to alter the minimum and maximum percentages of awards that may be deferred, but such discretion must be exercised prior to the beginning of the applicable fiscal year for which such award may be earned. Salary deferrals were effective beginning in calendar year 2013, with performance-based annual incentive award deferrals effective beginning in fiscal 2014.

Company Contributions. Sysco will make a matching contribution (determined based on compensation not taken into account under the Company’s 401(k) plan), to the accounts of participants who elect to defer a portion of their compensation under the MSP (the “Company Match”). The Company Match is made on a calendar year basis. The Company

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Match for the first half of fiscal 2020 was subject to a limit of 50% of the first 5% of a participant’s annual base salary and annual incentive award deferred by the participant. The Company Match was increased to a limit of 50% of the first 6% for the second half of fiscal 2020.

In addition to the Company Match, Sysco will credit an automatic Company contribution equal to 3% of the participant’s annual base salary and bonus, less the amount of a similar Company contribution into the participant’s 401(k) plan account, to the participant’s account in the MSP (the “Non-elective Contribution”). The Company will credit this contribution regardless of whether the participant defers any amounts under the MSP or 401(k) plan.

In addition to the contributions described above, for a period of ten years through 2024, or until a participant ceases employment with Sysco, whichever is earlier, Sysco will credit an automatic Company contribution of 3% of the participant’s annual base salary and bonus, less the amount of a similar Company contribution into the participant’s 401(k) plan account, to the MSP account of eligible participants (the “Pension Transition Contribution”). To be eligible to receive the Pension Transition Contribution, a participant must have been accruing benefits under Sysco’s pension plan as of December 31, 2012 and have been at least age 50 with 15 or more years of Sysco service as of that date. The Company will credit this contribution regardless of whether the participant defers any amounts under the MSP or 401(k) plan so long as he or she remains employed by Sysco or leaves for retirement, death or disability in such calendar year.

In addition to the contributions described above, the MSP account for Mr. Bertrand will be credited annually with an automatic, fully vested Company contribution of 2.5% of his annual base salary and annual incentive award for a period of ten years through 2024 (each contribution referred to as a “SERP Transition Contribution”) so long as he remains employed by Sysco or leaves for retirement, death or disability in such calendar year.

Investment Options. The portion of a participant’s account attributable to salary and bonus deferrals will be deemed invested and reinvested in certain investments, as designated by the participant from a list of available investment options. The investment options include a variety of generally available investment funds. The portion of a participant’s account attributable to Sysco company contributions will be deemed invested as directed by the participant.

Vesting of Deferrals and Company Contributions. Participant deferrals, including associated investment earnings and losses, will be fully vested at all times. The Company Match, as adjusted for associated investment earnings and losses, will vest based upon a participant’s number of years of service. As of June 27, 2020, Messrs. Bertrand and Grade were fully vested with respect to the Company Match, and Messrs. Hourican and Foster and Ms. Robinson were each fully unvested, with the Company Match to vest through the fifth anniversary of service. In addition, each of Messrs. Hourican and Foster and Ms. Robinson will become fully vested in the event of his or her death or disability or a defined change of control of Sysco. The Non-elective Contribution, the Pension Transition Contribution, and the SERP Transition Contribution, as such amounts are adjusted for associated investment earnings and losses, will be fully vested at all times.

Timing and Form of Distributions. Other than elected in-service distributions or deferrals, the participant’s vested account may generally only be distributed upon the participant’s termination for any reason, including death, disability or retirement. Except with respect to in-service distributions or distributions following a participant’s termination (for a reason other than death, disability or retirement), the participant may elect to have his account distributed in:

•	a lump sum;
•	annual installments over a period of up to 20 years; or
•	a combination of a lump sum and installments.

In-service distributions and distributions following a participant’s termination (for a reason other than death, disability or retirement) will be distributed in a lump sum.

Delay of Distributions to NEOs. Distributions to a specified employee, including an NEO, upon the specified employee’s or NEO’s “separation from service” as defined under Section 409A of the Internal Revenue Code, will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A of the Internal Revenue Code.

Forfeiture. The MSP contains a forfeiture provision whereby participants will forfeit the balance of their accounts attributable to Company contributions, adjusted for deemed investment losses and earnings, and even if such amounts may have previously vested, in the event the CLD Committee finds that the participant engaged in fraudulent or certain other illegal acts while employed by the Company, or impermissibly competes with the Company after termination. Participants also have an obligation to repay any amounts previously distributed to them under the MSP attributable to Company contributions if the CLD Committee finds they engaged in such acts.

Limits on Excess Parachute Payments. The MSP contains cutback provisions that will reduce amounts payable to each NEO by the amount of any payments that cannot be deducted by Sysco under Section 280G of the Internal Revenue Code.

About the EDCP

Sysco maintained the EDCP to provide certain executives the opportunity to defer the receipt of a portion of their annual salaries, bonuses and deemed earnings thereon on a tax-deferred basis. Federal income taxes on all amounts credited under the EDCP will be deferred until payout under current tax law. The EDCP is administered by the CLD Committee.

Eligibility. All Sysco executives who were participants in the MIP, excluding those whose income was subject to Canadian income tax laws, were eligible to participate. The CLD Committee amended the EDCP, effective in December 2012, to close the EDCP to new participants.

Executive Deferrals. Executives were permitted to defer up to 40% of their bonuses under the MIP and up to 100% of salary. In September 2009, the EDCP was amended to clarify that any bonus paid in lieu of or as a substitute for the MIP bonus in the future was eligible for deferral under the EDCP.

Sysco Matching Credit. Sysco did not match salary deferrals under the EDCP. Sysco provided matching credit of 15% of the first 20% of bonus deferred, resulting in a maximum possible match credit of 3% of an executive’s bonus. The CLD Committee was permitted to authorize additional discretionary Company contributions, although it did not authorize any contributions from fiscal 2008 through December 31, 2012, the date on which the EDCP was frozen.

Investment Options. An executive may invest the deferral portion of his or her account among nine investment options, which may be changed as often as daily. Participants are also permitted to direct the investment of company matches under the EDCP.

Vesting. An executive is always 100% vested in his or her deferrals and each Sysco match, but any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and

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the net investment gain, if any, credited on his or her deferrals, is subject to forfeiture for specified cause or competing against Sysco in certain instances.

In-Service Distribution Elections and Hardship Withdrawals. Unless an executive has previously made an in-service distribution election, an executive will generally not have access to amounts deferred under the EDCP while employed by Sysco unless he or she requests and qualifies for a hardship withdrawal. Such withdrawals are available under very limited circumstances in connection with an unforeseeable emergency.

Distribution Events. We will distribute the vested portion of the amount credited to an executive’s EDCP account upon the earlier to occur of the executive’s death, disability, retirement or other separation event.

Distributions. Effective January 1, 2009, a participant who terminates employment, other than due to death, disability or a qualifying retirement, will receive a lump sum. A participant may elect the form of distribution of his account in the event of death or disability, or if the participant terminates employment after the earlier of age 60, or age 55 with 10 years of service with the Company.

An executive who has the right to elect the form of payment of his vested account balance may choose annual or quarterly installments over a specified period of up to 20 years, a lump sum or a combination of both. An executive may change his distribution elections prior to separation, subject to limitations in the EDCP required by Section 409A of the Internal Revenue Code.

When we pay installments under the EDCP, we will credit the executive’s unpaid vested account balance with a fixed investment return during the entire payout period. This fixed return will equal the Moody’s Average Corporate Bond Yield for either the six- or twelve-month period ending two months prior to the month of the first installment payment, whichever is higher.

Delay of Distributions to NEOs. Distributions to a specified employee, including a named executive, upon the specified employee or NEO’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A of the Internal Revenue Code.

Forfeiture for Cause or Competition. Any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his deferrals, is subject to forfeiture for specified cause or competition. No such forfeiture can occur, however, for a participant who is discharged (1) during a plan year in which a change in control occurs or (2) during the three plan years thereafter.

Limits on Excess Parachute Payments. The EDCP contains cutback provisions that will reduce amounts payable to each NEO by the amount of any payments that cannot be deducted by Sysco under Section 280G of the Internal Revenue Code.

Pension Benefits

Sysco maintains two defined benefit pension plans. One is the Sysco Corporation Retirement Plan, or pension plan, which is intended to be a tax-qualified plan under the Internal Revenue Code. The second is the Sysco Corporation Supplemental Executive Retirement Plan, which is not a tax-qualified plan. The pension plan ceased all non-union participant accruals effective December 31, 2012. In November 2012, the SERP was amended to freeze benefits and stop future accruals, effective June 29, 2013. Participants covered by the SERP as of June 29, 2013 were granted accelerated vesting. For those who retire and are not eligible for immediate commencement of their SERP benefit, they will be deemed 100% vested, with benefits payable upon reaching age 65.

For those who are eligible for a SERP benefit at the time of retirement, an early retirement reduction factor will be used to determine the amount available. As of January 1, 2013, the broad-based, tax-qualified 401(k) plan was enhanced to provide a larger benefit going forward. The following table shows the years of credited service for eligibility purposes (e.g., early retirement rights) and the present value of the accrued benefits for each of the NEOs under each of the pension plan and SERP as of June 27, 2020. Messrs. Hourican, Bené, and Foster and Ms. Robinson are not participants in either of the Sysco maintained defined benefit plans, and Mr. Grade is not a participant in the SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit		Payments During Last Fiscal Year
Hourican	Pension Plan	N/A	$	N/A	$	N/A
	SERP	N/A		N/A		N/A
Bené	Pension Plan	N/A	$	N/A	$	N/A
	SERP	N/A		N/A		N/A
Grade	Pension Plan	22.167		150,840		—
	SERP	N/A		N/A		N/A
Bertrand	Pension Plan	29.000		617,273		—
	SERP	29.000		3,422,867		—
Foster	Pension Plan	N/A		N/A		N/A
	SERP	N/A		N/A		N/A
Robinson	Pension Plan	N/A		N/A		N/A
	SERP	N/A		N/A		N/A

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As required by SEC rules, we calculated the participating officers’ accrued benefits under the pension plan by assuming that the named executives will remain in service with the Company until age 65, which is the earliest age at which the NEOs can retire without any reduction in benefits. Amounts shown below assume the pension plan benefit will be paid in the form of a life-only annuity with a 5-year guarantee. Amounts for present value purposes assume that 50% will elect the 100% joint-life annuity and 50% will elect a single life-only annuity. Other optional forms of payment are available from the pension plan.

For the SERP, we calculated the participating Current NEOs’ accrued benefits by assuming that those Current NEOs will remain in service with Sysco until the earliest age they could retire without any reduction in SERP benefits. This date is at age 58 for Mr. Bertrand. The amounts shown below and for present value purposes assume the SERP will be paid as a joint-life annuity, reducing to two-thirds upon the death of either the executive or his spouse, with the unreduced payment guaranteed for 10 years; however, members also have the option to elect a life-only annuity with a 10-year guarantee.

We calculated the present value of the accumulated pension plan and SERP benefits based on a 2.94% discount rate for the pension plan and a 2.91% discount rate for the SERP, with a post-retirement mortality assumption based on Mercer’s Industry Longevity Experience Study, Consumer Goods and Food & Drink, gender-distinct and no collar, applying the MSS2019 scale for annuitants.

Following are the estimated accrued benefits earned through the fiscal year ended June 27, 2020 for the pension plan or SERP, as noted. These annual amounts would be payable at the earliest unreduced retirement age, as described above, if the NEO remains in the service of Sysco until such age. Projected benefits that may be earned due to pay and service after the fiscal year ended June 27, 2020 are not included in these estimates.

Name	Plan Name	Earliest Unreduced Retirement Age	Expected Years of Payments	Estimated Annual Benefit
Hourican	Pension Plan	N/A	N/A	$	N/A
	SERP	N/A	N/A		N/A
Bené	Pension Plan	N/A	N/A	$	N/A
	SERP	N/A	N/A		N/A
Grade	Pension Plan	65	21.5		14,693
	SERP	N/A	N/A		N/A
Bertrand	Pension Plan	65	21.1		50,829
	SERP	58	29.5		182,495
Foster	Pension Plan	N/A	N/A		N/A
	SERP	N/A	N/A		N/A
Robinson	Pension Plan	N/A	N/A		N/A
	SERP	N/A	N/A		N/A

In addition to the above, we provide a temporary Social Security bridge benefit to an executive commencing SERP benefits before age 62, payable until the earlier of age 62 or death. The amount of this monthly benefit for Mr. Bertrand, based on the SERP early retirement assumptions above, is $1,638.

Pension Plan

The pension plan, which is intended to be tax-qualified, is funded through an irrevocable tax-exempt trust and covered approximately 40,923 participants as of January 1, 2020. In general, a participant’s accrued benefit is equal to 1.5% times the participant’s average monthly eligible earnings for each year or partial year of service with Sysco or a subsidiary. As noted above, as of January 1, 2013, non-union employees no longer earn additional retirement benefits under the pension plan, so earnings and service after December 31, 2012, were not taken into account for determining non-union participants’ accrued benefits under the pension plan. The accrued benefit under the pension plan is expressed in the form of a monthly annuity for the participant’s life, beginning at age 65, the plan’s normal retirement age, and with payments guaranteed for five years. If the participant remains with Sysco until at least age 55 with 10 years of service, the participant is entitled to early retirement payments. In such case, we reduce the benefit 6.67% per year for the first five years prior to normal retirement age and an additional 3.33% per year for years prior to age 60. Employees vest in the pension plan after five years of service, and the amendment to freeze benefit accruals under the pension plan after December 31, 2012 did not impact service determination for vesting purposes.

Benefits provided under the pension plan are based on compensation up to a limit, which is $285,000 for calendar year 2020, under the Internal Revenue Code. In addition, annual benefits provided under the pension plan may not exceed a limit, which is $230,000 for calendar year 2020, under the Internal Revenue Code.

Elements Included in Benefit Formula. Compensation included in the pension plan’s benefit calculation is generally earned income excluding deferred bonuses.

Policy Regarding Extra Years of Credited Service. Generally, we do not credit service in the pension plan beyond the actual number of years an employee participates in the plan. We base the years of credited service for the NEOs only on their service while eligible for participation in the plan.

Benefit Payment Options. Participants may choose their method of payment from several options, including a life annuity option, spousal joint and survivor annuity, Social Security leveling and life annuity options with minimum guaranteed terms. Only de minimis lump sums are available.

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Supplemental Executive Retirement Plan

We maintain a supplemental executive retirement plan, which we refer to as the SERP, for the benefit of 55 eligible executives, as of June 27, 2020, to provide for retirement benefits beyond the amounts available under Sysco’s various broad-based US and Canadian pension plans. Mr. Bertrand participate in the SERP. It is our intent that the SERP comply with Section 409A of the Internal Revenue Code in both form and operation. The SERP is an unsecured obligation of Sysco and is not qualified for tax purposes.

In November 2012, the SERP was amended to freeze benefits and stop future accruals, effective June 29, 2013. Participants covered by the SERP as of June 29, 2013 were granted accelerated vesting. For those who retire and are not eligible for immediate commencement of their SERP benefit, they will be deemed 100% vested, with benefits payable upon reaching age 65. For those who are eligible for a SERP benefit at the time of retirement, an early retirement reduction factor will be used to determine the amount available.

The SERP was designed to provide, in combination with other retirement benefits, 50% of an executive’s final average compensation, provided an executive had at least 20 years of Sysco service, including service with an acquired company. “Other retirement benefits” include Social Security, benefits from the pension plan, and employer contributions under Sysco’s 401(k) plan and similar qualified plans of acquired companies. We reduce the gross accrued benefit of 50% of final average compensation by 5% per year for each year of Sysco service including service with an acquired company of less than 20 years. For purposes of this service calculation, Sysco service was frozen effective June 29, 2013. Additionally, final average compensation is determined using the monthly average of a participant’s eligible earnings for the last 10 fiscal years prior to June 29, 2013, or the date he ceases to be covered under the SERP, if earlier. With respect to the determination of a participant’s accrued benefit as of June 28, 2008, as discussed below, final average compensation is determined using the monthly average of a participant’s eligible earnings for the highest 5 of the 10 fiscal years prior to, and including, the fiscal year ended June 28, 2008.

The term “eligible earnings” refers to compensation taken into account for SERP purposes. As discussed below, beginning with fiscal 2009, the portion of a participant’s MIP bonus counted as eligible earnings is capped at 150% of the participant’s rate of base salary as of the last day of the applicable fiscal year. Eligible earnings for fiscal years prior to fiscal 2009, including eligible earnings for purposes of determining a participant’s accrued benefit as of June 28, 2008, as discussed below, are not affected by this plan change. The definition of eligible earnings that places a cap on the MIP bonus for fiscal years after fiscal 2008 will be used in all benefit calculations except for certain death benefit calculations and a participant’s accrued benefit as of June 28, 2008, as discussed below.

A SERP participant will receive a SERP benefit equal to the greater of:

•	The accrued benefit determined as of June 29, 2013 (the plan freeze date); or
•	The accrued benefit determined as of June 28, 2008, but the early retirement factor and eligibility for immediate benefit payments determined as of the date service with Sysco ends, using the following components:
	–	average pay, based on the highest five fiscal years, which need not be successive, of eligible earnings in the ten-fiscal-year period ended June 28, 2008;
	–	full years of service with Sysco, including service with companies acquired by Sysco, as of June 28, 2008; and
	–	offsets as of June 28, 2008, with the standard adjustment to reflect the form and timing of the SERP benefit payments as of the date service with Sysco ends.

Under the SERP, Sysco has the ability to cause the forfeiture of any remaining SERP payments to a participant who was not discharged for “cause,” but who, after termination, was determined by the CLD Committee to have engaged in behavior while employed that would have constituted grounds for a discharge for “cause.” For this purpose, termination for “cause” includes termination for fraud or embezzlement. Sysco also has the ability to cause a forfeiture of any remaining SERP payments to a participant if the participant violates certain non-competition covenants. These non-competition covenants are applicable for the year following termination and to the entire period over which any SERP benefits are to be paid.

Participants covered by the SERP as of June 29, 2013 are 100% vested. For those who are eligible for early payment at retirement, their benefits may be reduced by an early retirement factor. The early retirement factor is based upon age and MIP participation service and/or Sysco service. The early retirement factor is 50% when participants reach the earlier of age 60 with 10 years of MIP participation service and 20 years of Sysco service or age 55 with 15 years of MIP participation service. The early retirement factor increases with additional years of age and/or MIP participation service or Sysco service.

A participant with at least 20 years of Sysco service (including service with companies acquired by Sysco) can retire with unreduced benefits when the early retirement factor is 100%. The participant generally attains an early retirement factor of 100% on the earliest of:

•	age 65 if the participant has at least 10 years of Sysco service;
•	age 55 if the participant has at least 15 years of MIP service, but only if the sum of his or her age and MIP service is equal to or exceeds 80; and
•	age 62 if the participant has at least 25 years of Sysco service and at least 15 years of MIP service.

Upon the occurrence of a change in control, the early retirement factor will become 100% for each participant. However, the criteria for determining whether a participant is eligible for early payment remains unchanged (i.e., the enhancement on the early retirement factor only impacts participants who otherwise meet the early payment criteria upon retirement). Notwithstanding this, the SERP contains cutback provisions that will reduce amounts payable to each participant by the amount of any payments that cannot be deducted by Sysco under Section 280G of the Internal Revenue Code.

We pay the SERP benefit as a monthly life annuity with a guaranteed minimum period of 10 years if the participant is not married at the time payments commence. If the participant is married at the time payments commence, the participant has the option to elect a joint life annuity whereby the participant and spouse are entitled to a monthly annuity for life with a guaranteed minimum period of 10 years, and generally, on the participant’s or spouse’s death, the survivor is entitled to receive a monthly annuity for life with each payment equal to two-thirds of each payment made to the couple. The benefit payable upon the death of a vested, terminated participant who did not meet the early payment criteria as of his or her date of death reflects a reduction of 5/9ths of 1% for each of the first 120 months prior to age 65 and an actuarial reduction for the difference between age 55 and the executive’s age at death.

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We provide a temporary Social Security bridge benefit to an executive commencing SERP benefits before age 62, payable until the earlier of age 62 or death.

Elements of Compensation included in Benefit Formula. Compensation generally includes base pay, the MIP bonus or any bonus paid in lieu of or as a substitute for the MIP bonus (although this is limited to 150% of the annual rate of base salary for fiscal 2009 and later years), the fiscal 2007 supplemental performance bonus, and stock matches under the 2005 Management Incentive Plan and predecessor plans with respect to fiscal 2005 and prior fiscal years. Compensation earned after June 29, 2013 is not applicable to the SERP.

Funding Status. Sysco’s obligations under the SERP are partially funded by a rabbi trust holding life insurance and an interest in certain real property occupied by Sysco. Sysco’s obligations under the SERP are maintained as a book reserve account. In the event of Sysco’s bankruptcy or insolvency, however, the life insurance, the real property interest, and any other assets held by the rabbi trust become subject to the claims of Sysco’s general creditors.

Lump Sum Availability. Retirement benefits may not be paid as a lump sum.

Delay of Distributions to NEOs. Distributions to an NEO upon the NEO’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A.

In November 2012, the CLD Committee amended the SERP to provide that benefit accruals for all participants were frozen as of June 29, 2013. Subsequent to June 29, 2013, the frozen SERP benefits continue to be payable pursuant to the terms of the SERP, as amended.

Also effective on June 29, 2013, all SERP participants vested in their then-accrued benefit. However, an early retirement reduction factor has been added to apply in the case of an employee who retires before age 65 who would not have been fully vested at his retirement date under the SERP prior to the amendment. The early retirement factor mirrors the benefit reduction that would have occurred as a result of the application of the vesting formula if the participant had taken early retirement under the SERP as it existed prior to its amendment. These changes do not alter the benefit commencement or other payment schedules for any SERP participant.

In addition, the age threshold previously applicable to the SERP death benefit was removed, effective June 29, 2013. As a result, if an active participant dies, the participant’s beneficiary will be entitled to a monthly annuity actuarially equivalent to the greater of: (i) an annual payment equal to 25% of the participant’s three-year final average compensation for ten years certain, or (ii) the participant’s vested accrued benefit as of his date of death, reduced by an actuarial reduction factor to take into account age at death prior to normal retirement age of 65.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (the “Annual Total Compensation”), of our CEO, Kevin P. Hourican, and the Annual Total Compensation of our median employee (the “Median Employee”).

For fiscal 2020, our last completed fiscal year:

The Annual Total Compensation of our CEO	$26,962,665
The Annual Total Compensation of our Median Employee	$72,072
The Ratio of the CEO’s to the Median Employee’s Annual Total Compensation	374:1

Methodology

We believe our CEO pay ratio is a reasonable estimate calculated in a manner consistent with the applicable rules of the SEC. Our methodology and process are described below:

Identified the Median Employee. As permitted by the SEC’s pay ratio rules, we used the same median employee to calculate our fiscal 2020 pay ratio that we used to calculate our fiscal 2019 pay ratio, as we believe that there have been no changes in our employee population or employee compensation arrangements that would result in a significant change to our pay ratio disclosure.

In 2019, we collected the payroll data of all employees globally, except for the employees in the excluded countries identified below, who were employed on a full-time, part-time, temporary or seasonal basis as of May 20, 2019.

To identify our Median Employee, we used total taxable earnings paid to our employees in the most recently completed taxable year in their respective jurisdictions as our consistently applied compensation measure, as permitted by SEC rules. This included base salary, overtime pay, annual incentive awards and vested long-term incentive awards.

We annualized the compensation of permanent, full-time and part-time employees who were hired by the Company and its consolidated subsidiaries after the beginning of the most recently completed taxable year in their respective jurisdictions. We applied an exchange rate as of May 20, 2019, to convert all international currencies into U.S. dollars.

Using this methodology, we determined that the Median Employee was a non-exempt, full time employee located in the U.S.

Determined Employee Population. In connection with determining our employee population in 2019, we began with our global employee population of 69,685 associates as of May 20, 2019, including full-time, part-time, and seasonal or temporary workers, employed by the Company or its consolidated subsidiaries, but excluding our CEO. As permitted by SEC rules, under the 5% “De Minimis Exception,” we excluded 1,798 non-U.S. employees, representing 2.6% of our total workforce. Employees from

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the following countries were excluded: Bahamas (403), China (85), Costa Rica (745), Italy (6), Portugal (4), Spain (125) and Sri Lanka (430). Prior to applying the de minimis exception, our total employee population as of May 20, 2019, consisted of 47,063 employees in the U.S. and 22,622 employees outside the U.S. After excluding the employees in these countries pursuant to the de minimis exception, our employee population as of May 20, 2019, consisted of 67,887 employees, including 47,063 employees in the U.S. (69.3%) and 20,824 employees outside the U.S. (30.7%).

Calculated CEO Pay Ratio. We calculated our Median Employee’s Annual Total Compensation for fiscal 2020 in accordance with the SEC’s requirements governing preparation of the Summary Compensation Table, provided that we included in such total the estimated value of the Median Employee’s health and welfare benefits, resulting in the Annual Total Compensation reported in the table above.

We calculated our CEO’s Annualized Total Compensation using the same approach, including the estimated value of his health and welfare benefits, and we adjusted our CEO’s compensation by annualizing his salary and non-equity incentive plan compensation to reflect the amounts our CEO would have received if serving in that capacity for all of fiscal 2020. We then divided the CEO’s Annualized Total Compensation by the Median Employee’s Annual Total Compensation to calculate the pay ratio presented in the table above.

The CEO pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to the pay ratios reported by other companies.

Quantification of Termination/Change in Control Payments

We have entered into certain agreements and maintain certain plans that will require us to provide compensation for the NEOs in the event of specified terminations of their employment or upon a change in control of Sysco. We have listed the amount of compensation we would be required to pay to each NEO in each situation in the tables below. Amounts included in the tables are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts we pay or distribute may differ materially. Factors that could affect these amounts include the timing during the year of any such event, the amount of future bonuses, the value of our stock on the date of the change in control and the ages and life expectancy of each executive and his spouse. The amounts shown in the tables below assume that the event that triggered the payment occurred on June 27, 2020. All amounts shown represent total payments, except as otherwise noted. We expect to time the payment of all amounts shown to comply with Section 409A of the Internal Revenue Code.

KEVIN P. HOURICAN
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	PSU Payments(4)			Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)			Insurance Payments(6)			Other(7)
Retirement	$—	$—	$—	$—	$	N/A	(9)	$	N/A	(9)	$	N/A	(9)	$	N/A	(9)
Death	—	—	—	—		6,339,776			2,855,319			1,200,000			32,844
Disability	—	—	—	—		6,339,776			2,855,319			6,296,000			32,844
Voluntary Resignation	—	—	—	—		—			—			—			—
Termination for Cause	—	—	—	—		—			—			—			—
Involuntary Termination w/o Cause, or Resignation for Good Reason	6,500,000	—	—	—		—			—			34,392			32,844
Change in Control w/o Termination(8)	—	—	—	—		—			—			—			—
Termination w/o Cause following a Change in Control(8)(10)	9,750,000	—	—	—		6,339,776			2,855,319			51,588			32,844

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THOMAS L. BENÉ
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	PSU Payments(4)	Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)	Insurance Payments(6)	Other(7)
Voluntary Resignation	$6,000,000	—	$6,565,768	—	—	—	$4,746	$17,308

JOEL T. GRADE
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	PSU Payments(4)			Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)			Insurance Payments(6)			Other(7)
Retirement	$—	$—	$285,154	$—	$	N/A	(9)	$	N/A	(9)	$	N/A	(9)	$	N/A	(9)
Death	—	—	285,154	—		2,149,767			401,630			1,200,000			47,402
Disability	—	—	285,154	—		2,149,767			401,630			5,230,000			47,402
Voluntary Resignation	—	—	285,154	—		—			—			—			—
Termination for Cause	—	—	—	—		—			—			—			—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	285,154	—		—			—			—			47,402
Change in Control w/o Termination(8)	—	—	285,154	—		—			—			—			—
Termination w/o Cause following a Change in Control(8)	—	—	285,154	—		2,149,767			401,630			—			47,402

GREG D. BERTRAND
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	PSU Payments(4)	Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)	Insurance Payments(6)	Other(7)
Retirement	$—	$521,974	$948,641	$2,941,095	$888,008	$234,494	$—	$55,489
Death	—	521,974	948,641	2,874,507	1,793,547	234,494	1,200,000	55,489
Disability	—	521,974	948,641	2,941,095	1,793,547	234,494	3,012,000	55,489
Voluntary Resignation	—	521,974	948,641	2,941,095	888,008	234,494	—	55,489
Termination for Cause	—	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	521,974	948,641	2,941,095	888,008	234,494	—	55,489
Change in Control w/o Termination(8)	—	521,974	948,641	—	—	—	—	—
Termination w/o Cause following a Change in Control(8)	—	521,974	948,641	3,944,862	1,793,547	234,494	—	55,489

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MICHAEL P. FOSTER
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	PSU Payments(4)			Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)			Insurance Payments(6)			Other(7)
Retirement	$—	$—	$1,337	$—	$	N/A	(9)	$	N/A	(9)	$	N/A	(9)	$	N/A	(9)
Death	—	—	1,337	—		774,963			1,465,760			1,200,000			26,591
Disability	—	—	1,337	—		774,963			1,465;760			4,024,000			26,591
Voluntary Resignation	—	—	1,337	—		—			—			—			—
Termination for Cause	—	—	—	—		—			—			—			—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	1,337	—		—			—			—			26,591
Change in Control w/o Termination(8)	—	—	1,337	—		—			—			—			—
Termination w/o Cause following a Change in Control(8)	—	—	1,337	—		774,963			1,465,760			—			26,591

CATHY MARIE ROBINSON
Termination Scenario	Severance Payment	Payments and Benefits Under EDCP(1)	Payments and Benefits Under MSP(2)	Payments and Benefits Under SERP(3)	PSU Payments(4)			Acceleration and Other Benefits from Unvested Stock Options and Restricted Stock Units(5)			Insurance Payments(6)			Other(7)
Retirement	$—	$—	$—	$—	$	N/A	(9)	$	N/A	(9)	$	N/A	(9)	$	N/A	(9)
Death	—	—	—	—		—			2,187,746			1,200,000			18,253
Disability	—	—	—	—		—			2,187,746			4,217,000			18,253
Voluntary Resignation	—	—	—	—		—			—			—			—
Termination for Cause	—	—	—	—		—			—			—			—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	—	—		—			—			—			18,253
Change in Control w/o Termination(8)	—	—	—	—		—			—			—			—
Termination w/o Cause following a Change in Control(8)	—	—	—	—		—			2,187,746			—			18,253
(1)	See “Fiscal 2020 Nonqualified Deferred Compensation – About the EDCP” above for a discussion of the calculation of benefits and payout options under the EDCP, and events that may cause forfeiture of such benefits. The amounts disclosed reflect the vested value of the Company match on elective deferrals, as well as investment earnings on both deferrals and vested Company match amounts. These amounts do not include salary and bonus deferrals.
	•	Mr. Bertrand has elected to receive quarterly installments over 20 years in the event of his death, disability or retirement.
(2)	See “Fiscal 2020 Nonqualified Deferred Compensation – About the MSP” above for a discussion of the calculation of benefits and payout options under the MSP, and events that may cause forfeiture of such benefits. The amounts disclosed reflect the vested value of the investment earnings on deferrals amounts. These amounts do not include salary and bonus deferrals. These amounts do not include company matches on salary and bonus deferrals.
	•	Each of Messrs. Grade and Foster has elected to receive a lump sum distribution in the event of his death, disability or retirement.
	•	Mr. Bertrand has elected to receive annual installments over 10 years in the event of his death, disability or retirement.

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(3)	All amounts shown are present values of eligible benefits as of June 27, 2020, calculated using an annual discount rate of 2.91%, which represents the rate used in determining the values disclosed in the “Pension Benefits” table above. See “Pension Benefits” above for a discussion of the terms of the SERP and the assumptions used in calculating the present values contained in the table. The amount and expected number of benefit payments to each executive are based on each respective termination event, the form of payment, the age of the executive and his or her spouse, and mortality assumptions. During the SERP payout period, a participant’s remaining benefit under the SERP may be subject to forfeiture under certain circumstances if the committee administering the SERP finds that the participant has engaged in competition with the Company, solicited business of the Company, made disparaging remarks about the Company or misappropriated trade secrets or confidential information of the Company. Following are specific notes regarding benefits payable to Mr. Bertrand, the only Current NEO who participates in the SERP:
	•	Death — If an active participant dies, the participant’s spouse will receive a monthly benefit payable for life with 120 monthly payments guaranteed. The amounts shown reflect payments as follows:

	Estimated # of Payments	Amount of Payment	Payment Frequency
Bertrand	402	$ 11,441	Monthly
•	Disability; Involuntary Termination without Cause, or Resignation for Good Reason; Termination without Cause following a Change in Control — The amounts shown reflect the following monthly payments:

	Disability, Involuntary Termination without Cause, or Resignation for Good Reason		Termination without Cause following a Change in Control
Name	Estimated # of Payments	Amount of Payment	Estimated # of Payments	Amount of Payment
Bertrand	397	$11,351	397	$15,369
•	Change in Control without Termination — Benefit payments are not triggered.
(4)	See “ –Long-Term Incentive Awards” above for a discussion of the PSUs. The amounts shown include payment with respect to the PSU awards made in August 2018 (with a fiscal 2019 –2021 performance cycle) and August 2019 (with a fiscal 2020 – 2022 performance cycle). For purposes of this disclosure, and in accordance with the documents governing the PSUs, our calculations reflect the following assumptions:
Retirement: Amounts reflect the pro-rated estimated value of the PSU awards based on forecasted company performance with regard to the applicable performance criteria. The PSU awards are pro-rated for the number of whole fiscal months during the performance period during which the executive was actively employed. The pro rata factor used was 66.2% for the PSUs issued in August 2018 and 33.0% for the PSUs issued in August 2019.
Death: Amounts reflect the estimated value of the PSU awards based on Company performance assumed at “target.”
Disability: Amounts reflect the estimated value of the PSU awards based on forecasted Company performance with regard to the applicable performance criteria.
Change in Control without Termination: PSUs are not subject to accelerated vesting under this scenario.
Termination Without Cause Following Change in Control: Amounts reflect the estimated value of the PSU awards based on Company performance assumed at “target.”
(5)	The amounts shown include the value of unvested accelerated RSUs, valued at the closing price of Sysco common stock on the NYSE on June 26, 2020, the last business day of our 2020 fiscal year, plus the difference between the exercise prices of unvested accelerated options and the closing price of Sysco common stock on the NYSE on June 26, 2020 multiplied by the number of such options outstanding. See “Outstanding Equity Awards at Fiscal Year-End” for disclosure of the events causing an acceleration of outstanding unvested options and RSUs. For each termination scenario, assumes accelerated vesting of all unvested RSUs and stock options that are subject to accelerated vesting based on such scenario.
(6)	Includes payments we will make in connection with additional life insurance coverage, long-term disability coverage and long-term care insurance. In the event of death, a lump sum Basic Life Insurance benefit is payable in an amount equal to $150,000. An additional benefit is paid in an amount equal to two times the executive’s base salary at the beginning of the year in which the death occurred, subject to a maximum of $1,050,000. The value of the benefits payable is doubled in the event of an accidental death. In the event of disability, a maximum monthly Long-Term Disability benefit of $30,000 would be payable to age 65, following a 180-day elimination period. The amount for Mr. Bené consists of reimbursements of premiums and fees paid by him pursuant to COBRA to maintain his health benefits under the Company’s group health plans for the period from his separation of employment with Sysco until the effectiveness of health benefit coverage from his new employer. The amounts for Mr. Hourican associated with either (i) “Involuntary Termination w/o Cause, or Resignation for Good Reason” and (ii) “Termination w/o Cause following a Change in Control” represent the value of the continuation of Mr. Hourican’s health benefits under the Company’s group health plans for a period of two years and three years, respectively, following his separation of employment with Sysco.
(7)	Includes retiree medical benefits and the payment of accrued but unused vacation.
(8)	As a result of the assumption that the change in control occurred on June 27, 2020, the NEOs would not have received any incremental benefit with respect to their annual incentive awards under the 2020 MIP.
(9)	Indicates that the NEO did not qualify for retirement with respect to the applicable compensation component as of June 27, 2020.
(10)	The amounts for Mr. Hourican associated with a termination without cause following a Change in Control would be subject to a reduction of $3,820,344, which we refer to as the “280G Cutback,” pursuant to provisions in the CEO Offer Letter that provide for a reduction in benefits to the extent they are not deductible under Section 280G of the Internal Revenue Code.

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Compensation Risk Analysis

The CLD Committee oversees the Company’s executive compensation program and regularly reviews the program against Sysco’s strategic goals, industry practices and emerging trends in order to ensure alignment with stockholder interests. The CLD Committee believes that Sysco’s performance-based bonus and equity programs provide executives with incentives to create long-term stockholder value.

The CLD Committee reviews the compensation programs across the Sysco enterprise to monitor whether the program components encourage or otherwise promote the taking of inappropriate or unacceptable risks that could threaten the Company’s long-term value. In August and September 2020, at the CLD Committee’s request, Semler Brossy reviewed management’s assessment of Sysco’s fiscal 2020 enterprise-wide compensation programs and the associated risks. Management’s assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the Company to significant business risk. The CLD Committee primarily focused on the compensation for the senior executives of Sysco Corporation and its operating companies, as these are the employees whose actions have the greatest potential to expose the Company to significant business risk, although the review addressed all forms and levels of variable and other compensation applicable to the broader employee population that the CLD Committee believed could reasonably provide employees with incentives to undertake risky behavior on behalf of Sysco. Having completed this review, the CLD Committee concluded that Sysco’s long-standing practices are designed to effectively promote the creation of long-term value, discourage behavior that leads to excessive risk, and mitigate the material risks associated with executive and other compensation programs.

These practices with respect to fiscal 2020 included the following:

•	Sysco’s executive compensation programs are designed to include a mix of elements so that the compensation mix is not overly focused on either short-term or long-term incentives.
•	Sysco’s executive annual incentive award program is based on financial metrics that are objective and drive long-term stockholder value (including adjusted operating income performance, gross profit dollar growth and U.S. and Canadian broadline total case growth). Moreover, the CLD Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. The CLD Committee has the absolute discretion to remove any and all participants from the annual incentive award program prior to the end of the fiscal year to which the annual incentive award relates and may reduce the amount of the annual incentive award payment, in its discretion, at any time prior to the fiscal year end.
•	Sysco’s incentive programs do not allow for unlimited payments, and annual incentive award caps limit the extent that employees could potentially profit by taking on excessive risk.
•	Selection of two different types of long-term incentives (stock options and PSUs) for executives helps to minimize the risk that they will take actions that could cause harm to the Company and its stockholders. The value of stock options is primarily based on stock price appreciation, which is determined by how the market values our common stock, and the value of the PSUs is based on financial metrics that are objective and drive long-term stockholder value (consisting of Sysco’s earnings per share compound annual growth rate and Sysco’s three-year average adjusted return on invested capital).
•	Longer performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period. PSUs are based on a three-year performance period. Stock options become exercisable over a three-year period and remain exercisable for up to ten years from the date of grant, encouraging executives to look to long-term appreciation in equity values.
•	The stock ownership guidelines described under “Stock Ownership —Stock Ownership Guidelines” above align the interests of our executive officers with the long-term interests of all stockholders and encourage our executives to execute our strategies for growth in a prudent manner.
•	Pursuant to the CLD Committee’s enhanced clawback policy, which is described under “Compensation Discussion and Analysis — Executive Compensation Governance and Other Information — Executive Compensation Clawback and Protective Covenants” above, if (i) we are required to restate our financial statements, other than as a result of an accounting change, or (ii) an officer engages in misconduct causing material financial or reputational harm to the Company, we will be entitled recover or cancel certain incentive compensation.

Based on its most recent review, management and the CLD Committee do not believe that the compensation policies and practices of Sysco create risks that are reasonably likely to have a material adverse effect on the Company.

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ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (ITEM 2)

In accordance with Section 14A of the Exchange Act, Sysco seeks a non-binding vote from its stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote is commonly referred to as a “Say on Pay” vote because it gives stockholders a direct opportunity to express their approval or disapproval to the Company regarding its pay practices.

As discussed in detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to attract, retain and incentivize highly talented individuals who are committed to driving Sysco’s vision and strategy. We strive to link executives’ pay to their performance and their advancement of Sysco’s overall performance and business strategies, while also aligning the executives’ interests with those of stockholders. We also aim to encourage high-performing executives to drive long-term results and to remain with Sysco over the course of their careers. We believe that the amount of compensation for each named executive officer reflects their extensive management experience, continued high performance and exceptional service to Sysco and our stockholders.

We invite you to consider the details of our executive compensation as disclosed more fully throughout this proxy statement.

Regardless of the outcome of this “Say on Pay” vote, Sysco welcomes input from its stockholders regarding executive compensation and other matters related to the Company’s success generally. We believe in a corporate governance structure that is responsive to stockholder concerns, and we view this vote as a meaningful opportunity to gauge stockholder approval of our executive compensation policies. Given the information provided above and elsewhere in this proxy statement, the Board of Directors asks you to approve the following advisory resolution:

“Resolved, that Sysco’s stockholders approve, on an advisory basis, the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement.”

Required Vote

The votes cast for this proposal must exceed the votes cast against it in order for it to be approved. Accordingly, abstentions and broker non-votes will not be relevant to the outcome.

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation paid to Sysco’s named executive officers.

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REPORT OF THE AUDIT COMMITTEE

Sysco’s Audit Committee reports to, and acts on behalf of, the Board of Directors, and is composed of five directors who each satisfy the independence, financial literacy and other requirements of the New York Stock Exchange listing standards and the U.S. federal securities laws. The role of the Audit Committee is to assist the Board in its oversight of:

•	Compliance with legal and regulatory requirements;
•	Corporate accounting;
•	Reporting practices;
•	The integrity of the Company’s financial statements;
•	The qualifications, independence and performance of Ernst & Young LLP, Sysco’s independent registered public accounting firm (“Ernst & Young”);
•	The performance of Sysco’s internal audit function; and
•	Risk assessment and risk management.

During fiscal year 2020, the Audit Committee held ten meetings and fulfilled all of its responsibilities as set forth in the committee’s charter, including:

•	Reviewing with Ernst & Young and the internal auditors the overall scope and plans for their respective audits for the fiscal year;
•	Approving all audit engagement fees and terms, as well as permissible non-audit engagements with Ernst & Young (please refer to “Fees Paid to Independent Registered Public Accounting Firm” below for a detailed discussion of such fees and related approvals);
•	Reviewing the experience and qualifications of the senior members of Ernst & Young’s audit team;
•	Assuring the regular rotation of Ernst & Young’s lead audit partner as required by law, and considering whether there should be rotation of the independent registered public accounting firm itself;
•	Reviewing and discussing with management the earnings press releases prior to release to the public;
•	Meeting with Ernst & Young and the internal auditors, with and without management present, to discuss the adequacy and effectiveness of Sysco’s internal control over financial reporting and the overall quality of the Company’s financial reporting; and
•	Meeting independently with each of Sysco’s Chief Executive Officer and Sysco’s Chief Financial Officer and Chief Accounting Officer.

As required by its charter, the Audit Committee has also met and held discussions with management and Ernst & Young regarding Sysco’s audited consolidated financial statements for the fiscal year ended June 27, 2020. Management represented to the Audit Committee that Sysco’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Sec. 380), as modified or supplemented. Ernst & Young provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence”, as modified or supplemented, and the Audit Committee discussed with Ernst & Young that firm’s independence.

Based on the Audit Committee’s discussion with management and Ernst & Young and the Audit Committee’s review of the representations of management and Ernst & Young’s report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Sysco’s Annual Report on Form 10-K for the fiscal year ended June 27, 2020 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joshua D. Frank

Bradley M. Halverson, Chairman

John M. Hinshaw

Hans-Joachim Koerber

Nancy S. Newcomb

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FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of Sysco’s annual financial statements for fiscal 2020 and 2019, as well as other services rendered by Ernst & Young LLP during those periods (all of which services were approved by the Audit Committee):

	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$8,450,000	$8,842,000
Audit-Related Fees(2)	43,000	493,622
Tax Fees(3)	2,626,510	2,189,867
All Other Fees	9,090	8,644
(1)	Audit fees consisted of fees for the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the Company’s internal control over financial reporting), assistance with and review of documents filed with the SEC, and statutory audits.
(2)	Audit-related fees consisted of fees for due diligence related to mergers and acquisitions, agreed upon procedures reports, the audit of the Company’s benefit plans and other audit-related services.
(3)	For fiscal 2020, tax fees consisted of $2.2 million related to tax compliance services and $0.4 million related to other tax-related services. For fiscal 2019, tax fees consisted of $1.6 million related to tax compliance services and $0.6 million related to other tax-related services.

Pre-Approval Policy

It is the Audit Committee’s policy to comply with Section 10A(i) of the Exchange Act, which requires the Audit Committee to pre-approve all services, including audit services and permissible audit-related, tax and non-audit services, to be provided by Ernst & Young LLP to the Company, subject to an exception for certain permitted, de minimis non-audit services that are approved by the Audit Committee prior to completion of the audit. In February 2003, the Audit Committee adopted procedures authorizing the Audit Committee chairman to approve the engagement of Ernst & Young LLP to provide permitted non-audit services, provided that such pre-approval is reported to the Audit Committee at the next regular meeting and subject to the Audit Committee’s authority to withdraw such pre-approval. During fiscal 2020, Ernst & Young did not provide any services prohibited under the Sarbanes-Oxley Act of 2002.

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RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 3)

The Audit Committee of the Board has appointed Ernst & Young LLP as Sysco’s independent registered public accounting firm for fiscal 2021. Ernst & Young LLP has served as the Company’s independent public registered public accounting firm providing auditing, financial and tax services since their engagement in fiscal 2002. In determining to appoint Ernst & Young, the Audit Committee carefully considered Ernst & Young’s past performance for the Company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Although the Company is not required to seek ratification, the Audit Committee and the Board believe it is sound corporate governance to do so. If stockholders do not ratify the appointment of Ernst & Young, the current appointment will stand, but the Audit Committee will consider the stockholders’ action in determining whether to appoint Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2022.

Representatives of Ernst & Young LLP will be in attendance at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Required Vote

The votes cast for this proposal must exceed the votes cast against it in order for it to be approved. Accordingly, abstentions and broker non-votes will not be relevant to the outcome.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm for fiscal 2021.

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STOCKHOLDER PROPOSALS

Presenting Business/Nominating Directors for Election

Submitting Proposals under Rule 14a-8

If you would like to present a proposal under Rule 14a-8 of the Exchange Act at our 2021 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 9, 2021. If the date of our 2021 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive such proposals.

Recommending Director Nominees

The Governance Committee will consider any director nominees you recommend in writing for the 2021 Annual Meeting, if you submit such written recommendation in conformity with the procedural and informational requirements set forth above at “Board of Directors Matters — Election of Directors at 2020 Annual Meeting (Item 1) – Nomination Process” no later than May 1, 2021.

Submitting Proxy Access Director Nominees

If you wish to submit up to two director nominees for inclusion in the proxy statement for our 2021 Annual Meeting pursuant to Article I, Section 9 of the Company’s bylaws, the Corporate Secretary must receive your proxy access notice by August 22, 2021, but not before July 13, 2021. You must satisfy the applicable eligibility requirements of, and your proxy access notice must include the information required by, the Company’s bylaws.

Other Proposals or Director Nominees

If you want to present any other business at our 2021 Annual Meeting, including nominating one or more individuals to serve as director outside of the proxy access process pursuant to Article I, Section 7 of the Company’s bylaws, the Corporate Secretary must receive notice of your proposed business pursuant to Article I, Section 8, or notice of your proposed director nominee pursuant to Article I, Section 7, of the Company’s bylaws, by August 22, 2021, but not before July 13, 2021, and you must be a stockholder of record on the date you provide notice of your proposal to the Company and on the record date for determining stockholders entitled to notice of the meeting and to vote. In each instance you must comply with, and provide the information required by, the provisions of Article I, Section 8 and Article I, Section 7, of the Company’s bylaws, as applicable, within the deadlines specified above.

Meeting Date Changes

If the date of next year’s Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year’s Annual Meeting, we will inform you of the change, and we must receive your director nominee notices or your stockholder proposals outside of Rule 14a-8 of the Exchange Act by the latest of 90 days before the Annual Meeting, 10 days after we mail the notice of the changed date of the Annual Meeting or 10 days after we publicly disclose the changed date of the Annual Meeting.

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QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy statement and what is a proxy?

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2020 Annual Meeting of Stockholders. These three officers are Kevin P. Hourican, Joel T. Grade and Eve M. McFadden.

2.	Why did I receive a one-page notice (the “E-Proxy Notice”) in the mail regarding the Internet availability of proxy materials instead of a full printed set of proxy materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we now generally furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet. Unless you have previously signed up to receive your materials in paper, you will receive a document entitled Notice of Internet Availability of Proxy Materials (which we refer to as the “E-Proxy Notice”) and will not receive a printed copy of the proxy materials or the annual report to stockholders (unless you specifically request them). Instead, the E-Proxy Notice will instruct you as to how you may use the Internet to access and review all of the important information contained in the proxy materials, including our annual report to stockholders.

The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. Instructions for requesting printed proxy materials are included in the E-Proxy Notice. E-Proxy Notices are distributed by mail, unless you previously signed up to receive your proxy materials electronically, in which case it will be emailed to you. Set forth below is a summary of delivery methods.

•	Stockholders who previously signed up to Receive Proxy Materials Electronically: If you previously signed up to receive proxy materials electronically, we will send the E-Proxy Notice to you via e-mail, to the last e-mail address you have supplied to us. We will e-mail electronic E-Proxy Notices on or about October 7, 2020.
•	Stockholders who previously signed up to Receive Future Proxy Materials in Printed Format by Mail: If you previously submitted a valid election to receive all proxy materials in printed format, then we will send you a full set of printed proxy materials, including our annual report to stockholders. We will begin mailing these materials on or about October 7, 2020.
•	All other Stockholders: If you have not submitted any elections, we will send you a printed E-Proxy Notice by mail. We will begin mailing E-Proxy Notices on or about October 7, 2020.

Receiving Future Proxy Materials Electronically and Receiving the E-Proxy Notice by e-mail: If you previously elected to receive your proxy materials in printed format, but would like to receive an E-Proxy Notice only and use the Internet to access proxy materials, please visit http://enroll.icsdelivery.com/syy for additional information. This would significantly reduce our printing and postage costs and eliminate bulky paper documents from your personal files. To receive your E-Proxy Notice by e-mail, please visit http://enroll.icsdelivery.com/syy for additional information.

3.	What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

These terms describe the manner in which your shares are held. If your shares are registered directly in your name with the Company’s registrar and transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered a “stockholder of record” with respect to those shares.

If your shares are held through a brokerage account, bank, trust or other nominee as custodian on your behalf, you are considered the “beneficial owner” or “street name holder” of those shares. See questions 5, 6 and 9 below for important information for beneficial owners.

4.	How do I vote?

You may vote your shares as follows, whether you are a stockholder of record or a beneficial owner:

•	At the Annual Meeting. You must enter the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable, at the time you log into the meeting at virtualshareholdermeeting.com/SYY2020. For information about attending the Annual Meeting, please see question 5 below.
•	By telephone or Internet (see the instructions at www.ProxyVote.com). All stockholders of record may also vote by touchtone telephone from the U.S., Puerto Rico and Canada, using the toll-free telephone number

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on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials. Stockholders of record may also vote through the Internet via our stockholders forum located at www.ProxyVote.com. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•	By Written Proxy. All stockholders of record can vote by written proxy card. If you received a printed copy of these proxy materials by mail, you may vote by signing, dating and mailing the enclosed proxy card. If you received an E-Proxy Notice, see question 2 above for instructions on obtaining a printed copy of these proxy materials, including a proxy card. If you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank, broker or other intermediary.

5.	How do I attend the Annual Meeting?

Due to public health concerns regarding the COVID-19 pandemic we are holding the Annual Meeting in a virtual-only meeting format to support the health and well-being of our employees and stockholders. You will not be able to attend the Annual Meeting at a physical location.

If you are a registered stockholder or beneficial owner of common stock holding shares at the close of business on the record date (September 21, 2020), you may attend the Annual Meeting by visiting virtualshareholdermeeting.com/SYY2020 and logging in by entering the 16-digit control number found on your proxy card, voter instruction form or Notice, as applicable. If you lose your 16-digit control number or are not a stockholder, you will be able to attend the meeting by visiting virtualshareholdermeeting.com/SYY2020 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting. You may also log into virtualshareholdermeeting.com/SYY2020 beginning at 9:45 a.m. (Central Time) on November 20, 2020. The Annual Meeting will begin promptly at 10:00 a.m. (Central Time) on November 20. 2020. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual shareholder meeting site for assistance.

If you have any additional questions about the Annual Meeting, please contact Sysco’s Investor Relations Department by email at Investor_Relations@corp.sysco.com or by telephone at 281-584-2615.

6.	How do I raise questions during the Annual Meeting?

Stockholders will be able to submit questions upon accessing the virtual meeting until the conclusion of the meeting by typing the question into the “Ask a Question” field and clicking “Submit.” We will answer questions that comply with the meeting rules of conduct during the Annual Meeting, subject to time constraints. If we receive substantially similar questions, we may group such questions together. Questions relevant to meeting matters that we do not have time to answer during the Annual Meeting will be posted to our website following the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered.

7.	What are my voting choices for each of the proposals to be voted on at the Annual Meeting?

Proposal	Voting Choices and Board Recommendation
Item 1: Election of Twelve Director Nominees

•  vote in favor of all nominees;

•  vote against all nominees;

•  vote for or against specific nominees;

•  abstain from voting with respect to all nominees; or

•  abstain from voting with respect to specific nominees.

The Board recommends a vote FOR each of the nominees.

Item 2: Advisory Proposal to Approve Executive Compensation	• vote in favor of the advisory proposal; • vote against the advisory proposal; or • abstain from voting on the advisory proposal.
The Board recommends a vote FOR the advisory proposal to approve executive compensation.
Item 3: Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	• vote in favor of the ratification; • vote against the ratification; or • abstain from voting on the ratification. The Board recommends a vote FOR the ratification.

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8.	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choices for each matter on the proxy card. If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If no specific instructions are given, proxies that are signed and returned will be voted:

•	FOR the election of the twelve nominees for director;
•	FOR the approval of the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement; and
•	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2021.

Proxies will be voted in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting.

9.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. The election of directors and the advisory proposal to approve executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

10.	What can I do if I want to revoke or change my vote?

You may revoke or change your proxy at any time prior to the completion of voting at the Annual Meeting by:

•	delivering written notice of revocation to Sysco’s Corporate Secretary in time for her to receive it before the Annual Meeting;
•	voting again by telephone, Internet or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or
•	voting during the Annual Meeting by entering the 16-digit control number found on your proxy card, voter instruction form, or Notice, as applicable.
The last vote that we receive from you will be the vote that is counted.

11.	Is there a quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of at least 35% of all the shares entitled to vote at the meeting are present in person or by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain broker non-votes as to one or more items.

12.	What votes are necessary for action to be taken?

Sysco’s Bylaws and Corporate Governance Guidelines include a majority vote standard for uncontested director elections. Since the number of nominees timely nominated for the Annual Meeting does not exceed the number of directors to be elected, each director to be elected shall be elected if the number of votes cast “for” election of the director exceeds those cast “against.” Any incumbent director who is not re-elected will be required to tender his or her resignation promptly following certification of the stockholders’ vote. The Governance Committee will consider the tendered resignation and recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. The Board will act on the recommendation within 120 days following certification of the stockholders’ vote and will promptly make a public disclosure of its decision regarding whether to accept the director’s resignation offer.

Pursuant to Sysco’s Bylaws, the affirmative vote of a majority of the votes cast, either for or against, is required for the approval of:

•	the non-binding, advisory proposal to approve the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K; and
•	the ratification of the appointment of the independent registered public accounting firm.

As an advisory vote, the proposal to approve executive compensation (Item 2) is not binding upon the Company. However, the CLD Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

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In light of the stockholder recommendation at Sysco’s 2017 Annual Meeting of Stockholders regarding the frequency of the stockholder advisory votes on executive compensation, it is the current intention of the Sysco Board of Directors to conduct an annual stockholder advisory vote on executive compensation until the next required vote on the frequency of stockholder advisory votes on executive compensation that will occur at our 2023 Annual Meeting of Stockholders.

Broker non-votes will be disregarded with respect to the election of directors and each of the other proposals. Abstentions will be disregarded with respect to the election of directors and all of the other proposals.

13.	Who will count votes?

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspector(s) of Election will determine, and retain for a reasonable period, a record of the disposition of any challenges and questions arising in connection with the right to vote, and will count all votes and ballots cast for and against and any abstentions or broker non-votes with respect to all proposals and will determine the results of each vote.

14.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner. Broker non-votes will be disregarded with respect to the election of directors and each of the other proposals, and abstentions will be disregarded with respect to the election of directors and all other proposals.

15.	How are proxies solicited and what are the costs of proxy solicitation?

We will pay all of the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and employees of the Company (who will not receive any additional compensation for any solicitation of proxies).

We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials. We have retained Georgeson Shareholder Communications to help us solicit proxies from these entities and certain other stockholders, in writing or by telephone, at an estimated fee of $12,000 plus reimbursement for their out-of-pocket expenses.

16.	Will any other matters be presented at the Annual Meeting?

We do not know of any matter that will be presented at the Annual Meeting other than the election of directors and the other proposals discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, your proxies will vote on such matter in their best judgment.

17.	Where can I access the Annual Report?

We will furnish additional copies of our annual report to stockholders, which includes our Annual Report on Form 10-K, without exhibits, for the fiscal year ended June 27, 2020, as filed with the SEC (the “Form 10-K”), for no charge, upon your written request if you are a record or beneficial owner of Sysco Corporation Common Stock whose proxy we are soliciting in connection with the Annual Meeting.

Please address requests for a copy of the Form 10-K to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Form 10-K is also available on our website under “Investors—SEC Filings–Annual Reports” at www.sysco.com.

18.	What is Householding and where can I get additional copies of proxy materials?

If you share the same last name and address with another Sysco stockholder, you and the other stockholders at your address may receive only one copy of the E-Proxy Notice and any other proxy materials we choose to mail, unless contrary instructions are provided from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice and any other proxy materials that we mail, at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice and other proxy materials, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice and other proxy materials to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or call Broadridge at (866) 540-7095.

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19.	Will the Company announce the voting results?

We will announce the preliminary voting results during the Annual Meeting. We will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

20.	Does the Company have a policy about directors’ attendance at the Annual Meeting of Stockholders?

It is the Board’s policy that directors attend the Annual Meeting, to the extent practicable. All directors who were in office at that time attended the annual meeting of stockholders held in November 2019.

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ANNEX I – NON-GAAP RECONCILIATIONS

Sysco’s results of operations for fiscal 2020 and fiscal 2019 were impacted by restructuring and transformational project costs consisting of: (1) expenses associated with our various transformation initiatives; (2) severance and facility closure charges; and (3) restructuring charges. All acquisition-related costs in fiscal 2020 and fiscal 2019 that have been designated as Certain Items relate to the Brakes Acquisition. These include acquisition-related intangible amortization expense. Fiscal 2020 results of operations were also negatively impacted by costs arising from the COVID-19 pandemic, most significantly including (1) excess bad debt expense, (2) goodwill impairment charges and (3) fixed asset impairment charges. Many of Sysco’s customers, including those in the restaurant, hospitality and education segments, are closed or operating at a substantially reduced volume due to governmental requirements for closures or other social-distancing measures. Some of these customers have ceased paying their outstanding receivables, creating uncertainty as to their collectability. We have experienced an increase in past due receivables and have recognized additional bad debt charges. We have estimated uncollectible amounts by applying write-off percentages based on an aging of past due receivables. These write-off percentages are based in part on historical loss experience, including losses incurred during times of local and regional disasters. We have estimated the amount attributable to the impact of the COVID-19 pandemic on our customers by comparing our June allowance results to average results for periods ended prior to the onset of the COVID-19 pandemic, with excess amounts being a reasonable estimate of what the reserve for the allowance for doubtful accounts would have been for fiscal 2020, absent the impact of the COVID-19 pandemic. Because the COVID-19 pandemic is more widespread and longer in duration than historical disasters impacting our business, it is possible that actual uncollectible amounts will differ and additional charges may be required in fiscal 2021. Although Sysco traditionally incurs bad debt expense, the magnitude of such expenses that we have experienced since the onset of the COVID-19 pandemic is not indicative of our normal operations. Our adjusted results have not been normalized in a manner that would exclude the full impact of the COVID-19 pandemic on our business. As such, Sysco has not adjusted its results for lost sales, inventory write-offs or other costs associated with the COVID-19 pandemic not previously stated. Fiscal 2019 Certain Items include the gain on sale of Iowa Premium and the impact of recognizing a foreign tax credit.

More information on the rationale for the use of these measures can be found in our Annual Report on Form 10-K for fiscal 2020. In the reconciliation tables below, “NM” indicates that the percentage change is not meaningful.

The results of our foreign operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our International Foodservice Operations results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items and presenting its International Foodservice Operations results on a constant currency basis, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

More information on the rationale for the use of these measures can be found in our Annual Report on Form 10-K for fiscal 2020. In the reconciliation tables below, “NM” indicates that the percentage change is not meaningful.

Adjusted Operating Expense Non-GAAP Reconciliation (Letter from CEO and Executive Chair)

(in thousands)	2020	2019	Period Change ($)	Period Change (%)
Operating Expenses (GAAP)	$9,152,159	$9,078,837	$73,322	0.8%
Impact of restructuring and transformational project costs(1)	(371,088)	(325,300)	(45,788)	14.1
Impact of acquisition-related costs(2)	(64,793)	(77,832)	13,039	(16.8)
Impact of excess bad debt expense	(323,403)	—	(323,403)	NM
Impact of goodwill impairment	(203,206)	—	(203,206)	NM
Operating Expenses Adjusted for Certain Items (Non-GAAP)	$8,189,669	$8,675,705	$(486,036)	(5.6)%
(1)	Fiscal 2020 includes $265 million related to restructuring, severance and facility closure charges, of which $99 million relates to severance charges. Fiscal 2020 also includes $106 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $174 million related to severance, restructuring and facility closure charges in Europe and Canada and at Corporate, of which $61 million relates to our France restructuring (i.e., our integration of Brake France and Davigel into Sysco France), and $151 million related to various transformation initiative costs, of which $18 million relates to accelerated depreciation with regard to software that was replaced.
(2)	Fiscal 2020 and fiscal 2019 include $65 million and $77 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice and integration costs in fiscal 2019.

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Adjusted Operating Income Non-GAAP Reconciliation (Letter from CEO and Executive Chair/Business Highlights/Management Incentive Plan Measurement)

(in thousands)	2020	2019	Period Change ($)	Period Change (%)
Operating Income (GAAP)	$749,505	$2,330,150	$(1,580,645)	(67.8)%
Impact of restructuring and transformational project costs(1)	371,088	325,300	45,788	14.1
Impact of acquisition-related costs(2)	64,793	77,832	(13,039)	(16.8)
Impact of excess bad debt expense	323,403	—	323,403	NM
Impact of goodwill impairment	203,206	—	203,206	NM
Operating Income Adjusted for Certain Items (Non-GAAP)	$1,711,995	$2,733,282	$(1,021,287)	(37.4)%
Other adjustments (primarily the impact of currency fluctuations)(3)	(2,918)	—	(2,918)	NM
Comparable Operating Income using a Constant Dollar Basis (Non-GAAP)	$1,709,077	$2,733,282	$(1,024,205)	(37.5)%
(1)	Fiscal 2020 includes $265 million related to restructuring, severance and facility closure charges, of which $99 million relates to severance charges. Fiscal 2020 also includes $106 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $174 million related to severance, restructuring and facility closure charges in Europe and Canada and at Corporate, of which $61 million relates to our France restructuring (i.e., our integration of Brake France and Davigel into Sysco France), and $151 million related to various transformation initiative costs, of which $18 million relates to accelerated depreciation with regard to software that was replaced.
(2)	Fiscal 2020 and fiscal 2019 include $65 million and $77 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice and integration costs in fiscal 2019.
(3)	Fiscal 2020 and fiscal 2019 performance measures for Sysco’s MIP include a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results. The majority of the constant currency adjustment eliminated the impact of fluctuations in the pound sterling, Euro, Swedish krona, Canadian dollar, Costa Rican colone and Mexican peso.

Adjusted Earnings Per Share Non-GAAP Reconciliation (Letter from CEO and Executive Chair/Business Highlights)

	2020	2019	Period Change ($)	Period Change (%)
Diluted Earnings Per Share (GAAP)	$0.42	$3.20	$(2.78)	(86.9)%
Impact of restructuring and transformational project costs(1)	0.72	0.62	0.10	16.1
Impact of acquisition-related costs(2)	0.13	0.15	(0.02)	(13.3)
Impact of excess bad debt expense	0.63	—	0.63	NM
Impact of goodwill impairment	0.40	—	0.40	NM
Impact of impairment on assets held for sale	0.09	—	0.09	NM
Impact of gain on sale of Iowa Premium	—	(0.13)	0.13	NM
Tax impact of restructuring and transformational project costs(3)	(0.18)	(0.16)	(0.02)	12.5
Tax impact of acquisition-related costs(3)	(0.03)	(0.04)	0.01	(25.0)
Tax impact of excess bad debt expense(3)	(0.15)	—	(0.15)	NM
Tax impact of impairment on assets held for sale(3)	(0.02)	—	(0.02)	NM
Tax impact of gain on sale of Iowa Premium(3)	—	0.03	(0.03)	NM
Impact of foreign tax credit benefit	—	(0.18)	0.18	NM
Impact of France, U.K. and Sweden tax law changes	—	0.01	(0.01)	NM
Impact of US transition tax	—	0.03	(0.03)	NM
Diluted EPS Adjusted for Certain Items (Non-GAAP)(4)	$2.01	$3.55	$(1.54)	(43.4)%
Diluted shares outstanding	514,025,974	523,381,124
(1)	Fiscal 2020 includes $265 million related to restructuring, severance and facility closure charges, of which $99 million relate to severance charges. Fiscal 2020 also includes $106 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $174 million related to severance, restructuring and facility closure charges in Europe and Canada and at Corporate, of which $61 million relates to our France restructuring (i.e., our integration of Brake France and Davigel into Sysco France), and $151 million related to various transformation initiative costs, of which $18 million relates to accelerated depreciation with regard to software that was replaced.
(2)	Fiscal 2020 and fiscal 2019 include $65 million and $77 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice and integration costs in fiscal 2019.
(3)	The tax impact of adjustments for Certain Items are calculated my multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.
(4)	Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

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Adjusted Net Earnings Non-GAAP Reconciliation (Business Highlights)

(in thousands, except for share and per share data)	2020	2019	Period Change ($)	Period Change (%)
Net Earnings (GAAP)	$215,475	$1,674,271	$(1,458,796)	(87.1)%
Impact of restructuring and transformational project costs(1)	371,088	325,300	45,788	14.1
Impact of acquisition-related costs(2)	64,793	77,832	(13,039)	(16.8)
Impact of excess bad debt expense	323,403	—	323,403	NM
Impact of goodwill impairment	203,206	—	203,206	NM
Impact of impairment on assets held for sale	46,968	—	46,968	NM
Impact of gain on sale of Iowa Premium	—	(66,309)	66,309	NM
Tax impact of restructuring and transformational project costs(3)	(90,683)	(81,722)	(8,961)	11.0
Tax impact of acquisition-related costs(3)	(13,641)	(19,553)	5,912	(30.2)
Tax impact of excess bad debt expense(3)	(76,864)	—	(76,864)	NM
Tax impact of impairment on assets held for sale(3)	(12,644)	—	(12,644)	NM
Tax impact of gain on sale of Iowa Premium(3)	—	18,119	(18,119)	NM
Impact of French tax rate change	924	—	924	NM
Impact of foreign tax credit benefit	—	(95,067)	95,067	NM
Impact of France, U.K. and Sweden tax law changes	—	6,464	(6,464)	NM
Impact of US transition tax	—	17,516	(17,516)	NM
Net Earnings Adjusted for Certain Items (Non-GAAP)	$1,032,025	$1,856,851	$(824,826)	(44.4)%
(1)	Fiscal 2020 includes $265 million related to restructuring, severance and facility closure charges, of which $99 million relate to severance charges. Fiscal 2020 also includes $106 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $174 million related to severance, restructuring and facility closure charges in Europe and Canada and at Corporate, of which $61 million relates to our France restructuring (i.e., our integration of Brake France and Davigel into Sysco France), and $151 million related to various transformation initiative costs, of which $18 million relates to accelerated depreciation with regard to software that was replaced.
(2)	Fiscal 2020 and fiscal 2019 include $65 million and $77 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice and integration costs in fiscal 2019.
(3)	The tax impact of adjustments for Certain Items are calculated my multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

Adjusted Gross Profit Non-GAAP Reconciliation (Management Incentive Plan Measurement)

(in thousands)	2020	2019	Period Change ($)	Period Change (%)
Gross Profit	$9,901,664	$11,408,987	$(1,507,323)	(13.2)%
Other adjustments (primarily the impact of currency fluctuations)(1)	44,125	—	44,125	NM
Comparable Gross Profit using a Constant Dollar Basis (Non-GAAP)	$9,945,789	$11,408,987	$(1,463,198)	(12.8)%
(1)	Fiscal 2020 and fiscal 2019 performance measures for Sysco’s MIP include a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results. The majority of the constant currency adjustment eliminated the impact of fluctuations in the pound sterling, Euro, Swedish krona, Canadian dollar, Costa Rican colone and Mexican peso.

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U.S. Foodservice Operations Adjusted Operating Income Non-GAAP Reconciliation (Management Incentive Plan Measurement)

Sysco’s management incentive plan for Mr. Bertrand provides for adjustments to the U.S. Foodservice Operations operating income metric to exclude the impact of the Certain Items identified below. As a result, in the non-GAAP reconciliation below for fiscal 2020, U.S. Foodservice Operations operating income has been adjusted to reflect these adjustments. The resulting adjusted operating income was used in the measurement of the results of the management incentive plan.

U.S. FOODSERVICE OPERATIONS

(in thousands)	2020	2019	Period Change ($)	Period Change (%)
Operating Expenses (GAAP)	$5,251,563	$5,257,233	$(5,670)	(0.1)%
Impact of restructuring and transformational project costs(1)	(10,145)	—	(10,145)	NM
Impact of excess bad debt expense	(230,654)	—	(230,654)	NM
Operating Expenses Adjusted for Certain Items (Non-GAAP)	$5,010,764	$5,257,233	$(246,469)	(4.7)%
Operating Income (GAAP)	$2,003,159	$2,991,794	$(988,635)	(33.0)%
Impact of restructuring and transformational projects costs(1)	10,145	—	10,145	NM
Impact of excess bad debt expense	230,654	—	230,654	NM
Operating Income Adjusted for Certain Items (Non-GAAP)	$2,243,958	$2,991,794	$(747,836)	(25.0)%
(1)	Includes charges related to restructuring and business transformation projects.

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Adjusted EPS CAGR Non-GAAP Reconciliation (Performance Share Unit Measurement)

Sysco’s Fiscal Year 2018 Performance Share Unit Program (the “PSU Program”) provides for adjustments to the earnings per share compound annual growth rate (“CAGR”) metric to exclude the impact of Certain Items from earnings and the impact of the lower federal income tax rate, which was implemented beginning in the second half of fiscal 2018 resulting from U.S. tax reform. As a result, in the non-GAAP reconciliation below for fiscal 2020 and 2017, earnings per share CAGR for each period has been adjusted to reflect these adjustments. The resulting adjusted earnings per share CAGR was used in the measurement of the results of the PSU Program.

(in thousands, except for share and per share data)	2020	2017	Period Change ($)	Period Change (%)	CAGR
Net Earnings (GAAP)	$215,475	$1,142,503	$(927,028)	(81.1)%	(42.7)%
Impact of restructuring and transformational project costs(1)	371,088	161,011	210,077	NM
Impact of acquisition-related costs(2)	64,793	102,049	(37,256)	(36.5)
Impact of excess bad debt expense	323,403	—	323,403	NM
Impact of goodwill impairment	203,206	—	203,206	NM
Impact of impairment on assets held for sale	46,968	—	46,968	NM
Impact of MEPP charge	—	35,600	(35,600)	NM
Tax impact of restructuring and transformational project costs(3)	(90,683)	(51,184)	(39,499)	77.2
Tax impact of acquisition-related costs(3)	(13,641)	(19,003)	5,362	(28.2)
Tax impact of MEPP charge(3)	—	(11,903)	11,903	NM
Tax impact of excess bad debt expense(3)	(76,864)	—	(76,864)	NM
Tax impact of impairment on assets held for sale(3)	(12,644)	—	(12,644)	NM
Impact of French tax rate change	924	—	924	NM
Net Earnings Adjusted for Certain Items (Non-GAAP)	$1,032,025	$1,359,073	$(327,048)	(24.1)%	(8.8)%
Impact of U.S. Tax Reform(4)	(154,208)	—	(154,208)	NM
Net Earnings Adjusted for Certain Items and Excluding the Impact of U.S. Tax Reform	$877,818	$1,359,073	$(481,255)	(35.4)%	(13.6)%
Diluted Earnings Per Share (GAAP)	$0.42	$2.08	$(1.66)	(79.8)%	(41.3)%
Impact of restructuring and transformational project costs(1)	0.72	0.29	0.43	NM
Impact of acquisition-related costs(2)	0.13	0.19	(0.06)	(31.6)
Impact of excess bad debt expense	0.63	—	0.63	NM
Impact of goodwill impairment	0.40	—	0.40	NM
Impact of impairment on assets held for sale	0.09	—	0.09	NM
Impact of MEPP charge	—	0.06	(0.06)	NM
Tax impact of restructuring and transformational project costs(3)	(0.18)	(0.09)	(0.09)	NM
Tax impact of acquisition-related costs(3)	(0.03)	(0.03)	—	NM
Tax impact of MEPP charge(3)	—	(0.02)	0.02	NM
Tax impact of excess bad debt expense(3)	(0.15)	—	(0.15)	NM
Tax impact of impairment on assets held for sale(3)	(0.02)	—	(0.02)	NM
Impact of French tax rate Change	—	—	—	NM
Diluted EPS Adjusted for Certain Items (Non-GAAP)(5)	$2.01	$2.48	$(0.47)	(19.0)%	(6.8)%
Impact of U.S. tax reform(4)	(0.30)	—	(0.30)	NM
Diluted EPS Adjusted for Certain Items and Excluding the Impact of U.S. Tax Reform (Non-GAAP)(5)	$1.71	$2.48	$(0.77)	(31.0)%	(11.7)%
Diluted shares outstanding	514,025,974	548,545,027
(1)	Fiscal 2020 includes $265 million related to restructuring, severance and facility closure charges, of which $99 million relates to severance charges. Fiscal 2020 also includes $106 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2017 includes $111 million in accelerated depreciation associated with our revised business technology strategy and $46 million related to professional fees on 3-year financial objectives, restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjunction with our revised business technology strategy and severance charges related to restructuring.
(2)	Fiscal 2020 and fiscal 2017 include $65 million and $76 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice and integration costs. Fiscal 2017 includes $24 million in transaction costs.
(3)	The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Items was incurred.
(4)	Represents the removal of tax rate benefit due to U.S. tax reform following the enactment of the Tax Cuts and Jobs Act, which was implemented beginning in the second half of fiscal 2018.
(5)	Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

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Adjusted Return on Invested Capital Non-GAAP Reconciliation (Performance Share Unit Measurement)

The PSU Program provides for adjustments to the return on invested capital (“ROIC”) metric to exclude the impact of, among other things, Certain Items from earnings, the benefits due to U.S. tax reform and the impact of foreign currency translation. As a result, in the non-GAAP reconciliation below for fiscal 2020, 2019 and 2018, ROIC for each period has been adjusted to reflect these adjustments where applicable. The resulting adjusted ROIC was used in the measurement of the results of the PSU Program.

(in thousands)	2020		2019		2018		3 Year Average
Net Earnings (GAAP)	$215,475		$1,674,271		$1,430,766
Impact of Certain Items on net earnings	816,551		182,580		229,071
Other adjustments	(153,383	)(1)	(246,762	)(1)	(133,837	)(1)
Adjusted Net Earnings (Non-GAAP)	$878,643		$1,610,089		$1,526,000
Invested Capital (GAAP)	$12,317,945		$10,971,890		$11,042,773
Adjustments to invested capital	(777,012	)(2)	347,290	(2)	275,125	(2)
Compensation adjustments	(278,617	)(1)	(42,092	)(1)	(58,709	)(1)
Adjusted Invested Capital (Non-GAAP)	$11,262,316		$11,277,087		$11,259,190
Return on Invested Capital (GAAP)	1.7%		15.3%		13.0%		10.0%
Adjusted Return on Invested Capital (Non-GAAP)	7.8%		14.3%		13.6%		11.9%
(1)	Other adjustments to net earnings and shareholder’s equity primarily include the removal of tax rate benefits due to U.S. tax reform, which was implemented beginning in the second half of fiscal 2018.
(2)	Shareholder’s equity adjustments include the impact of Certain Items from earnings, removal of tax rate benefits due to U.S. tax reform and removal of foreign currency translation adjustments that arose in the fiscal year.

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Sysco®
At the heart of food and service

1390 Enclave Parkway
Houston, Texas 77077-2099

281.584.1390
www.sysco.com

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SYSCO CORPORATION
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SYY2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 19, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D24564-P44412 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYSCO CORPORATION

The Board of Directors recommends you vote FOR each listed nominee.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Daniel J. Brutto	☐	☐	☐
1b. John M. Cassaday	☐	☐	☐
1c. Joshua D. Frank	☐	☐	☐
1d. Larry C. Glasscock	☐	☐	☐
1e. Bradley M. Halverson	☐	☐	☐
1f. John M. Hinshaw	☐	☐	☐
1g. Kevin P. Hourican	☐	☐	☐
1h. Hans-Joachim Koerber	☐	☐	☐
1i. Stephanie A. Lundquist	☐	☐	☐
1j. Nelson Peltz	☐	☐	☐
1k. Edward D. Shirley	☐	☐	☐
1l. Sheila G. Talton	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To approve, by advisory vote, the compensation paid to Sysco's named executive officers, as disclosed in Sysco's 2020 proxy statement.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. To ratify the appointment of Ernst & Young LLP as Sysco's independent registered public accounting firm for fiscal 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D24565-P44412

SYSCO CORPORATION
Annual Meeting of Stockholders
November 20, 2020 10:00 AM (CT)
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints Kevin P. Hourican, Joel T. Grade and Eve M. McFadden, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SYSCO CORPORATION to be held on Friday, November 20, 2020, at 10:00 AM (CT), in a virtual-only format by visiting www.virtualshareholdermeeting.com/SYY2020 or any adjournment or postponement thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated October 7, 2020, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned's name, place and stead. **The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side. Those proxies signed and returned with no choice indicated will be voted "FOR" each of the nominees for director, "FOR" Proposal 2 and "FOR" Proposal 3, and will be voted in the discretion of the proxy holders on any other matter that may properly come before the meeting and any adjournment or postponement of the Annual Meeting.** Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

Continued and to be signed on reverse side